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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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/ /	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
BellSouth Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BELLSOUTH

>> Proxy Statement >>>

Notice of 2001 Annual Meeting

Annual Financial Statements
and Review of Operations

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time:	9:00 a.m. Monday, April 23, 2001
Place:	Cobb Galleria Centre Ballroom 2 Galleria Parkway Atlanta, Georgia 30339
Items of Business:	1) Elect four directors.
2) Ratify the appointment of PricewaterhouseCoopers LLP, certified public accountants, as BellSouth's independent auditors for the year 2001.
3) Transact such other business as may properly come before the meeting, and any adjournment or postponement, including the consideration of one shareholder proposal.
Who May Vote:	You can vote if you were a shareholder of record on March 5, 2001.
Annual Report:	A copy of the Annual Report is enclosed.
Proxy Voting:	Your vote is important. Please vote in one of these ways:
1) Use the toll-free telephone number shown on the proxy card;
2) Visit the web site listed on your proxy card;
3) Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope; or,
4) Submit a ballot at the Annual Meeting.

March 13, 2001
Dear Shareholder,

You are cordially invited to attend the 2001 Annual Meeting of BellSouth Shareholders to be held on Monday, April 23, 2001 in Atlanta, Georgia. The meeting will begin with discussion and voting on the matters set forth in this proxy statement, followed by a report by our Chairman on BellSouth's operations and financial performance. Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly voting and submitting your proxy. Please note that you can vote your proxy in any of these four ways: by voting over the telephone, via the Internet, mailing in the proxy card, or by voting at the meeting. More detailed voting instructions are included on your proxy card and on an instructional flyer in this shareholder package.

  •
  As you may remember, due to a change in the Georgia law, BellSouth shareholders were allowed to vote their proxies electronically by telephone or Internet for the first time last year. Telephone and Internet voting give you the convenience of voting 24 hours a day, seven days a week. Additionally, electronic voting is a more cost effective way for BellSouth to gather the votes. We are pleased to tell you that 33% of those BellSouth shareholders who voted during last year's annual meeting proxy season voted electronically. This increased to 35% for the special meeting in December.

  •
  We will offer you the opportunity during this year's voting process to elect to view future proxy material on the Internet, rather than receive paper copies in the mail. Electing this option will help BellSouth reduce printing and postage costs, and is more environmentally friendly. Additional information may be found in the enclosed instructional flyer and in the General Information section of this proxy statement.

  •
  We will provide live coverage of the annual meeting from our web site at www.bellsouth.com/investor. Additionally, we will maintain copies of the slides and audio of the Chairman's presentation to the 2001 Annual Meeting on the web site for reference after the meeting. We hope this will allow those of you who cannot attend the meeting to hear Mr. Ackerman's message.

We look forward to seeing you at the 2001 Annual Meeting. On behalf of the management and directors of BellSouth Corporation, I want to thank you for your continued support and confidence in BellSouth.

Sincerely,

/s/ Carl E. Swearingen

Carl E. Swearingen
Senior Vice President—Corporate Compliance and Corporate Secretary

PROXY STATEMENT

VOTING INFORMATION

Purpose

This Proxy Statement and the accompanying proxy card are being mailed to BellSouth shareholders beginning March 13, 2001. The BellSouth Board of Directors is soliciting proxies to be used at the 2001 Annual Meeting of BellSouth Shareholders which will be held on April 23, 2001. Proxies are solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted on at the Annual Meeting or any adjournment of that meeting.

Who Can Vote

You are entitled to vote if you were a shareholder of record of BellSouth stock as of the close of business on March 5, 2001. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

Shares Outstanding

Forty percent of the voting power of the outstanding shares of BellSouth stock must be present, either in person or represented by proxy, to conduct the Annual Meeting of BellSouth Shareholders. On February 1, 2001, 1,908,120,754 shares of BellSouth stock were outstanding. This total includes shares issued to certain grantor trusts, which are not considered outstanding for financial reporting purposes. We do not know of any shareholder who beneficially owned more than five percent of BellSouth's stock as of February 1, 2001.

Proxy Card

The Board has designated a Directors' Proxy Committee, which votes the shares represented by proxies at the Annual Meeting of Shareholders. Its members are Messrs. Reuben V. Anderson, James H. Blanchard, and John G. Medlin, Jr.

If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the Directors' Proxy Committee in favor of the election of all of the director nominees and in accordance with the directors' recommendations on the other proposals listed on the proxy card. The Committee will vote in its discretion on any other matter that may properly come before the meeting.

If you wish to assign your proxy to someone other than the Directors' Proxy Committee, you should cross out all three names of the Committee members appearing on the proxy card and insert the name(s) of up to three other people. The person or persons representing you must present your signed proxy card and a ballot at the meeting to vote your shares.

Voting of Shares

Each share of BellSouth stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies.

BellSouth Direct Investment Plan:  If you participate in this Plan, your proxy card represents shares held in the Plan, as well as shares you hold in certificate form registered in the same name.

For BellSouth Employees:  If you are a registered shareholder and/or own stock in one or more of the following employee payroll-based plans and the accounts are registered in the same name, you will receive one proxy card which will serve as voting instructions to the Directors' Proxy Committee, if applicable, and also to the trustees of those plans.

  BellSouth Employee Stock Ownership Plan (PAYSOP)
  BellSouth Employee Stock Investment Plan (ESIP)
  BellSouth Employee Stock Purchase Plan (ESPP)
  BellSouth Savings and Security Plan (SSP)
  BellSouth Retirement Savings Plan (BRSP)

The trustee will vote plan shares in the PAYSOP, the SSP and the BRSP represented by proxy cards which are not signed and returned (or otherwise voted) in the same proportion as shares are voted for each plan. Shares in the ESIP and ESPP are not voted unless the card is signed and returned (or otherwise voted).

Required Votes—Election of Director Nominees

Directors are elected by a plurality of the votes, which means the four nominees who receive the largest number of properly executed votes will be elected as directors. Each share of BellSouth stock is entitled to one vote for each of four director nominees. Cumulative voting is not permitted. Shares that are represented by proxies which are marked "withhold authority" for the election of one or more director nominees will not be counted in determining the number of votes cast for those persons.

Required Votes—Other Matters

The affirmative vote of a majority of the shares present (in person or by proxy and entitled to vote at the Annual Meeting) is needed to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors, and to approve the shareholder proposal. Any other matters properly considered at the meeting will be determined by a majority of the votes cast.

Tabulation of Votes

Under certain circumstances, brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called "broker non-votes"). In such cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included in the vote totals with respect to those matters and, therefore, will have no effect on the vote. In addition, proxy cards which are marked to deny discretionary authority on other matters considered at the meeting will not be counted in determining the number of votes cast with respect to those matters.

How You Can Vote

You may vote by proxy or in person at the meeting. To vote by proxy, you may select one of the following options:

Vote By Telephone:

    You can vote your shares by telephone by calling the toll-free telephone number (at no cost to you) shown on your proxy card. You must have a touch-tone phone to use this option. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. You can also consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote by telephone, you do NOT need to return your proxy card.

Vote By Internet:

    You can also choose to vote on the Internet. The web site for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been properly recorded, and you can consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote on the Internet, you do NOT need to return your proxy card.

Vote By Mail:

    If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. If you wish to view future proxy statements and annual reports on the Internet, check the box provided on the card.

Revocation of Proxy

If you vote by proxy, you may revoke that proxy at any time before it is voted at the meeting. You may do this by (a) signing another proxy card with a later date and returning it to us prior to the meeting, (b) voting again by telephone or on the Internet prior to the meeting, or (c) attending the meeting in person and casting a ballot.

DIRECTORS' PROPOSALS

PROPOSAL 1: ELECTION OF DIRECTORS

At the date of this Proxy Statement, the Board of Directors of BellSouth consists of 13 members, 12 of whom are nonemployee directors. The Board is divided into three classes with three-year terms. The terms are staggered so that the term of one class expires at each annual meeting of BellSouth shareholders. Four director nominees have been nominated for election at this meeting.

Nominees

The following nominees have been selected by the Committee on Directors and Corporate Governance and approved by the Board for submission to the shareholders: James H. Blanchard, Armando M. Codina, Joseph M. Magliochetti, andLeo F. Mullin, each to serve a three-year term expiring at the Annual Meeting in the year 2004.

The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of the remaining nominees and in favor of any substitute nominee named by the Board upon recommendation of the Committee on Directors and Corporate Governance. If you do not wish your shares voted for one or more of the nominees, you may so indicate when you vote.

Following is the age, principal occupation and certain other information for each director nominee and other directors serving unexpired terms.

Nominees for election at this meeting to a term expiring in 2004:

James H. Blanchard, 59, Chairman of the Board and Chief Executive Officer, Synovus Financial Corp., a bank holding company. Director since 1994. Director of BellSouth Telecommunications, Inc., November 1988-February 1994. Director of Total System Services, Inc. Trustee, Columbus State University Foundation and University of Georgia Foundation.

Armando M. Codina, 54, Chairman of the Board and Chief Executive Officer, Codina Group Inc., a real estate development company. Director since 1992. Director of BellSouth Telecommunications, Inc., March 1989-February 1992. Director of AMR Corporation; FPL Group, Inc.; Quaker Oats Company; and Winn-Dixie Stores.

Joseph M. Magliochetti, 58, Chairman of the Board, President and Chief Executive Officer, Dana Corporation, a supplier of motor vehicles and parts. Director since April 2000. Chief Operating Officer, Dana Corporation, December 1997-February 1999; President, North American Operations, Dana Corporation, 1992-1995. Director of Dana Corporation.

Leo F. Mullin, 58, Chairman of the Board and Chief Executive Officer, Delta Air Lines, Inc., an air transportation company. Director since 1998. Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, an electric service utility, December 1995-August 1997. President and Chief Operating Officer of First Chicago Corporation, a bank holding company, November 1993-July 1995. Director of Delta Air Lines, Inc. and Johnson & Johnson.

Your Board of Directors Recommends a Vote "FOR" the Above Nominees

Directors whose terms continue until 2002:

F. Duane Ackerman, 58, Chairman of the Board, President and Chief Executive Officer, BellSouth Corporation. Director since 1993 and from April 1989-April 1991. Vice Chairman of the Board, President and Chief Executive Officer, December 1996-December 1997; Vice Chairman of the Board and Chief Operating Officer, January 1995-December 1996. President and Chief Executive Officer, BellSouth Telecommunications, Inc., November 1992-December 1994; President and Chief Operating Officer, and Vice Chairman of the Board, BellSouth Telecommunications, Inc., December 1991-October 1992. Director of Allstate Corporation and Wachovia Corporation. Trustee, Rollins College.

Reuben V. Anderson, 58, Partner, Phelps Dunbar, a law firm. Director since 1994. Mississippi Supreme Court Justice, 1985-1990. Director of The Kroger Company, Mississippi Chemical Corp., and Trustmark National Bank. Trustee, Tougaloo College.

Kathleen F. Feldstein, PhD, 60, President, Economics Studies, Inc., a private economics consulting firm. Director since 1998. Director of Bank of America Corporation; Ionics, Inc.; John Hancock Financial Services, Inc.; and Knight Ridder.

John G. Medlin, Jr., 67, Chairman Emeritus, Wachovia Corporation. Director since 1988. Director of Burlington Industries, Inc.; Media General, Inc.; R.J. Reynolds Tobacco Holdings, Inc.; and US Airways Group, Inc.

Directors whose terms continue until 2003:

J. Hyatt Brown, 63, Chairman of the Board, President and Chief Executive Officer, Brown & Brown, Inc., an insurance services company. Director since 1994. Director of BellSouth Telecommunications, Inc., March 1984-February 1994. Director of FPL Group, Inc.; International Speedway Corporation; Rock-Tenn Company; and SunTrust Banks Inc. Trustee, Stetson University.

James P. Kelly, 57, Chairman of the Board and Chief Executive Officer, United Parcel Service, Inc., a global express carrier and package distribution logistics company. Director since April 2000. Vice Chairman, Executive Vice President and Chief Operating Officer, United Parcel Service of America, Inc., 1996-1997; Executive Vice President and Chief Operating Officer, United Parcel Service of America, Inc., 1994-1996. Director of United Parcel Service, Inc. and Georgia Pacific Corporation.

Eugene F. Murphy, 65, Retired Vice Chairman of the Board and Executive Officer, General Electric Company, a diversified services, technology and manufacturing company. Director since 1999. Vice Chairman of the Board, Executive Officer and Director, General Electric Company, 1997-1999. President and Chief Executive Officer, General Electric Aircraft Engines, 1993-1997. President and Chief Executive Officer, General Electric Aerospace, 1992-1993. Director of Lockheed Martin Corporation.

Robin B. Smith, 61, Chairman of the Board and Chief Executive Officer, Publishers Clearing House, a magazine subscription company. Director since 1994. Director of Kmart Corp.; Springs Industries, Inc.; Texaco Inc.; and two fund clusters administered by Prudential Investment Management.

William S. Stavropoulos, 61, Chairman of the Board, The Dow Chemical Company, a chemical manufacturing company. Director since 1997. Director of Chemical Bank, Chemical Financial Corp., The Dow Chemical Company, Dow Corning Corporation, Fidelity Group of Funds, and NCR Corporation.

BOARD OF DIRECTORS

Corporate Governance Philosophy

The business affairs of BellSouth are managed under the direction of the Board of Directors in accordance with the Georgia Business Corporation Code, as implemented by the Company's Articles of Incorporation and By-laws.

The role of the Board of Directors is to effectively govern the affairs of the Company for the benefit of its shareholders and, to the extent appropriate under Georgia law, other constituencies, which include the Company's employees, customers, suppliers, and the communities in which it does business. The Board strives to ensure the success and continuity of the Company's business through the election of qualified management. It is also responsible for ensuring that the Company's activities are conducted in a responsible and ethical manner. The Committee on Directors and Corporate Governance conducts an annual review of corporate governance procedures.

Director Independence

All of the Company's directors are independent, nonemployee directors except Mr. Ackerman, the Chairman of the Board, President and Chief Executive Officer of BellSouth. Mr. Ackerman does not participate in any action of the Board relating to any executive compensation plan in which he participates. Reuben V. Anderson is a partner in the law firm of Phelps Dunbar, located in Jackson, Mississippi. During 2000, two subsidiaries of BellSouth retained Phelps Dunbar regarding a variety of legal issues. The amount of fees paid to Phelps Dunbar for such services was less than 5% of the firm's gross revenue for the last fiscal year.

Submission of Director Candidates

Shareholders who wish to suggest qualified candidates for consideration as directors of BellSouth by the Committee on Directors and Corporate Governance should write to: Corporate Secretary, BellSouth Corporation, 1155 Peachtree Street, N.E., Room 14B06, Atlanta, Georgia 30309-3610, stating in detail the qualifications of such persons.

Board and Committee Meetings

The Board of Directors held twelve meetings in 2000. All directors attended at least 75% of Board and committee meetings held during their tenure during 2000. The average attendance by directors at the aggregate number of Board and committee meetings they were scheduled to attend was 95%.

COMMITTEES OF THE BOARD

Audit	Directors and Corporate Governance	Executive	Executive Nominating, Compensation and Human Resources	Finance/Strategic Planning
R. V. Anderson, Chair	J. G. Medlin, Jr., Chair	F. D. Ackerman, Chair	J. H. Blanchard, Chair	J. H. Brown, Chair
K. F. Feldstein	J. H. Blanchard	R. V. Anderson	J. M. Magliochetti	A. M. Codina
E. F. Murphy	A. M. Codina	J. H. Blanchard	J. G. Medlin, Jr.	J. P. Kelly
R. B. Smith	L. F. Mullin	J. H. Brown	L. F. Mullin	W. S. Stavropoulos
J. G. Medlin, Jr.

During 2000, the standing committees listed below assisted the Board in carrying out its duties:

Audit Committee

The Audit Committee met seven times in 2000. Its report begins on page 13. Its duties and responsibilities include the following:

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  Provides oversight of the financial reporting process and management's responsibility for the integrity, accuracy and objectivity of financial reports, and accounting and financial reporting practices.

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  Recommends to the Board the appointment of the Company's independent public accountants.

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  Provides oversight of the adequacy of the Company's system of internal controls.

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  Provides oversight of management practices relating to ethical considerations and business conduct, including compliance with laws and regulations.

Committee on Directors and Corporate Governance

The Committee on Directors and Corporate Governance met three times in 2000. Its duties and responsibilities include the following:

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  Considers and recommends nominees for membership on the Board.

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  Recommends strategy and program of compensation for directors.

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  Recommends and conducts assessment of Board's corporate governance.

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  Oversees and evaluates issues of corporate governance.

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  Recommends processes and practices through which the Board will conduct its business.

Executive Committee

The Executive Committee did not meet in 2000. The Committee meets on call by the Chairman of the Board during the intervals between Board meetings and has all the authority of the Board, subject to the limitations imposed by law, the By-laws or the Board of Directors. Its duties and responsibilities include the following:

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  Exercises interim power and authority delegated to it at any time when any matter requires expeditious action by the Board of Directors or when it would not be practical for the full Board to meet to review or act upon any matter.

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  Performs such other duties as may be directed by the Board of Directors from time to time.

Executive Nominating, Compensation and Human Resources Committee

The Executive Nominating, Compensation and Human Resources Committee (formerly the Executive Nominating and Compensation Committee) met nine times in 2000. Its Report on Executive Compensation begins on page 16. Its duties and responsibilities include the following:

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  Nominates qualified persons as executive officers.

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  Establishes overall strategy with respect to compensation for officers and management.

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  Provides oversight of the Company's qualified employee benefit plans.

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  Performs annual appraisal of Chief Executive Officer and reports results to the Board.

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  Oversees the Company's executive succession and management development plans.

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  Oversees strategic human resources issues of the Company.

Finance/Strategic Planning Committee

The Finance/Strategic Planning Committee met seven times in 2000. Its duties and responsibilities include the following:

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  Reviews, approves or recommends to the full Board the long-term business goals and strategies of the Company, including strategic considerations in the allocation of corporate resources.

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  Oversees the financial objectives, policies, procedures and activities of the Company.

New Committee

In February 2001, the Board approved the formation of a new committee, the Public Policy Committee. The new committee will have responsibility for having oversight of and making recommendations to the Board with respect to political, social, and legal trends and issues that may have an impact on the business operations, financial performance or public image of the Company.

DIRECTOR COMPENSATION

Fees and Other Compensation
During 2000, directors who were not employees of BellSouth received the following:
Annual retainer	$30,000	(50% paid in BellSouth stock)
Attendance fee for each Board meeting	$1,800
Attendance fee for each committee meeting	$1,500
Annual retainer for each committee chaired	$5,000	(50% paid in BellSouth stock)
Annual grant of BellSouth stock	800	shares

Nonemployee directors also are provided certain telecommunications services, death benefits and, while on BellSouth business, travel accident insurance. In 2000, the cost of such benefits was approximately $1,460 per director.

Nonemployee Director Stock Plan

Under the BellSouth Nonemployee Director Stock Plan, each nonemployee director receives an annual grant of nonqualified stock options to purchase 4,000 shares of BellSouth stock together with tandem stock appreciation rights, at an exercise price per share equal to the fair market value of the stock on the grant date. The options become exercisable one year after the grant date. In 2000, each of the 12 eligible nonemployee directors was granted options to purchase 4,000 shares of BellSouth stock at a per share exercise price of $50.938.

Stock Ownership Incentives

To further link director and shareholder interests, the Director Stock Plan provides for the award of additional stock options to each nonemployee director who owns BellSouth stock valued at least five times the amount of the annual retainer for Board members. The director receives one additional option for every two shares owned in excess of five times the retainer amount. The maximum number of additional options that may be granted annually to any director is 4,000 options. Directors only receive additional stock options for each excess share one time; thereafter, they must acquire additional shares in order to continue to receive additional stock options. The following directors received grants of additional options at a per share grant price of $50.938 in 2000: Anderson (157 additional options), Blanchard (2,242 additional options), Brown (4,000 additional options), Codina (4,000 additional options), Feldstein (242 additional options), Medlin (2,275 additional options), Mullin (4,000 additional options), Smith (141 additional options), and Stavropoulos (1,818 additional options).

The director realizes value from the stock options only when exercised, and only to the extent that the price of BellSouth stock on the exercise date exceeds the price of the stock on the grant date.

Retirement Plan

The Company historically maintained a retirement plan for nonemployee directors who have served on the Board or a subsidiary board for at least five years and have reached the age of 55. Effective April 30, 1997, the accrual of retirement benefits under this plan was discontinued. Eligible directors receive an annual retirement benefit of up to a maximum of 100 percent of the retainer with ten years or more service. Payments are made for a maximum of 12 years following retirement.

Nonemployee Directors' Charitable Contribution Program

The Nonemployee Directors' Charitable Contribution Program has been terminated with respect to new members of the Board; however, contributions will continue to be made on behalf of directors who were members of the Board prior to January 1997. This program was designed to acknowledge the service of Company directors and to recognize the mutual interests of directors and the Company in supporting worthy institutions. The program provided that BellSouth would make a contribution to educational or cultural organization(s) designated by the director upon the director's death or retirement. Directors had to have five years of service on the Board or on the board of a subsidiary to qualify for this program. The amount contributed by BellSouth increased with each year served by the director, up to a maximum contribution of $1 million, payable after ten years of service. All charitable deductions for tax purposes accrue solely to the Company and the individual directors derive no direct financial benefit from the program.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth ownership of shares of BellSouth stock by each director, by each executive officer named in the Summary Compensation Table on page 19, and by all directors and executive officers as a group, as of February 1, 2001. These shares represent in the aggregate less than one percent of the outstanding shares.

	Beneficial Ownership as of February 1, 2001
Name	Current Beneficial Holdings	Shares Subject To Options(A)	Shares and Stock Units Held Under Deferral Plans(B)	Total
F. Duane Ackerman	193,331	1,797,747	100,202	2,091,280
Reuben V. Anderson	2,000	25,383	6,514	33,897
James H. Blanchard	14,738	35,694	19,461	69,893
J. Hyatt Brown	60,939	32,000	12,439	105,378
Armando M. Codina	49,041	15,773	16,162	80,976
Francis A. Dramis, Jr.	105,761	0	0	105,761
Jere A. Drummond.	85,771	940,921	32,229	1,058,921
Ronald M. Dykes	116,068	502,492	32,231	650,791
Kathleen F. Feldstein	2,000	4,000	4,275	10,275
Gary D. Forsee	148,875	51,963	1,879	202,717
James P. Kelly	2,000	0	1,954	3,954
Joseph M. Magliochetti	1,500	0	1,498	2,998
John G. Medlin, Jr.	10,000	39,116	22,090	71,206
Leo F. Mullin	16,484	12,000	6,001	34,485
Eugene F. Murphy	14,000	0	3,534	17,534
Robin B. Smith	4,000	21,425	4,371	29,796
William S. Stavropoulos	6,400	9,818	6,588	22,806
Directors and Executive Officers as a group (23 persons)	1,070,718	5,234,397	349,625	6,654,740

(A)
Represents shares that may be acquired currently or within 60 days after February 1, 2001 through the exercise of stock options. The exercise price of options is the market price of BellSouth stock on the date of grant and is not discounted. Directors and officers realize value from options only when exercised and only to the extent that the price of BellSouth stock on the exercise date exceeds the price of the stock on the grant date.
(B)
Represents shares of BellSouth stock, phantom stock units and units representing accrued dividends, receipt of which has been deferred pursuant to various deferral plans. The phantom stock units are payable in cash, but track the performance of BellSouth stock. Neither the shares nor the units can be voted or transferred.

AUDIT COMMITTEE REPORT

The Audit Committee of the BellSouth Board of Directors (the Committee) is composed of four independent directors. The Committee operates under a written charter adopted by the Board of Directors. A copy of the Committee's charter is attached to this Proxy Statement as Exhibit A.

The Committee met and held discussions with the Chief Corporate Auditor, management, and the independent accountants regarding current audit activities and the plans and results of selected internal audits. Management has the primary responsibility for the Company's systems of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted accounting standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

The Committee provided guidance in matters regarding ethical considerations and business conduct, reviewed the operations of political action committees, and monitored compliance with laws and regulations.

The Committee recommended to the Board of Directors the appointment of the Company's independent accountants, subject to shareholder ratification. The Company's independent accountants also provided to the Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm's independence.

Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Based on these discussions and reviews, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

The Audit Committee has determined that the provision of the non-audit services described in "Financial Information Systems Design and Implementation Fees" and "All Other Fees" below is compatible with maintaining PricewaterhouseCoopers LLP's independence.

Reuben V. Anderson (Chair)
Kathleen F. Feldstein
Eugene F. Murphy
Robin B. Smith

Principal Accounting Firm Fees

    Audit Fees.  The aggregate fees billed by the Company's principal accounting firm, PricewaterhouseCoopers LLP, for professional services rendered for the audit of our annual financial statements for the year ending December 31, 2000 and the review of the financial statements included in our Forms 10-Q for that year were $2,970,976.

    Financial Information Systems Design and Implementation Fees.  During 2000, PricewaterhouseCoopers LLP billed our company $1,793,000 for professional services with regard to financial information systems design and implementation.

    All Other Fees.  The aggregate fees billed for services rendered by PricewaterhouseCoopers LLP for 2000, other than the services described above, were $26,845,000.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed the firm of PricewaterhouseCoopers LLP, certified public accountants, as independent accountants to audit the accounts of BellSouth and its subsidiaries for the year 2001. PricewaterhouseCoopers LLP and its predecessor, Coopers & Lybrand LLP, have audited the accounts and records of BellSouth and its subsidiaries since 1984. Representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting and have the opportunity to make a statement if they desire. They also will be available to answer questions.

Your Board of Directors Recommends a Vote "FOR" Proposal 2

SHAREHOLDER PROPOSAL

The following shareholder proposal may be presented for a vote at the Annual Meeting. We expect the proposal to be presented either by the proponent or a designated representative. The proposal is printed exactly as it was submitted by the shareholder. Spaces are provided on the accompanying proxy card to vote FOR, AGAINST, or ABSTAIN with respect to the proposal.

PROPOSAL 3: NOMINATE AT LEAST TWO CANDIDATES FOR EACH OPEN BOARD POSITION

Mr. Bart Naylor, 1255 N. Buchanan, Arlington, VA 22205, recordholder of 180 shares of BellSouth stock, has informed the Company that he intends to present the following proposal at the Annual Meeting:

"Resolved: The shareholders urge our board of directors to take the necessary steps to nominate at least two candidates for each open board position, and that the names, biographical sketches, SEC-required declarations and photographs of such candidates shall appear in the company's proxy materials (or other required disclosures) to the same extent that such information is required by law and is our company's current practice with the single candidates it now proposes for each position.

Supporting statement:

Although our company's board appreciates the importance of qualified people overseeing management, we believe that the process for electing directors can be improved.

Our company currently nominates for election only one candidate for each board seat, thus leaving shareholders no practical choice in most director elections. Shareholders who oppose a candidate have no easy way to do so unless they are willing to undertake the considerable expense of running an independent candidate for the board. The only other way to register dissent about a given candidate is to withhold support for that nominee, but that process rarely affects the outcome of director elections. The current system thus provides no readily effective way for shareholders to oppose a candidate that has failed to attend board meetings; or serves on so many boards as to be unable to supervise our company management diligently; or who serves as a consultant to the company that could compromise independence; or poses other problems. As a result, while directors legally serve as the shareholder agent in overseeing management, the election of directors at the annual meeting is largely perfunctory. Even directors of near bankrupt companies enjoy re-election with 90%+ pluralities. The "real" selection comes through the nominating committee, a process too often influenced, if not controlled, by the very management the board is expected to scrutinize critically.

Our company should offer a rational choice when shareholders elect directors. Such a process could abate the problem of a chair "choosing" his own board, that is, selecting those directors he expects will reflexively support his initiatives, and shedding those who may sometimes dissent. Such a process could create healthy and more rigorous shareholder evaluation about which specific nominees are best qualified.

Would such a process lead to board discontinuity? Perhaps, but only with shareholder approval.

Presumably an incumbent would be defeated only because shareholders considered the alternative a superior choice. Would such a procedure discourage some candidates? Surely our board should not be made of those intolerant of competition. Would such a procedure be "awkward" for management when it recruits candidates? Hopefully so. (Management could print a nominee's name advanced by an independent shareholder to limit such embarrassment.) The point is to remove the "final" decision on who serves as a board director from the hands of management, and place it firmly in those of shareholders.

We urge you to vote FOR this proposal."

BOARD OF DIRECTORS' RECOMMENDATION:

A PROPOSAL SIMILAR TO THIS PROPOSAL WAS SUBMITTED AT THE 2000 ANNUAL MEETING AND WAS DEFEATED BY A MAJORITY OF THE VOTES CAST. Your directors have again considered the proposal and continue to believe it is not in the best interest of the Company or our shareholders. Your directors therefore recommend a vote against this proposal.

Selection of directors for a company's board is different from political elections that involve two or more parties with dissimilar local or national agendas. BellSouth shareowners have similar interests stemming from their investment objectives. Investors expect a board to be comprised of members who have outstanding qualifications, proven ability to work effectively together and the commitment to further the common interests of the owners. The appropriate role of the Directors is to provide BellSouth shareowners with a slate of Director candidates whom the Directors believe, in their best judgment, to be the most qualified and who are ready, willing and able to oversee the management of the affairs of BellSouth. It is not the role of the Directors to create a political environment, such as this proposal would foster, in which the nominees compete with each other for the available directorships. Moreover, it would significantly reduce the pool of candidates available to serve because many qualified individuals who are willing to give up their time for board service are not willing to do so for political campaigns in which the Board is a passive bystander.

If the proponent or any other shareholder wants to afford shareholders a choice, mechanisms for shareholder nominations are available. The Board of Directors views the present nominating process to be the most practical means of ensuring that individuals with appropriate qualifications continue to serve on the BellSouth Board of Directors. This proposal, if enacted, would preclude the Board from fulfilling its fiduciary responsibility of advising shareholders on matters on which they are asked to vote. We believe that approval of the proposal is NOT in the best interest of the shareholders and the Company.

For The Reasons Set Forth Above, Your Board Of Directors
Strongly Recommends That Shareholders Vote "AGAINST" Proposal 3

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Executive Nominating, Compensation and Human Resources Committee consists of Messrs. Blanchard (Chair), Magliochetti, Medlin, and Mullin. None of the members of the Executive Nominating, Compensation and Human Resources Committee are former or current officers or employees of the Company or any of its subsidiaries.

EXECUTIVE NOMINATING, COMPENSATION AND HUMAN RESOURCES COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

Policy

The Executive Nominating, Compensation and Human Resources Committee of the BellSouth Board of Directors (the "Committee") is responsible for the oversight and administration of the Company's executive compensation program. The Committee is composed entirely of independent, nonemployee directors.

The Company's executive compensation program is based on a philosophy that the total compensation package must be competitive with comparable companies with whom we compete for talent in order to attract and retain outstanding executives. The program also seeks to emphasize variable compensation. The 2000 executive compensation program was based on the following principles:

  •
  Base salaries are targeted to the median level of salaries paid to officers in comparable companies with comparable responsibilities.

  •
  Annual incentive awards are dependent upon the Company's performance against established target levels and its financial performance relative to its peers.

  •
  Long-term compensation directly links officers' rewards to stock price appreciation.

The Committee periodically retains outside independent consultants to review the Company's executive compensation program in order to ensure it is consistent with our philosophy and principles and to validate the results we obtain from external market surveys.

The 2000 executive compensation program and a specific discussion regarding the compensation of the Chief Executive Officer are set out in detail below. The tables included elsewhere in this Proxy Statement reflect the results of the procedures and principles discussed below.

Stock Ownership Guidelines

In keeping with its belief that tying the financial interests of BellSouth executives to those of the shareholders will result in enhanced shareholder value, the Board has established executive stock ownership guidelines. Under these guidelines, the officers are expected to own BellSouth stock valued at between one and four times their individual base salary amounts, depending upon their position in the Company. In order to incent officers to exceed the targets, awards of Incentive Stock Options are made to those who do exceed the targets. In 2000, the Company awarded 59,263 Incentive Stock Options to 33 officers who exceeded their stock ownership targets.

Base Salary

BellSouth establishes a market-competitive target salary for each officer based upon his or her job responsibilities. The target salary is established by utilizing information from general industry surveys, surveys of telecommunications and technology companies, and proxy materials of the companies included in the performance graph on page 25. The Committee reviewed the market competitiveness of each individual salary and the CEO's recommendations regarding individual pay treatment and approved individual salary levels for the Company's officers.

Annual Incentive Awards

The BellSouth Corporation Officer Short Term Incentive Award Plan (the "Incentive Award Plan"), which was approved by the Company's shareholders in 1996, is designed to provide annual incentive awards that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (see discussion below), thus allowing the Company to fully deduct these payments. The Incentive Award Plan establishes an overriding performance goal prohibiting the payment of any short-term award to eligible officers unless the Company has positive consolidated earnings, as defined in the Plan. Furthermore, the Incentive Award Plan establishes maximum levels of awards payable to any one individual. The Committee works within these limitations and then exercises discretion in determining the actual amount of individual awards. A target incentive award amount, determined as a percentage of base salary, is established for each officer.

The Incentive Award Plan is intended to place a significant part of each executive's annual compensation at risk. An executive's annual incentive award for a particular year is based on the Company's or business unit's performance for that year (measured by revenue growth, net income, customer satisfaction, and other factors), and the executive's individual achievement of personal commitments. The Committee approves performance objectives for executives at the beginning of each year. The weight given to each of these performance components varies, depending upon the officer's particular job assignment. In addition, the officer's award can be adjusted by the Committee based upon a comparison of the financial performance of the Company or business unit with the financial performance of the peer group of companies.

The method used to determine the Chief Executive Officer's annual incentive award is discussed below in the section entitled "2000 Compensation for the Chief Executive Officer."

Long Term Incentive Program

BellSouth's long term incentive program is intended to focus the officer group on the achievement of corporate goals over time. Officers must carefully weigh the short and long term benefits or consequences of their decisions and manage the business to effectively grow and compete in a rapidly changing communications marketplace. They also must balance long term business development with the need for a reasonable current return. The Committee's intention is to incent the Company's officers to take the risks necessary to secure a strong foothold for BellSouth in the competitive marketplace, which is continually changing to admit new competitors.

Awards in 2000:  This philosophy is put into effect by basing the Company's long term incentive plans on the performance of BellSouth stock. Under the BellSouth Corporation Stock Plan, each officer receives an annual grant of nonqualified stock options. The options are issued at market price on the date of grant. The Company does not issue options at less than fair market value at the date of grant, and the officer receives value from the options only if the stock price has appreciated on the date of exercise.

In determining the number of stock options granted to each officer for 2000, the Committee reviewed external surveys and data from proxy statements. The actual number of stock options granted was designed to be competitive with the grant practices of high-performing companies and other large technology companies, and was determined by using the Black-Scholes option pricing model. The Committee does not adjust each annual grant to reflect options outstanding or previously granted to a particular executive officer.

Payments in 2000:  In 1998, the Company's executives received grants of dividend equivalent rights under the Shareholder Return Cash Program ("SRCP"). Each grant provided for one cash payment at the end of a three-year performance period. Awards can vary from 0-200% of the value of the total dividends paid by the Company on a share of BellSouth stock, multiplied by the number of units granted. The actual award is based on the ranking of the Company's Total Shareholder Return ("TSR") as compared with the TSR of a peer group of companies. TSR is measured by adding the amount of appreciation in the Company's stock price to the amount of dividends paid to shareholders. The Committee compared BellSouth's TSR to the TSR of the peer group for the 1998 through 2000 performance period and awarded the named executive officers the amounts set forth in the Summary Compensation Table on page 19.

Special Grants and Agreements:  In 2000, as part of its continuing effort to retain and incent its executive talent, the Company entered into special agreements with and made grants of restricted stock to certain officers. These included agreements with certain named executive officers, which are described in "Executive Employment Agreements and Other Retirement and Change in Control Arrangements" on page 23.

2000 Compensation for the Chief Executive Officer

Evaluation Procedure:  The Executive Nominating, Compensation and Human Resources Committee has developed, with the approval of the full Board of Directors, a procedure for evaluating the Chief Executive Officer's performance. The Committee annually reviews the Chief Executive Officer's accomplishments and develops an evaluation of the Chief Executive Officer. The full Board of Directors discusses the results of the evaluation and the Committee Chair reviews such results with the Chief Executive Officer.

2000 Base Salary:  In determining Mr. Ackerman's 2000 base salary, the Committee reviewed the Chief Executive Officer's major accomplishments and developed an evaluation of his performance. It also reviewed reported base salary information for the chief executive officers of the other companies in the peer group as well as the salaries of chief executive officers of other companies of comparable size. Based upon this evaluation and its review of relevant market data, the Committee increased the Chief Executive Officer's salary to the amount reported in the Summary Compensation Table on page 19.

2000 Short Term Incentive Award:  In determining the Chief Executive Officer's short term incentive award for 2000 performance, the Committee applied the evaluation procedure discussed above. In early 2001, the Committee conducted a review of Mr. Ackerman's accomplishments during 2000 and concluded that, under Mr. Ackerman's leadership, BellSouth continued to achieve its overall financial and business goals in accordance with its corporate strategies. Based on these factors, the Committee exercised its judgment and awarded the Chief Executive Officer the overall short term incentive award shown in the Summary Compensation Table on page 19.

2000 Long Term Incentive Award:  The Committee also approved payment to the Chief Executive Officer of the amount shown in the Summary Compensation Table for units granted under the Shareholder Return Cash Program for performance period 1998 through 2000. The amount of this payment was determined by using the same method as is described for the executive officers in "Long Term Incentive Program—Payments in 2000," on page 17. The Committee also approved grants of stock options to Mr. Ackerman as shown in the "Option / SAR Grants in 2000" table on page 21. The number of options granted was determined by using the same procedure as is described for the executive officers in "Long Term Incentive Program—Awards in 2000," on page 17.

Internal Revenue Code Section 162(m) Implications for Executive Compensation

The Committee is responsible for addressing issues raised by Section 162(m) of the Internal Revenue Code ("Section 162(m)"). This Section limits the Company's tax deduction for compensation paid to certain executive officers that does not qualify as "performance-based" to $1 million per executive officer. To qualify as performance-based under Section 162(m), compensation payments must be made pursuant to a plan that is administered by a committee of outside directors and must be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the Committee must certify that the performance goals were achieved before payments can be awarded.

The Committee continues to carefully consider the impact of this rule and has taken several steps that are designed to comply with its provisions and to maximize the corporate tax deduction for performance- based compensation. First, it adopted the BellSouth Corporation Stock Plan, which was approved by the Company's shareholders in 1995 and amended by the shareholders in 2000. This plan establishes performance criteria that are intended to qualify awards made under the plan to the named executive officers as performance-based awards approved by the shareholders; thus, these awards should not be counted toward the $1 million limitation. Second, it adopted the BellSouth Corporation Officer Short Term Incentive Award Plan approved by the Company's shareholders in 1996. Awards made under this plan are intended to qualify as performance-based awards approved by the shareholders and thus also should not count toward the $1 million limitation. However, the Committee believes that in some instances it may be necessary to forsake a tax deduction in order to continue to attract and retain qualified executives.

James H. Blanchard, Chair
Joseph M. Magliochetti
John G. Medlin, Jr.
Leo F. Mullin

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The table below shows, for the last three years, the compensation paid or accrued by BellSouth and its subsidiaries to each of the five named executive officers.

SUMMARY COMPENSATION TABLE
($000)

		Annual Compensation						Long Term Compensation
								Awards			Payouts
Name and Principal Position	Year	Salary ($)		Bonus ($)(A)		Other Annual Compen- sation ($)(B)		Restricted Stock Awards ($)(C)		Securities Underlying Options/SARs (#)	LTIP Payouts ($)(D)		All Other Compensation ($)(E)

F. Duane Ackerman Chairman of the Board, President and Chief Executive Officer	2000 1999 1998	$ $ $	1,200.0 1,100.0 990.0	$ $ $	2,200.0 2,400.0 2,000.0	$ $ $	54.6 92.4 11.9		$6,345.3	643,063 589,992 1,942,918	$ $ $	1,445.2 1,249.0 802.4	$ $ $	211.4 244.5 136.2
Jere A. Drummond Vice Chairman— External Affairs	2000 1999 1998	$ $ $	650.0 620.0 580.0	$ $ $	897.5 1,002.0 900.0	$ $ $	31.7 48.5 11.3			301,463 260,692 302,574	$ $ $	593.2 543.2 497.4	$ $ $	135.0 156.2 99.5
Ronald M. Dykes Chief Financial Officer	2000 1999 1998	$ $ $	575.0 483.3 428.0	$ $ $	805.0 925.0 553.0	$ $ $	18.2 21.3 12.8		$4,450.0	278,463 160,692 177,920	$ $ $	375.4 326.2 248.5	$ $ $	93.6 100.6 71.6
Gary D. Forsee (F) Vice Chairman President—International	2000 1999	$ $	575.0 183.3	$ $	927.5 982.5	$ $	33.9 4.9	$ $	4,181.3 359.5	232,363 400,000	$ $	259.8 0.0	$ $	110.1 124.3
Francis A. Dramis, Jr. (G) Chief Information and E-Commerce Officer	2000 1999 1998	$ $ $	500.0 431.3 35.4	$ $ $	701.5 992.0 200.0	$ $ $	31.9 28.2 0.0		$4,181.3	240,400 135,100 0	$ $ $	0.0 0.0 0.0	$ $ $	87.9 104.9 29.3

(A)
These amounts were earned under the BellSouth Corporation Officer Short Term Incentive Award Plan. The amounts reported for Mr. Forsee include special bonuses of $125.0 for 2000 and $125.0 for 1999 as part of his employment offer. The amounts reported for Mr. Dramis include special bonuses of $200.0 for 1999 and $200.0 for 1998 as part of his employment offer.

(B)
Represents tax "gross ups" for the five named executive officers.

(C)
This item shows the grant date value of restricted stock awards. At December 31, 2000, the aggregate number and value of all restricted stock holdings were 152,440 and $6,240.5 for Mr. Ackerman, 100,000 and $4,093.8 for Mr. Dykes, 106,000 and $4,339.4 for Mr. Forsee, and 100,000 and $4,093.8 for Mr. Dramis. These values are based on the closing price of $40.9375 of BellSouth stock on the New York Stock Exchange on December 29, 2000. Dividends are paid on all restricted shares at the same rate as the dividend rate received by all shareholders. During 2000, Mr. Dykes, Mr. Forsee, and Mr. Dramis each received an award of 100,000 restricted shares, of which one third will vest on October 1 of 2003, 2004, and 2005. During 1999, Mr. Forsee received an award of 8,000 restricted shares, of which one fourth vested on September 1, 2000 and one fourth will vest on September 1 of 2001, 2002, and 2003.

(D)
The amounts reported for 2000 were earned under the Shareholder Return Cash Program ("SRCP") for the three-year performance period beginning in 1998, and represent the final payment under this plan. The amounts reported for 1999 include the amounts that were earned under the SRCP for the fifth year of the five-year performance period beginning in 1995, and the three-year performance period beginning in 1997. The amounts reported for 1998 include the amounts that were earned under the SRCP for the fifth year of the five-year performance period beginning in 1994, the fourth year of the five-year performance period beginning in 1995, and the three-year performance period beginning in 1996.

(E)
Included in this category for 2000 are amounts for the five named executive officers for: (a) above-market interest on voluntary salary deferrals under nonqualified deferred compensation plans, $79.2, $57.0, $43.1, $0.1 and $0.0, respectively; (b) Company matching contributions to certain employee benefit plans, $11.8, $13.6, $11.8, $10.5 and $11.8, respectively; (c) benefits substantially equal to Company matching contributions that could not be provided under employee savings plans because of limitations under the Internal Revenue Code or on amounts deferred from compensation, $61.8, $28.8, $24.3, $27.2 and $19.8, respectively; (d) value of life insurance premiums paid by the Company, $40.4, $20.2, $4.7, $21.0 and $23.0, respectively; and (e) value of benefits from premiums paid by the Company for split-dollar life insurance, $18.2, $15.4, $9.7, $0.0 and $0.0, respectively. BellSouth uses the Present Value Ratio Method to determine the portion of each split-dollar life insurance premium dollar attributable to the executive officer. The Company will recover the cost of premium payments from the cash value of the split-dollar life insurance policies. The amounts reported for Mr. Forsee include amounts paid in connection with his relocation of $51.3 for 2000 and $114.6 for 1999. The amounts reported for Mr. Dramis include amounts paid in connection with his relocation of $33.3 for 2000, $59.0 for 1999, and $29.3 for 1998.

(F)
Mr. Forsee was hired effective September 1, 1999; therefore, information for prior periods is not reported. The amounts reported for Mr. Forsee include special bonuses of $125.0 for 2000 and $125.0 for 1999 as part of his employment offer as discussed in (A) above.

(G)
Mr. Dramis was hired effective December 1, 1998. The amounts reported for Mr. Dramis include special bonuses of $200.0 for 1999 and $200.0 for 1998 as part of his employment offer as discussed in (A) above.

Stock Options and Stock Appreciation Rights

The following table contains information concerning the grant of stock options to the five named executive officers during 2000. The Company utilized the Black-Scholes option pricing model to develop the theoretical values set forth under the "Grant Date Value" column. The officer realizes value from the stock options only to the extent that the price of BellSouth stock on the date the officer exercises the options exceeds the price of the stock on the grant date. Consequently, there is no assurance the value realized by an officer will be at or near the value estimated below; these amounts should not be used to predict stock performance.

OPTION / SAR GRANTS IN 2000

Individual Grants								Grant Date Value
Name	Number of Securities Underlying Options/SARs Granted (#)		% of Total Options/SARs Granted to Employees In Fiscal Year		Exercise or Base Price ($/Sh)		Expiration Date	Grant Date Present Value ($000)
F. Duane Ackerman	641,100 1,963	(A) (B)	2.72 .01	% %	$ $	45.66 50.94	2/1/10 4/24/10	$ $	9,015.1(C) 30.6(D)
Jere A. Drummond	299,500 1,963	(A) (B)	1.27 .01	% %	$ $	45.66 50.94	2/1/10 4/24/10	$ $	4,211.5(C) 30.6(D)
Ronald M. Dykes	276,500 1,963	(A) (B)	1.17 .01	% %	$ $	45.66 50.94	2/1/10 4/24/10	$ $	3,888.1(C) 30.6(D)
Gary D. Forsee	230,400 1,963	(A) (B)	.98 .01	% %	$ $	45.66 50.94	2/1/10 4/24/10	$ $	3,239.9(C) 30.6(D)
Francis A. Dramis, Jr.	240,400	(A)	1.02%			$45.66	2/1/10		$3,380.5(C)

(A)
Under provisions of the BellSouth Corporation Stock Plan, the Board of Directors granted stock options to key employees to purchase shares of BellSouth stock within prescribed periods at prices equal to the fair market value of the stock on the date of the grant. Options granted in 2000 generally become exercisable at the end of three years, determined from the date of the grant. No stock appreciation rights were granted to officers in 2000. All options vest immediately in the event of a change in control.

(B)
Incentive Stock Options were awarded to certain officers based on their achievement of ownership of specified levels of Company stock as established by the Board of Directors. These options, which have exercise prices equal to the fair market value of the stock on the date of the grant, are exercisable six months from the date of the grant. See "Executive Nominating, Compensation and Human Resources Committee Report on Executive Compensation" on page 16.

(C)
This value was determined using the standard application of the Black-Scholes option pricing methodology using the following assumptions: volatility 27%, dividend yield 1.66% and a risk-free rate of return of 6.67% based on options being outstanding for a five-year term.

(D)
This value was determined using the standard application of the Black-Scholes option pricing methodology using the following assumptions: volatility 27%, dividend yield 1.49% and a risk-free rate of return of 6.26% based on options being outstanding for a five-year term.

Option / SAR Exercises and Holdings

The following table sets forth information with respect to the five named executive officers concerning the exercise of options/SARs during 2000 and unexercised options/SARs held on December 31, 2000.

AGGREGATED OPTION / SAR EXERCISES IN 2000
AND FISCAL YEAR-END OPTION / SAR VALUES

			Number of Securities Underlying Unexercised Options / SARs at Fiscal Year-End (#)
	Shares Acquired on Exercise (#)				Value of Unexercised In-the-Money Options / SARs at Fiscal Year-End ($000)
		Value Realized ($000)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

F. Duane Ackerman	0	0	972,347	3,403,118	$20,968.4	$10,455.7
Jere A. Drummond	39,916	$1,470.8	496,121	1,002,700	$10,795.7	$5,833.7
Ronald M. Dykes	0	0	253,692	683,700	$5,313.9	$3,192.6
Gary D. Forsee	0	0	51,963	580,400	$0.0	$0.0
Francis A. Dramis, Jr.	0	0	0	375,500	$0.0	$0.0

Pension and Other Retirement Benefits

The following table shows the estimated single life annual pension annuity benefit provided to eligible participants under the BellSouth Personal Retirement Account Pension Plan and the BellSouth Supplemental Executive Retirement Plan ("SERP") combined, based on the specified remuneration levels and years of credited service. The SERP provides benefits in excess of amounts permitted by certain Internal Revenue Code provisions on qualified benefit plans. The amounts set forth as payable in the table below assume an undiscounted retirement age and are reduced, in accordance with the SERP, by an average Social Security Primary Insurance Benefit determined annually to be payable at age 65.

PENSION PLAN TABLE
($000)

Remuneration	Years of Service
	5	10	15	20	25	30	35	40

$500	$31.0	$81.0	$131.0	$181.0	$218.5	$256.0	$281.0	$306.0
600	41.0	101.0	161.0	221.0	266.0	311.0	341.0	371.0
700	51.0	121.0	191.0	261.0	313.5	366.0	401.0	436.0
800	61.0	141.0	221.0	301.0	361.0	421.0	461.0	501.0
900	71.0	161.0	251.0	341.0	408.5	476.0	521.0	566.0
1,000	81.0	181.0	281.0	381.0	456.0	531.0	581.0	631.0
1,200	101.0	221.0	341.0	461.0	551.0	641.0	701.0	761.0
1,400	121.0	261.0	401.0	541.0	646.0	751.0	821.0	891.0
2,300	211.0	441.0	671.0	901.0	1,073.5	1,246.0	1,361.0	1,476.0

Pension benefits are based on the average compensation (salary and bonus) over the five-year period preceding retirement. Therefore, the covered compensation presented in the table below for the five named executive officers is based upon the last five-year average of pension eligible compensation actually paid and, as such, will differ from the salary and bonus amounts set forth in the Summary Compensation Table on page 19. In addition, the number of whole years of credited service attained in 2000 is presented.

Name	Covered Compensation ($000)	Years of Service (#)

F. Duane Ackerman	$2,314.7	36
Jere A. Drummond	$1,214.7	38
Ronald M. Dykes	$879.2	29
Gary D. Forsee	$1,211.9	1
Francis A. Dramis, Jr.	$844.2	2

Executive Employment Agreements and Other Retirement and Change In Control Arrangements

Agreement with Chief Executive Officer:  Upon Mr. Ackerman's election to the positions of Chairman of the Board, President and Chief Executive Officer, the Company entered into a new retirement agreement with him, which became effective November 23, 1998. The new agreement is designed to incent Mr. Ackerman to remain with the Company beyond the age of 60 and to link compensation under the agreement to the Company's performance.

Pursuant to the retirement agreement, Mr. Ackerman was awarded 152,440 shares of restricted stock and 1,348,918 nonqualified stock options. These shares of restricted stock will vest and these options will become exercisable over a period of five years, beginning with a 20% increment on Mr. Ackerman's 60th birthday, followed by subsequent 20% increments on his 61st, 62nd, 63rd and 64th birthdays, provided he remains employed by the Company.

Upon Mr. Ackerman's retirement on or after his 65th birthday (or on or after his 60th birthday, with the consent of the Board of Directors), he would be entitled to an enhanced nonqualified pension benefit and certain perquisites (e.g., financial counseling for seven years and office space for life). Upon such retirement, all restricted stock would become fully vested and all options would become fully exercisable.

The agreement provides for a severance payment to Mr. Ackerman in the event his employment is terminated by the Company (other than for cause) prior to his 65th birthday. The amount of such payment would be equal to two times his annual base pay in effect at the termination date plus two times his standard bonus for the year of termination. Mr. Ackerman would receive a bonus for the year of such termination in an amount no less than his standard bonus. In addition, all restricted stock would become fully vested and all options would become fully exercisable.

Finally, the agreement provides that, in the event Mr. Ackerman dies or becomes disabled while still employed by the Company, he or his estate will be paid an amount equal to two times his base pay for the year in which such event occurs, plus two times his standard bonus for such year. If such event occurs after Mr. Ackerman's 60th birthday, all restricted stock would become fully vested and all options would become fully exercisable.

Succession Planning Arrangements:  The Company has entered into a long range succession planning arrangement with Mr. Drummond. This agreement requires that Mr. Drummond retire prior to the normal retirement age of 65. In order to compensate him for this early retirement, the agreement provides for the payment of certain severance and other benefits.

Mr. Drummond's agreement was revised in October 1999 to provide that Mr. Drummond will retire from the Company no later than December 31, 2001. Upon such retirement, Mr. Drummond would receive benefits including payment of an amount equal to two times his annual base pay plus the standard bonus for the year of his retirement. In addition, he would receive an enhanced nonqualified pension benefit, an additional grant of stock options equal to the amount most recently granted, and financial counseling through age 67. The agreement also provides that if Mr. Drummond should die prior to retirement, his estate will receive a cash payment equal to the amounts he would otherwise have received upon retirement.

Special Executive Agreements:  As part of its continuing efforts to retain and motivate its executive talent, during 2000, the Company entered into special agreements with Messrs. Dykes, Forsee, and Dramis. Each agreement provides for a special grant of 100,000 shares of restricted stock that will vest over a period of five years, with one third of the shares vesting at the end of each of the third, fourth and fifth years after grant. The agreements also provide for an enhanced pension under the BellSouth Supplemental Executive Retirement Plan ("SERP") provided the executive remains an employee of BellSouth at least until the earlier of age 58 or 10 additional years of service. The agreements also provide for a separation payment of two times base pay for the year in which the separation occurs plus two times standard bonus for the year of separation, if the Company initiates terminations other than for cause, or if the executive initiates termination for good reason (e.g., a constructive discharge). If such separation occurs prior to the executive becoming retirement eligible, the executive will also receive a cash payment to offset a portion of the value of his unvested options and will be treated under SERP, deferred compensation, and life insurance programs as if he had been retirement eligible. Each agreement contains provisions prohibiting competition with BellSouth and solicitation of BellSouth employees for a period of time following separation.

Change In Control Agreements:  The Company has also entered into severance agreements (which are presently effective until January 1, 2003) with the named executive officers that provide specified payments and enhanced benefits in the event of involuntary termination of employment incident to a change in control of the Company. In such event, in their current positions, each of Messrs. Ackerman, Drummond, Dykes, Forsee and Dramis would receive payment of an amount equal to three times his annual base pay plus three times his standard annual bonus, plus an immediate cash-out of his bonus for the year of termination (equal to the greater of the full standard bonus for such year or such bonus based on actual performance results through the date of termination). All benefits of each such executive officer under nonqualified deferred compensation plans, supplemental retirement plans, and similar arrangements would in such event be immediately vested and nonforfeitable. These agreements also provide for certain "gross up" payments to compensate these executive officers for any excise taxes incurred in connection with these benefits, and reimbursement for certain outplacement services.

A covered executive officer will be entitled to the benefits under these change in control severance agreements if, within two years after the occurrence of a change in control, his employment is terminated by the Company (other than for cause) or by the executive for good reason. For these purposes, "cause" means the executive officer's willfully engaging in conduct materially injurious to the Company, and "good reason" includes the assignment to the executive officer of duties inconsistent with his prior status and position, certain reductions in compensation or benefits, and relocation or increased travel obligations.

A "change in control" is defined for purposes of these agreements as: (i) the acquisition by a party or certain related parties of 20% or more of the Company's voting securities; (ii) a turnover in a majority of the Board of Directors in any period of two consecutive years; (iii) a merger or similar transaction after which the Company's shareholders hold 70% or less of the voting securities of the surviving entity; (iv) the sale or disposition of a subsidiary or assets which produced for the most recent fiscal year more than 30% of the Company's total operating revenues or net income; or (v) the liquidation of the Company or sale of substantially all of its assets.

Should any of the named executive officers become entitled to the benefits described in both his agreement discussed above and his change in control severance agreement, non-duplication provisions will prevent him from becoming entitled to benefits under both.

FIVE-YEAR PERFORMANCE COMPARISON

The following graph compares the cumulative total returns of BellSouth Corporation, the Standard & Poor's 500 Composite Index, and a peer group of other large United States telecommunications companies (Verizon Communications and SBC Communications, Inc.) over a five-year period.

For the years 1995-1996, NYNEX Corporation and Pacific Telesis Group were part of the peer group. During the second quarter of 1997, Pacific Telesis merged with SBC. During the third quarter of 1997, NYNEX merged with Verizon. For the years 1995-1998, Ameritech Corporation was part of the peer group. During fourth quarter of 1999, Ameritech merged with SBC. For the years 1995-1999, GTE Corporation was part of the peer group. At the end of the second quarter of 2000, GTE merged with Verizon. The peer group returns were adjusted to reflect these mergers.

In previous years, U.S. West, Inc. was part of the peer group. At the end of the second quarter of 2000, U. S. West merged with Qwest Communications International Inc., which is not a member of the peer group. Therefore, U.S. West has been removed from the peer group.

The graph assumes that $100 was invested on January 1, 1996, with dividends reinvested. Returns are based on end of period prices. Peer returns are weighted by market capitalization.

5-Year Cumulative Shareholder Return

GENERAL INFORMATION

Attendance at the Annual Meeting

If you plan to attend the meeting, please keep the admission ticket and map attached to the proxy card. If you come to the meeting and do not have an admission ticket or if brokers or other institutions hold your shares, you will be admitted upon presentation of proper identification at the door.

Other Matters to Come Before the Meeting

If any matter not described in this Proxy Statement should properly come before the meeting, the Directors' Proxy Committee will vote the shares represented by it in accordance with its best judgment. The Directors' Proxy Committee will not use its discretionary voting authority with respect to any validly conducted solicitation in opposition. At the time this Proxy Statement went to press, the Company did not know of any other matters that might be presented for shareholder action at the Annual Meeting.

Shareholder Proposals for the 2002 Proxy Statement

Any shareholder satisfying the Securities and Exchange Commission ("SEC") requirements and wishing to submit a proposal to be included in the Proxy Statement for the 2002 Annual Meeting of Shareholders should submit the proposal in writing to the Corporate Secretary, BellSouth Corporation, 1155 Peachtree Street, N.E., Room 14B06, Atlanta, Georgia 30309-3610. BellSouth must receive a proposal by November 13, 2001 in order to consider it for inclusion in the Proxy Statement for the 2002 Annual Meeting of Shareholders.

Director Nominees or Other Business for Presentation at the 2002 Annual Meeting

Shareholders who wish to present director nominations or any other business at the 2002 Annual Meeting of Shareholders are required to notify the Corporate Secretary of their intent no later than February 7, 2002. The notice must provide information as required in the By-laws. A copy of these By-laws requirements will be provided upon request in writing to the Corporate Secretary, BellSouth Corporation, 1155 Peachtree Street, N.E., Room 14B06, Atlanta, Georgia 30309-3610. This requirement does not apply to the deadline for submitting shareholder proposals for inclusion in the Proxy Statement (see "Shareholder Proposals for the 2002 Proxy Statement" above), nor does it apply to questions a shareholder may wish to ask at the meeting.

The Company retains discretion to vote proxies it receives with respect to director nominations or any other business proposals received after February 7, 2002. The Company retains discretion to vote proxies it receives with respect to such proposals received prior to February 7, 2002 provided (i) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion, and (ii) the proponent does not issue its own proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and any persons who own more than 10% of the Company's stock, to file with the SEC initial reports of ownership and reports of changes in ownership of BellSouth stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2000, all such Section 16(a) filing requirements were met except that Mr. James P. Kelly inadvertently failed to timely report two purchases of shares of the Company's stock and Mr. Eugene F. Murphy inadvertently failed to timely report one purchase of shares of the Company's stock.

View Proxy Statements and Annual Reports on the Internet

BellSouth shareholders may elect to view all future proxy statements and annual reports on the Internet instead of receiving them by U.S. mail each year. If you choose to access future proxy statements and annual reports online, you will continue to receive a proxy card in the mail. Future proxy cards will contain the web site access address and other necessary information to view the proxy material and to submit your vote. Whether you receive your proxy material in the mail or view it on the Internet, you will continue to have the option to vote by telephone, on the Internet, by mail, or at the Annual Meeting.

If you wish to take advantage of this option, you may make this election when voting your proxy. If you vote by telephone or on the Internet, simply respond to the question when prompted. If you vote by mail, please mark the box on your proxy card.

If you elect to view the proxy material on the Internet and then change your mind, you may revoke the election by calling BellSouth Shareholder Services at 1-800-631-6001.

Other Information

Consolidated financial statements for BellSouth Corporation are attached as an appendix to this Proxy Statement and are included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and the New York, Boston, Chicago, Pacific and Philadelphia stock exchanges in the United States and the London, Frankfurt, Amsterdam and Swiss exchanges. A copy of the 2000 Form 10-K (excluding exhibits) will be furnished, without charge, by writing to the Corporate Secretary, BellSouth Corporation, 1155 Peachtree Street, N.E., Room 14B06, Atlanta, Georgia, 30309-3610. The Form 10-K is also available on BellSouth's home page on the Internet at http://www.bellsouth.com/investor (click on "Financial Publications").

Solicitation of Proxies

BellSouth will pay the cost of soliciting proxies. BellSouth has retained Morrow & Co., Inc. to solicit proxies, by mail, in person or by telephone, at an estimated cost of $25,000 plus reimbursement of reasonable out-of-pocket expenses. In addition, employees of BellSouth may likewise solicit proxies on behalf of the Company.

The above Notice of Annual Meeting and Proxy Statement are sent by order of the BellSouth Board of Directors.

Carl E. Swearingen
Senior Vice President—Corporate Compliance and Corporate Secretary
Dated: March 13, 2001

EXHIBIT A

BELLSOUTH BOARD OF DIRECTORS

AUDIT COMMITTEE

CHARTER

The Audit Committee shall have responsibility for:

  •
  Assisting the Board of Directors in fulfilling its oversight responsibilities by evaluating the effectiveness of the Company's system of internal controls as it relates to: the integrity of financial reporting, compliance with applicable laws and regulations, and the achievement of operating objectives.

The Audit Committee shall:

  •
  Be appointed by the Board of Directors,
  •
  Be composed of three or more directors each of whom are independent under the definition set forth by the New York Stock Exchange (NYSE), as interpreted by the Board of Directors,
  •
  Be composed of directors who are financially literate as determined by the Board of Directors,
  •
  Have at least one member who has a background in financial management or accounting as determined by the Board of Directors.

In meeting its responsibilities, the Audit Committee shall:

General

  •
  Meet in conjunction with each regularly scheduled meeting of the Board of Directors, or more frequently as circumstances require.
  •
  Review and assess the committee's activities, including the adequacy of its charter, on an annual basis to ensure it is meeting its responsibilities to the Board of Directors.
  •
  Report committee actions to the Board of Directors with such recommendations as the committee may deem appropriate.
  •
  Request and review such reports and receive such assistance from management as it may from time to time require in carrying out its assigned responsibilities.
  •
  Undertake from time to time such additional activities within the scope of the committee's primary functions as the committee deems appropriate.

Internal Controls and Risk Assessment

  •
  Review and evaluate the effectiveness of the Company's process for assessing significant risks or exposures and the process for evaluating control effectiveness in light of those risks.
  •
  Review with management, the independent accountants and the Chief Corporate Auditor issues relating to the system of internal controls, including significant audit findings and recommendations.
  •
  Review with the Chief Corporate Auditor and the independent accountants the completeness of coverage of key business controls and risk areas, reduction of redundant efforts, and the effective use of audit resources resulting from the coordination of audit efforts.
  •
  Consider the scope of the internal audit plan and the role of the internal auditors.
  •
  Review the internal auditing department budget and staffing.
  •
  Periodically meet with management, the independent accountants, and the Chief Corporate Auditor separately to discuss any matters that the committee or these groups believe should be discussed privately with the committee.

Financial Reporting

  •
  Provide oversight of the financial reporting process and corporate management's responsibility for the integrity, accuracy, and objectivity of the financial reports.
  •
  Review the Company's accounting principles and reporting practices.
  •
  Review the Company's financial statements.
  •
  Review with management and the independent accountants at the completion of the annual examination: the Company's financial statements and related footnotes, the independent accountants' audit of the financial statements and report thereon, any serious difficulties or disputes with management encountered during the course of the audit, and other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards.

  •
  Review with management and the independent accountants the Company's interim financial information and associated required communications. This responsibility will be fulfilled if such review is made by the Audit Committee chairman.

Independent Accountants

  •
  Recommend to the Board of Directors the appointment of the Company's independent accountants, review the fees to be paid, and review and approve the discharge of the independent accountants. The independent accountants are ultimately accountable to the Audit Committee and the entire Board of Directors for such accountants' review of the financial statements and controls of the Company.
  •
  Review the scope and approach of the annual audit with the independent accountants.
  •
  Ensure the independence of the independent accountants by reviewing and discussing with the Board of Directors, if necessary, any relationships between the auditor and the Company, or any other relationship that may adversely affect the accountants' independence.
  •
  Review with the independent accountants all communications required by appropriate regulatory entities.
  •
  Instruct the independent accountants to communicate and report directly to the Audit Committee serious difficulties and disputes with management.

Business Conduct

  •
  Review with the Company's general counsel and others any legal, tax, or regulatory matters that may have a material impact on company operations and the financial statements, related company compliance policies, and programs and reports received from regulators.
  •
  Review and assess the Company's processes for administering a code of ethical conduct.
  •
  Review transactions with the Company in which directors or officers of the Company have an interest.
  •
  Provide oversight of the conduct of political action committees and review reports on the status and results of such committees.

The Audit Committee serves in an oversight capacity and as such does not determine or provide opinions on the completeness, accuracy, or adherence to generally accepted accounting principles of the Company's financial statements.

SELECTED FINANCIAL AND OPERATING DATA
 (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

At December 31 or for the year ended	1996	1997	1998	1999	2000
Income Statement Data:
Operating revenues	$19,040	$20,561	$23,123	$25,224	$26,151
Operating expenses	14,261	15,185	17,219	18,787	19,267
Operating income	4,779	5,376	5,904	6,437	6,884
Net income	2,863	3,261	3,527	3,448	4,220
Operating income margin	25.1%	26.1%	25.5%	25.5%	26.3%
Diluted earnings per share of common stock	$1.44	$1.64	$1.78	$1.80	$2.23
Diluted weighted-average shares of common stock outstanding (millions)	1,992	1,989	1,984	1,916	1,891
Dividends declared per share of common stock	$.72	$.72	$.73	$.76	$.76
Balance Sheet Data:
Total assets	32,568	36,301	39,410	43,453	50,925
Long-term debt	8,116	7,348	8,715	9,113	12,463
Shareholders' equity	13,249	15,165	16,110	14,815	16,912
Other:
Operating cash flow	5,863	7,039	7,741	8,199	8,590

Significant events affecting our historical earnings trends include the following:

  •
  1996 results include a gain from the sale of a paging business, which increased net income by $344, or $0.17 per share.

  •
  1997 results include gains resulting from the sales of our interests in Optus Communications, ITT World Directories and Bellcore, which increased net income by $352, or $0.18 per share, $128, or $0.06 per share, and $23, or $0.01 per share. 1997 results also include the effect of a regulatory settlement in South Carolina, which reduced operating revenues by $72 and net income by $47, or $0.02 per share, as well as a loss of $9 incurred in connection with the early redemption of long-term debt.

  •
  1998 results include gains resulting from the sale of our interests in BellSouth New Zealand and ITT World Directories, and contingent interest and prepayment penalties associated with the repayment of a loan receivable. See notes B and C to the consolidated financial statements and MD&A for further discussion of these items.

  •
  1999 results include foreign currency losses, losses due to an asset impairment, the recognition of foreign investment tax credits generated in prior years and a gain on the sale of Honolulu Cellular. See notes B, C, D and I to the consolidated financial statements and MD&A for further discussion of these items.

  •
  2000 results include income related to the restructuring of our ownership interest in German wireless operator E-Plus, expense recorded as a result of a general and administrative staff reduction plan, income generated from the dissolution of the AB Cellular partnership, pension settlement gains, expense resulting from the restructuring of our wireless video entertainment business and expense associated with the termination of a contract. See notes C, D, G and N to the consolidated financial statements and MD&A for further discussion of these items.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
 (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Consolidated Results of Operations

Key selected financial and operating data for the three years ended December 31, 1998, 1999 and 2000 are as follows. All references to earnings per share are on a diluted basis.

				Percent Change
	1998	1999	2000	1999 vs. 1998	2000 vs. 1999
Results of operations:
Operating revenues	$23,123	$25,224	$26,151	9.1	3.7
Operating expenses	17,219	18,787	19,267	9.1	2.6
Operating income	5,904	6,437	6,884	9.0	6.9
Interest expense	837	1,030	1,328	23.1	28.9
Net earnings (losses) of equity affiliates	92	(169)	690	N/M *	N/M
Gain (loss) on sale of operations	335	55	(14)	N/M	N/M
Other income, net	257	195	366	(24.1)	87.7
Provision for income taxes	2,224	2,040	2,378	(8.3)	16.6
Net income	$3,527	$3,448	$4,220	(2.2)	22.4
As Reported:
Net income	$3,527	$3,448	$4,220	(2.2)	22.4
Earnings per share	$1.78	$1.80	$2.23	1.1	23.9
Normalized:
Net income	$3,259	$3,825	$4,155	17.4	8.6
Earnings per share	$1.64	$2.00	$2.20	22.0	10.0
Cash Flow Data:
Cash provided by operating activities	$7,741	$8,199	$8,590	5.9	4.8
Cash used for investing activities	(5,487)	(9,888)	(9,303)	(80.2)	5.9
Cash (used for) provided by financing activities	(1,681)	(167)	487	N/M	N/M
Other:
Effective tax rate	38.7%	37.2%	36.0%	-150bps	-120bps
Average short-term debt	$3,239	$6,182	$6,987	90.9	13.0
Average long-term debt	8,220	8,599	10,740	4.6	24.9
Total average debt	$11,459	$14,781	$17,727	29.0	19.9
EBITDA(1)	10,261	11,428	12,425	11.4	8.7
EBITDA margin(2)	44.4%	45.3%	47.5%	+90bps	+220bps

*
Not Meaningful
(1)
EBITDA represents income before net interest expense, income taxes, depreciation and amortization, net earnings (losses) of equity affiliates, severance accrual, provision for restructuring and asset impairments, pension gains and other income, net. We present EBITDA because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance and because we believe that EBITDA is an additional meaningful measure of performance and liquidity. EBITDA does not represent cash flows for the period, nor is it an alternative to operating income (loss) as an indicator of operating performance. You should not consider it in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. The items excluded from the calculation of EBITDA are significant components in understanding and assessing our financial performance. Our computation of EBITDA may not be comparable to the computation of similarly titled measures of other companies. EBITDA does not represent funds available for discretionary uses.

(2)
EBITDA margin is EBITDA divided by operating revenues.

Overview of consolidated results of operations

On a comparative basis, results reflect revenue growth in the core wireline business, driven by digital and data services revenues, and significant increases in our international customer bases. Expense growth was driven by volume increases at our international businesses and expenses for development and promotion of new business initiatives, including high-speed data and Internet service offerings.

Normalized net income for 1998 excludes the impacts of:

  •
  A gain from the sale of our 65% interest in BellSouth New Zealand of $110, or $0.06 per share.

  •
  A gain from the receipt of additional proceeds related to the sale of our investment in ITT World Directories of $96, or $0.05 per share.

  •
  Contingent interest and prepayment penalties associated with the repayment of a loan, which increased net income by $62, or $0.03 per share.

Normalized net income for 1999 excludes the impacts of:

  •
  The devaluation of the Brazilian Real. Our share of the foreign currency losses in our Brazilian wireless properties reduced net income by $308, or $0.16 per share. These losses are included in Net earnings (losses) of equity affiliates.

  •
  An asset impairment loss which reduced net income by $187, or $0.10 per share.

  •
  The recognition of certain foreign investment tax credits generated in prior years, which increased net income by $95, or $0.05 per share.

  •
  The gain on sale of our 100% ownership interest in Honolulu Cellular, which increased net income by $23, or $0.01 per share.

Normalized net income for 2000 excludes the impacts of:

  •
  Income generated from the redemption of AT&T from the AB Cellular Partnership, which increased net income by $292, or $0.15 per share. This income is included in Net earnings (losses) of equity affiliates.

  •
  Gains generated by the early payout of retirement benefits to employees who separated from BellSouth during 2000. These gains increased net income by $223, or $0.12 per share. These gains are recorded as offsets to Operational and support expenses.

  •
  Income related to the restructuring of our ownership interest in the German wireless operator, E-Plus, which increased net income by $68, or $0.04 per share. This gain is included in Net earnings (losses) of equity affiliates.

  •
  Expense recorded as a result of our plan to restructure our wireless video entertainment business, which reduced net income by $323, or $0.17 per share.

  •
  Expense recorded as a result of our plan to reduce our domestic general and administrative staff, which reduced net income by $48, or $0.03 per share.

  •
  Expense recorded in conjunction with the termination of a long term contract with a vendor which reduced net income by $125, or $0.07 per share.

See the notes to our consolidated financial statements for further discussion of the above matters.

Events affecting comparability

Formation of Cingular Wireless

In October 2000, we contributed our domestic wireless voice and data operations to a joint venture with SBC Communications and formed Cingular Wireless (Cingular). We own an approximate 40% stake in Cingular, and share joint control with SBC. Accordingly, we account for our share of Cingular's results using the equity method. Prior to October 2000, we consolidated the revenues and expenses of these operations. As a result of this change, our 2000 results include nine months of revenues and expenses attributable to our former domestic wireless operations and three months of equity in earnings attributable to Cingular.

Adoption of SAB 101

During 2000, we adopted a new method of recognizing revenues and expenses derived from installation and activation activities. We did this to comply with new accounting guidance contained in SAB 101, which requires that revenues from such activities be deferred and recognized over the estimated life of the relationship with the customer. As required by SAB 101, we adopted the new method effective January 1, 2000. The adoption did not affect our reported earnings for the 2000 period but did decrease our reported revenues and expenses equally by $204. SAB 101 prohibited the restatement of prior period results; as a result, our reported 1999 and 1998 operating revenues and expenses are not comparable to the 2000 period. If SAB 101 had been in effect during all periods presented, our revenues and expenses would have been reduced equally by $254 in 1998 and $248 in 1999, with no impact on net income for any period.

On January 1, 1999, we adopted a new accounting standard on capitalization of internal-use software. We did not restate our 1998 results to conform to the new policy. The impact of capitalizing software costs under the new standard was a benefit of $285, or $0.15 per share, for 1999 compared to 1998 and $322, or $0.17 per share, for 2000 compared to 1998.

Operating Revenues

Our reported operating revenues increased $2,101 during 1999 and $927 during 2000. These changes reflect:

  •
  Growth in our wireline communications operations of $1,053 during 1999 and $609 during 2000, spurred by demand for digital and data services and calling features. Growth in wireline revenues was partially offset by the effects of rate reductions related to access charge reform and competition in both the local and the long distance market.

  •
  For domestic wireless operations, an increase of $468 in 1999 and a decrease of $477 in 2000. The increase in 1999 resulted from a 13.1% expansion in the customer base. The decrease during 2000 was due primarily to the contribution of our domestic wireless operations to Cingular, as explained above, which results in only nine months of revenue from reported domestic wireless operations.

  •
  Higher revenues from our international operations of $294 in 1999 and $482 in 2000, resulting from growth in the customer bases of our current operations of 62.8% in 1999 and 67.1% in 2000. The 2000 period increase also includes the addition of new wireless operations in Colombia. The increase in international revenues attributable to customer growth was partially offset by weakening economies, changes in foreign currency rates and decreases in average monthly revenue per customer. Average monthly revenue per customer decreased as a result of penetration into lower usage market segments and a growing percentage of customers selecting lower-volume prepaid services. The average monthly revenue per international wireless customer decreased 25.7% for 1999 and 34.6% for 2000.

  •
  Volume growth and price increases in our domestic advertising and publishing operations, growth from our international directory publishing businesses purchased in mid-1999 and increases in revenues from domestic electronic media offerings.

  •
  Growth in new lines of business.

Operating Expenses

Total operating expenses increased $1,568 during 1999 and $480 during 2000. Operating expenses for 1999 included a $320 asset impairment charge related to an equipment exchange program at our domestic wireless operations. Operating expenses for 2000 were impacted by several special items, including $528 of expense for restructuring and asset impairments, expense of $203 related to a contract termination settlement, a $78 severance accrual related to a plan to reduce our domestic general and administrative staff and gains from pension settlements which reduced expense by $362. Excluding these items, total operating expenses increased $1,248 during 1999 and $353 during 2000.

Increases in both periods resulted from higher levels of spending in the core wireline business customer service and network support functions, volume driven increases at our international businesses and expenses for development and promotion of new business initiatives, including high-speed data and Internet service offerings. Also included in the 2000 results is $164 in expense from our recently acquired properties in Colombia. These increases were offset by income of $158 in 1999 and $141 in 2000 as favorable pension plan returns exceeded expenses from other employee benefits. Expenses from domestic wireless operations during the 2000 period decreased $410 from 1999 to 2000, primarily as a result of the contribution of those operations to Cingular. Operational and support expenses of our international operations were favorably impacted by $175 in 1999 and $177 in 2000 from the weakening of foreign currencies against the U.S. Dollar.

Depreciation and amortization increased $314 in 1999 and $264 in 2000 primarily as a result of additions of property, plant, equipment and software to support expansion of our wireline communications and international wireless networks.

Operating expenses for the 2000 period also included a decrease of $204 resulting from the adoption of SAB 101. If SAB 101 had been in effect during all periods presented, expenses would have been reduced by $254 in 1998 and $248 in 1999. Operating expenses include reductions totaling $452 in 1999 and $725 in 2000 from the adoption of a new accounting standard on capitalization of internal-use software.

Interest Expense

Interest expense increased $193 in 1999 and $298 in 2000. The 1999 increase was attributable to higher average debt balances resulting from commercial paper borrowings associated with the financing of our investment in Qwest and a higher portion of capitalized interest in 1998. Higher interest expense in 2000 is attributable to higher average long-term debt balances resulting from borrowings associated with the financing of our investments in Colombia and Brazil, the buyout of our partners in the Carolinas DCS business and higher interest rates.

Gain (loss) on sale of operations

Gains for 1998 include $180 from the sale of our 65% interest in BellSouth New Zealand and $155 from the receipt of additional proceeds related to the sale of our investment in ITT World Directories. Gains for 1999 include $39 from the sale of our 100% ownership interest in Honolulu Cellular and $16 from the sale of a wireless property in Alabama. During 2000, we sold our ownership interests in wireless data operations in Belgium, the Netherlands and the United Kingdom. These sales generated a pre-tax loss of $14.

Net earnings (losses) of equity affiliates

Earnings from our unconsolidated businesses decreased $261 in 1999 and increased $859 in 2000. The 1999 decrease includes $308 of foreign exchange losses related to our Brazilian properties. The 2000 increase includes a $479 gain from the redemption of AT&T from the AB Cellular partnership and $68 in income related to the restructuring of our ownership interest in our German wireless operations. The 2000 period also includes three months earnings from Cingular. Excluding the impacts of the Brazil devaluation, the gain from AB Cellular and the restructuring of the German wireless operations, earnings increased $47 in 1999 and $4 in 2000. These results are addressed in the discussions for the Domestic wireless, International operations and All other businesses segments. For more information on the special items mentioned above, see notes B and C to our consolidated financial statements.

Other income, net

Other income, net includes interest income, gains (losses) on disposition of assets, foreign currency gains (losses) and miscellaneous nonoperating income. The decrease of $62 in 1999 was attributable to a $67 reduction in interest income due to lower average cash balances and $23 of higher minority interest expense related to our less-than-100-percent owned subsidiaries, partially offset by miscellaneous nonoperating items. The change in 2000 is primarily attributable to increases of $202 from higher interest income, lower minority interest expense and changes in miscellaneous nonoperating items, partially offset by $11 in foreign currency losses.

Provision for income taxes

The provision for income taxes decreased $184 during 1999 and increased $338 during 2000. Our effective tax rate decreased from 38.7% in 1998 to 37.2% in 1999 and from 37.2% in 1999 to 36.0% in 2000.

The decrease in the 1999 effective tax rate was driven by the recognition of investment tax credits at our wireless operations in Venezuela and a change in the mix of income among taxing jurisdictions. These decreases were offset by less favorable results at foreign equity-method subsidiaries which are recorded net of tax benefits or expense. These results were significantly impacted by foreign currency losses recorded at our unconsolidated Brazilian businesses during 1999.

The decrease in the 2000 effective tax rate was driven by the impact of additional income related to the restructuring of our ownership in our German wireless operations, the recognition of tax incentives, tax benefits generated by the sale of our international wireless data properties and more favorable results from companies we report on the equity-method, which generally are recorded net of tax benefits or expense.

Results by Segment

Our reportable segments reflect strategic business units that offer similar products and services and/or serve similar customers. We have four reportable operating segments:

  •
  Wireline communications;

  •
  Domestic wireless;

  •
  International operations;

  •
  Advertising and publishing.

We have included the operations of all other businesses falling below the reporting threshold in the "All other businesses" segment. We evaluate the performance of each business unit based on net income, exclusive of charges for use of intellectual property rights and adjustments for special items that may arise. Special items are transactions or events that are included in reported results but are excluded from segment results due to their nonrecurring or nonoperational nature.

The results of businesses in which we own noncontrolling interests are not included in our reported revenues and expenses but are included in the Net earnings (losses) of equity affiliates line item.

The following discussion highlights our performance in the context of these segments. For a more complete understanding of our industry, the drivers of our business, and our current period results, you should read this discussion in conjunction with our consolidated financial statements, including the related notes.

Wireline Communications

Wireline communications includes local exchange, network access and limited long distance services provided by wireline transport to business and residential customers in a nine-state region located in the southeastern U.S.

Effective January 1, 2000, we adopted a new method of recognizing revenues and expenses derived from installation and activation activities. We did this to comply with new accounting guidance contained in SAB 101, which requires that revenues from such activities be deferred and recognized over the estimated life of the relationship with the customer. The adoption decreased our reported revenues and expenses equally by $204 for fiscal 2000 but did not affect our earnings for any period. For management purposes and in order to provide comparable revenue and expense data, we have adjusted the 1998 and 1999 periods to present the results which would have occurred if SAB 101 was adopted on January 1, 1998.

				Percent Change
	1998	1999	2000	1999 vs. 1998	2000 vs. 1999
Results of Operations:
Operating revenues:
Local service	$9,883	$10,740	$11,262	8.7	4.9
Network access	4,563	4,695	4,885	2.9	4.0
Long distance	713	608	523	(14.7)	(14.0)
Other wireline	988	1,163	1,393	17.7	19.8
Intersegment revenues	221	318	288	43.9	(9.4)
Total operating revenues	16,368	17,524	18,351	7.1	4.7
Operating expenses	11,497	11,696	12,143	1.7	3.8
Operating income	4,871	5,828	6,208	19.6	6.5
Segment net income	$2,751	$3,315	$3,503	20.5	5.7
Key Indicators:
Access line counts (000's):
Access lines:
Residential	16,497	17,002	17,135	3.1	0.8
Business	7,859	8,232	8,525	4.7	3.6
Other	274	265	248	(3.3)	(6.4)
Total access lines	24,630	25,499	25,908	3.5	1.6
Access line equivalents(1)	12,584	17,770	28,321	41.2	59.4
Total equivalent access lines	37,214	43,269	54,229	16.3	25.3
Resold lines and unbundled network elements (000's)	562	816	1,308	45.2	60.3
Access minutes of use (millions)	104,373	110,088	113,913	5.5	3.5
Long distance messages (millions)	784	644	504	(17.9)	(21.7)
Internet customers	377	695	956	84.4	37.6
ADSL customers	—	30	215	N/M	N/M
Digital and data services revenues	$2,012	$2,635	$3,344	31.0	26.9
Calling feature revenues	$1,639	$1,913	$2,145	16.7	12.1

(1)
Access line equivalents represent a conversion of non-switched data circuits to a switched access line basis and is presented for comparability purposes. Equivalents are calculated by converting high-speed/high-capacity data circuits to the equivalent of a switched access line based on transport capacity. While the revenues generated by access line equivalents have a directional relationship with these counts, growth rates cannot be compared on an equivalent basis.

Operating Revenues

Local service

Local service revenues increased $857 during 1999 and $522 during 2000, attributable to strong demand for calling features and digital and data services.

Total equivalent access lines increased 16.3% during 1999 and 25.3% during 2000. Residential access lines rose 3.1% during 1999 and 0.8% during 2000. The growth in residential lines has slowed substantially as a result of increasing competition and slowing of economic growth in our wireline service area. Business access lines, including both switched access lines and data circuits, grew 27.1% during 1999 and 41.7% during 2000, propelled by expanding demand for our digital and data services, and offset by the effects of increasing competition.

Revenues from optional calling features such as caller ID, call waiting, call return and voicemail service increased $274, or 16.7%, during 1999 and $232, or 12.1%, during 2000. These increases were driven by demand for our Complete Choice® package, a one-price bundled offering of over 20 calling features. The 1999 increase also includes the effect of positive rate impacts on revenues from these features.

Increased penetration of extended local area calling plans also increased local service revenues by approximately $182 during 1999 and $168 during 2000.

Network access

Network access revenues grew $132 in 1999 and $190 in 2000. Access minutes of use rose 5.5% and 3.5% during the same periods. Increases in access lines and promotional activities by long distance carriers continue to be the primary drivers of the increase in minutes of use. The 2000 growth in minutes was also positively impacted by the additional day of activity resulting from the leap year.

The growth rate in total minutes of use continues to be negatively impacted by the trend of business customers migrating from traditional switched circuits to higher capacity data line offerings which are fixed-charge based rather than per-minute-of-use based. Revenues from these dedicated circuit services grew approximately $155 in 1999 and $296 in 2000 as Internet service providers and high-capacity users increased their use of our network. The growth rate in switched minutes of use has also been negatively impacted by competition from competitive local exchange carriers whose traffic completely bypasses our network.

Volume-related growth was largely offset by net rate impacts that decreased revenues by $158 in 1999 and $339 in 2000. These reductions are primarily related to the FCC's access reform and productivity factor adjustments. The reductions were partially offset by recoveries of local number portability costs in both 1999 and 2000.

Long distance

The decreases during 1999 and 2000 are primarily attributable to decreases in long distance message volumes of 17.9% in 1999 and 21.7% in 2000. The 2000 decrease in revenues attributable to the loss of message volumes was offset by a $30 revenue reduction in 1999 for a regulatory ruling related to compensation we received from long distance carriers for interconnection to our public payphones. Also offsetting the decreases were increased revenues from the provision of digital and data services of $21 in 1999 and $36 in 2000.

Competition and increased penetration of extended local area calling plans continue to have an adverse impact on the number of customers who use our long distance service and ultimately reduce our long distance message volumes and revenues. Effective February 1999, we implemented 1+ dialing parity in the last of the nine states in our region, which allows customers to choose a competing intraLATA long distance carrier without having to dial a special access code. We believe that competition will continue to adversely impact long distance message volumes and revenues until we are granted full long distance relief under the Telecommunications Act of 1996.

Other wireline and intersegment revenues

Other wireline and intersegment revenues increased 22.5%, from $1,209 in 1998 to $1,481 in 1999, and increased 13.5% to $1,681 in 2000. Higher revenues of $177 in 1999 and $293 in 2000 resulted primarily from sales of unbundled network elements, collocation of competing carriers' equipment in our facilities, interconnection charges to wireless carriers, demand for our Internet access offering and proceeds from universal service funds. At December 31, 2000 we had 956,000 subscribers to our BellSouth Internet Service, an increase of 37.6% compared to 1999. Revenues from sales of customer premises equipment and resale of paging services increased during 1999 but decreased during 2000. Intersegment revenues increased $97 during 1999 due to increased business activity with our other operating segments but decreased during 2000 as interconnect revenues charged to domestic wireless operations shifted from intersegment to external revenues.

Operating Expenses

Operational and support expenses

Operational and support expenses increased $169, or 2.1%, during 1999 and $196, or 2.4%, during 2000. The 1999 and 2000 periods were impacted favorably by the adoption of new rules on software capitalization. Excluding the impact of adoption, the 1999 period would have included an additional $413 of expense compared to 1998, and the 2000 period would have included an additional $510 of expense compared to 1998.

Increases in 1999 were attributable to $551 of labor costs driven by the addition of employees in customer service and network support functions and increases in salary and wage rates, $100 of costs from sales of customer premises equipment and paging equipment and other increased expenses associated with higher business volumes. These increases were offset by $84 of reductions in overtime expense in customer service and network functions and income of $153 as favorable pension plan investment returns exceeded expenses from other employee benefits. Also included in the 1999 increases were expenses related to new data initiatives, including high-speed Internet access and optical fiber-based broadband services, and promotional expenses related to expanding our Internet customer base.

The increase in 2000 was primarily attributable to increases in labor costs and reciprocal compensation expense totaling $230. Also contributing to this increase was expenses related to new data initiatives, including high-speed Internet access and optical fiber-based broadband services, and promotional expenses related to expanding our Internet customer base. These increases were offset by income of $106 as favorable pension plan returns exceeded expenses from other employee benefits.

Depreciation and amortization

Depreciation and amortization expense increased $30 during 1999 and $251 during 2000. The increases are primarily attributable to amortization of capitalized internally developed software and depreciation resulting from higher levels of net property, plant and equipment.

Domestic Wireless

During fourth quarter 2000, we contributed our domestic wireless operations to Cingular, and we account for our investment in Cingular under the equity method. For management purposes, however, we evaluate Cingular's results based on our proportionate share of Cingular's results. Accordingly, the operating revenues and expenses reported for our domestic wireless segment reflect 40% of Cingular's total revenues and expenses.

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results.

				Percent Change
	1998	1999(1)	2000	1999 vs. 1998	2000 vs. 1999

Total operating revenues	$2,968	$3,486	$4,219	17.5	21.0
Operating expenses	2,594	3,158	3,608	21.7	14.2
Operating income	374	328	611	(12.3)	86.3
Net earnings (losses) of equity affiliates	165	144	145	(12.7)	0.7
Segment net income	283	234	357	(17.3)	52.6
Customers(2)	4,320	4,887	8,337	13.1	70.6
Average monthly revenue per customer(2)	$58	$57	$56	(1.7)	(1.8)

(1)
1999 results exclude the impact of an asset impairment loss described in note D to the consolidated financial statements. 1999 results also exclude gains from the sale of wireless properties in Honolulu and Dothan described in note C to the consolidated financial statements.
(2)
The amounts shown are for our consolidated properties and/or proportionate share of Cingular's operating results and do not include customer data for any of our previously-held unconsolidated businesses.

Operating Revenues

Total operating revenues grew $518, or 17.5%, during 1999 and $733, or 21.0%, during 2000. These increases are attributable to higher airtime, access and equipment sales revenues driven by organic customer growth and, for 2000, the higher customer base created by the formation of Cingular. Customer growth in both years was driven by advertising, enhanced volume pricing strategies such as one-rate plans, rollover minute plans, bundled minutes at lower rates and prepaid calling plans and competitive incentive programs such as discounted wireless handsets. Average monthly usage by customers increased during 1999 and 2000 and, when combined with the increase in total customers, drove increases in total minutes of use. Average monthly revenue per customer remained relatively flat during 1999 and 2000 due primarily to declines in per-minute rates in response to competition and further penetration into lower-usage market segments.

We expect competition to continue to intensify and pressure pricing in the markets that Cingular serves. We believe this will further stimulate customer growth and demand and continue to increase usage as the overall market is expanded.

Operating Expenses

Operational and support expenses

Operational and support expenses increased $421, or 20.2%, during 1999 and $493, or 19.7%, during 2000. These increases are due to higher customer acquisition costs, higher network costs associated with network usage and costs related to new customer promotions. Higher customer acquisition costs resulted from customer growth of 13.1% in 1999 and 70.6% in 2000. Network usage and the related expense have increased as a result of customer and volume growth in established markets.

Depreciation and amortization

Depreciation and amortization increased $143, or 27.9%, during 1999 and decreased $43, or 6.6%, during 2000. The increase in 1999 was primarily attributable to the additions of property, plant and equipment totaling $550. These additions were primarily attributable to the build-out of PCS markets, expansion of the network related to growth in the customer base and deployment of digital cellular across all of our consolidated markets. The 1999 increase is also attributable to accelerated depreciation on network equipment that, as part of an equipment exchange program, was replaced over an 18 month period from June 1999 through December 2000. Depreciation expense in 2000 was favorably impacted by the lower asset base which resulted from the equipment exchange program.

Net Earnings (Losses) of Equity Affiliates

Net earnings (losses) of unconsolidated domestic wireless businesses decreased $21 in 1999 and remained relatively flat in 2000. The 1999 decrease is principally due to lower earnings at our business in Los Angeles, attributable to higher acquisition costs associated with customer additions and increased amortization expense that resulted from the reorganization of our ownership interests in fourth quarter 1998.

International Operations

International operations is comprised principally of our investments in wireless businesses in eleven countries in Latin America as well as in Denmark, Germany, India and Israel. Consolidated operations include our businesses in Argentina, Chile, Colombia, Ecuador, Nicaragua, Peru and Venezuela. The 1998 period results also include the results of BellSouth New Zealand, which was sold in fourth quarter 1998. All other businesses are accounted for under the equity method, and accordingly their results are reported as Net earnings (losses) of equity affiliates.

				Percent Change
	1998	1999(1)	2000	1999 vs. 1998	2000 vs. 1999

Total operating revenues	$1,995	$2,291	$2,810	14.8	22.7
Operating expenses	1,761	2,173	2,765	23.4	27.2
Operating income	234	118	45	(49.6)	(61.9)
Net losses of equity affiliates	(69)	(2)	(68)	N/M	N/M
Segment net loss	(62)	(4)	(170)	N/M	N/M
Customers(2)	2,598	4,230	7,069	62.8	67.1
Average monthly revenue per customer(2)	$70	$52	$34	(25.7)	(34.6)

(1)
1999 results exclude the impact of the Brazil devaluation which is discussed in note B to the consolidated financial statements.
(2)
The amounts shown are for our consolidated properties and do not include customer data for our unconsolidated properties.

Operating Revenues

The increases of $296 during 1999 and $519 during 2000 are primarily due to substantial growth in the customer bases of our consolidated operations, which collectively have increased 62.8% in 1999 and 67.1% in 2000. Partially offsetting the impacts of customer growth were impacts from weakened economies in Peru and Argentina. Growth was further offset by declining monthly revenue per customer resulting from continued expansion into lower-usage customer segments through offerings such as prepaid cellular service and competitive pressures in certain countries. We now offer prepaid cellular products to all of the countries we serve in Latin America. Revenue growth in 1999 was negatively affected by the absence of revenues from BellSouth New Zealand, which was sold in fourth quarter 1998. The 2000 increase also includes $147 of revenues attributable to our new Colombian wireless operations and the consolidation of the Nicaraguan operations beginning first quarter 2000.

A stronger U.S. Dollar against foreign currencies has had a negative impact on reported revenues. Absent changes in foreign currency exchange rates, reported revenues would have increased $534 in 1999 and $808 in 2000.

Operating Expenses

Operational and support expenses

Operational and support expenses increased $327, or 23.3%, in 1999 and $437, or 25.2%, in 2000. These increases are primarily the result of operational and customer acquisition costs associated with growth in customer levels and expanded operations. Since 1998, our existing operations have added 3.3 million customers in Argentina, Chile and Venezuela. We have also added approximately 1.2 million customers through the acquisition and development of businesses in Colombia, Ecuador, Nicaragua and Peru. The 2000 increase also includes $125 of expenses attributable to our new Colombian wireless operations and the consolidation of the Nicaraguan operations beginning first quarter 2000.

Operational and support expenses denominated in local currencies were favorably impacted by the weakening of foreign currencies against the U.S. Dollar. Absent changes in foreign currency exchange rates, reported operational and support expenses would have increased $502 in 1999 and $614 in 2000.

Depreciation and amortization

Depreciation expense increased $64 in 1999 and $92 in 2000. These increases are due primarily to higher gross depreciable plant resulting from the continued investment in our wireless network infrastructure. Amortization expense increased $21 during 1999 and $63 during 2000 as a result of growth in intangibles related to our purchase of additional ownership interests in several Latin American operations.

Net Losses of Equity Affiliates

Net losses from our international equity affiliates improved $67 to $(2) in 1999 and decreased $66 to $(68) in 2000.

The increase in 1999 is due to stronger results from our investments in Germany, Nicaragua and Panama. All of these businesses experienced substantial growth in their customer bases during the 1998-1999 period. Offsetting these improvements were losses related to our operations in Brazil; these losses were attributable to costs associated with the start-up of operations during 1998 and economic weakness in the region during 1999.

The decline in earnings from our unconsolidated international businesses during the 2000 period is due to lower operating results from our investments in Brazil and Germany. Both of these businesses experienced significant increases in operational and customer acquisition costs resulting from substantial growth in their customer bases. In addition, a depreciating currency in Brazil resulted in higher foreign currency losses of $73.

Our operations in Brazil continue to be affected by weakness in the local economy. Operational revenues have been negatively impacted as the weakened currency has caused average revenue per subscriber to decline. In addition, we expect that our earnings will continue to be affected by foreign currency gains or losses associated with the U.S. Dollar-denominated debt issued by our Brazilian businesses.

Advertising and Publishing

Our advertising and publishing segment is comprised of companies in the U.S. and Latin America that publish, print, sell advertising in and perform related services concerning alphabetical and classified telephone directories and electronic product offerings.

				Percent Change
	1998	1999	2000	1999 vs. 1998	2000 vs. 1999

Operating revenues:
External revenues	$1,891	$2,010	$2,178	6.3	8.4
Intersegment revenues	—	18	22	N/M	22.2
Total operating revenues	1,891	2,028	2,200	7.2	8.5
Operating expenses	1,042	1,127	1,163	8.2	3.2
Operating income	849	901	1,037	6.1	15.1
Segment net income	530	556	637	4.9	14.6

Operating Results

External revenues increased $119 during 1999 and $168 during 2000. The 1999 increase was principally a result of $69 in revenues from our new directory publishing operations in Peru and Brazil. To a lesser extent, the increased revenues were driven by volume growth and price increases in the domestic operations. Increases in revenues of $14 from our electronic media offerings also contributed.

The 2000 increase resulted principally from $74 in growth at the domestic advertising and publishing operations driven by volume growth and price increases. In addition, our directory publishing operations in Peru and Brazil contributed $66 to the increase. Also contributing to the 2000 increase was an increase of $28 in the revenues from our domestic electronic media offerings.

Operational and support expenses increased $79 in 1999 and $31 in 2000. These increases are primarily due to growth at our operations in Peru and Brazil totaling $71 for 1999 and $59 for 2000. Also contributing to the increases are costs of $26 for 1999 and $17 for 2000 associated with growth in electronic media offerings. These increases were offset by lower costs of $18 in 1999 and $45 in 2000 at the domestic directory businesses attributable to expense control efforts. Depreciation and amortization remained relatively flat in both 1999 and 2000.

All Other Businesses

This segment is primarily comprised of new business initiatives such as entertainment (cable and wireless television), Internet access marketing, wireless data and long distance. The stand-alone revenues and expenses of our Internet access marketing company which are included in this segment are eliminated in consolidation and reported as part of the wireline communications results.

				Percent Change
	1998	1999	2000	1999 vs. 1998	2000 vs. 1999

External revenues	$113	$280	$425	147.8	51.8
Intersegment revenues	227	371	413	63.4	11.3
Total operating revenues	$340	$651	$838	91.5	28.7
Operating expenses	$700	$971	$1,084	38.7	11.6
Operating loss	$(360)	$(320)	$(246)	11.1	23.1
Segment net loss	$(210)	$(215)	$(189)	(2.4)	12.1

Operating Results

External revenues increased $167 in 1999 and $145 in 2000, primarily driven by growth in revenues of $59 in 1999 and $71 in 2000 from the resale of long distance services in markets outside of our wireline region, $27 in 1999 and $16 in 2000 from interactive paging services and $31 in 1999 and $24 in 2000 from wireless television offerings.

Operating expenses for 1999 and 2000 reflect increased spending associated with new product and/or market introductions in all of these businesses. Higher headcount associated with customer support and installation functions also contributed to the increase in operational and support expenses of $223 in 1999 and $78 in 2000. Depreciation and amortization has increased $48 in 1999 and $35 in 2000 reflecting our continuing investment of resources associated with the growth of these businesses.

During 2000, we announced that we would restructure our wireless video entertainment business. See note N to our consolidated financial statements for a discussion of this event.

Financial Condition

Cash flows from operations are our primary source of funding for capital requirements of existing operations, debt service and dividends. We also have ready access to capital markets in the event additional funding is necessary. While current liabilities exceed current assets, our sources of funds—primarily from operations and, to the extent necessary, from readily available external financing arrangements—are sufficient to meet all current obligations on a timely basis. We believe that these sources of funds will be sufficient to meet the needs of our business for the foreseeable future.

Net cash provided by (used for):

				Percent Change
	1998	1999	2000	1999 vs. 1998	2000 vs. 1999

Operating activities	$7,741	$8,199	$8,590	5.9	4.8
Investing activities	$(5,487)	$(9,888)	$(9,303)	(80.2)	5.9
Financing activities	$(1,681)	$(167)	$487	N/M	N/M

Net cash provided by operating activities

Cash generated by operations increased $458 during 1999 and $391 during 2000. The 1999 increase was primarily attributable to higher operating revenues, cash proceeds of $632 associated with the sublease of wireless towers to Crown Castle International and the impact of the adoption of SOP 98-1. Partially offsetting these impacts were higher operating expenses and working capital requirements to support growth in our core wireline business, substantial increases in the wireless customer base and new initiatives such as Internet, wireless data, long distance and video.

The increase for the 2000 period was driven by higher revenues but was offset significantly by a $530 decrease in proceeds from the sublease of wireless towers and increases in working capital demands attributable to the factors which were discussed for 1999.

Net cash used for investing activities

During 2000, we invested $7.0 billion for capital expenditures to support our wireline and wireless networks, to promote the introduction of new products and services and increase operating efficiency and productivity. We continue to make significant investments that support deployment of high-speed Internet access and optical fiber-based broadband services. Also included in these expenditures for 2000 is approximately $725 in costs related to the purchase and development of internal-use software.

Also during 2000, we paid approximately $1.8 billion to acquire new or additional interests in our domestic and international wireless businesses. Included in this amount is $299 for our investment in Celumóvil (Colombia), $414 for the purchase of Cocelco (Colombia), $885 to buy out our partners in the Carolinas DCS partnerships and $240 for our investment in Tele Centro Oeste (Brazil).

In addition to amounts paid for purchases, we advanced approximately $443 to our partner in our German wireless operations which was used toward the purchase of new third generation wireless licenses from the German government.

We funded these activities through the issuance of new debt, including commercial paper and short-term loans with banks.

Net cash provided by (used for) financing activities

During 2000, our financing activities resulted in net proceeds of $487 as compared to a net use of $167 during 1999. Net proceeds from issuances of debt decreased as we used available cash and refinancings to pay down debt. During 2000, we issued $3.8 billion of long-term debt and used the proceeds from those issuances to retire commercial paper borrowings.

We repurchase shares of our common stock when we consider market conditions and other factors to be favorable, and plan to continue this practice in the future. During 2000, we repurchased approximately 19 million shares of our stock for $779.

Our debt to total capitalization ratio was 53.1% at December 31, 1999 compared to 54.2% at December 31, 2000. The change is primarily a function of increases in long-term debt driven by borrowings to finance acquisitions of new and additional interests in wireless businesses and other investing activities.

At February 28, 2001, we have a shelf registration statement on file with the SEC under which $1.2 billion of debt securities could be publicly offered.

Quantitative and Qualitative Disclosure About Market Risk

We are exposed to various types of market risk in the normal course of business, including the impact of interest rate changes and foreign currency exchange rate fluctuations. To manage this exposure, we employ risk management strategies including the use of derivatives such as interest rate swap agreements, foreign currency forwards and currency swap agreements. We do not hold derivatives for trading purposes.

Interest Rate Risk

Our objective in managing interest rate risk is to maintain a balance of fixed and variable rate debt that will lower our overall borrowing costs within reasonable risk parameters. Interest rate swaps are used to convert a portion of our debt portfolio from a variable rate to a fixed rate or from a fixed rate to a variable rate.

Foreign Exchange Risk

Our objective in managing foreign exchange risk is to protect against cash flow and earnings volatility resulting from changes in foreign exchange rates. Short-term foreign currency transactions and commitments expose us to changes in foreign exchange rates. We occasionally enter into forward contracts and similar instruments to mitigate the potential impacts of such risks.

Our equity investments in Brazil hold U.S. Dollar-denominated liabilities and recognize foreign currency gains or losses when converting those liabilities into local currency. Our proportionate share of these liabilities was $1.13 billion at December 31, 2000. The equity income related to these investments is subject to fluctuations in the U.S. Dollar/Brazilian Real exchange rate. See "MD&A—Operating Environment and Trends of the Business—International Operations."

We are subject to risk from changes in foreign exchange rates for our international operations which use a foreign currency as their functional currency and are translated to U.S. Dollars. Such changes result in cumulative translation adjustments which are included in shareholders' equity. We have translation exposure to various foreign currencies with the most significant being the Brazilian Real, the Euro and the Colombian Peso. Operations in countries with hyperinflationary economies consider the U.S. Dollar the functional currency and reflect translation gains and losses in the determination of net income.

Risk Sensitivity

Our use of derivative financial instruments is designed to mitigate foreign currency and interest rate risks, although to some extent they expose us to credit risks. The credit risks associated with these instruments are controlled through the evaluation and continual monitoring of the creditworthiness of the counterparties. In the event that a counterparty fails to meet the terms of a contract or agreement, our exposure is limited to the current value at that time of the currency rate or interest rate differential and not the full notional or contract amount. Such contracts and agreements have been executed with creditworthy financial institutions, and as such, we consider the risk of nonperformance to be remote.

The following table provides information, by maturity date, about our interest rate sensitive financial instruments, which consist of fixed and variable rate debt obligations. Fair values for the majority of our long-term debt obligations are based on quotes from dealers.

	2001	2002	2003	2004	2005	Thereafter	Total Recorded Amount	Fair Value

Debt:
Fixed rate debt	$7,115	$329	$861	$300	$450	$8,410	$17,465	$17,292
Average interest rate	7.03%	8.04%	7.19%	6.62%	6.89%	6.92%
Variable rate debt	$436	$1,800	$6	$181	$200	$23	$2,646	$2,647
Average interest rate	9.70%	6.53%	5.99%	7.24%	7.30%	17.73%

Operating Environment and Trends of the Business

Regulatory Developments

Our future operations and financial results will be substantially influenced by developments in a number of federal and state regulatory proceedings. Adverse results in these proceedings could materially affect our revenues, expenses and ability to compete effectively against other telecommunications carriers.

Federal policies being implemented by the Federal Communications Commission (FCC) strongly favor access reform, whereby the historical subsidy for local service that is contained in network access charges paid by long distance carriers is eliminated. Unless permanent compensatory changes are adopted, such as universal service fund contribution mandates, our revenues from this source, which constituted approximately 4.8% of our revenues during 2000, could be at risk. In addition, other aspects of access charge regulation and universal service fund contribution requirements that are applicable to local service carriers, such as our wholly-owned subsidiary BellSouth Telecommunications, Inc., are also under consideration and could result in greater expense levels or reduced revenues.

The FCC has considerable authority to establish pricing, interconnection and other policies that had once been considered within the exclusive jurisdiction of the state public service commissions. We expect the FCC to continue policies that promote local service competition.

We have petitioned the FCC for permission under the Telecommunications Act of 1996 to offer full long distance services in South Carolina and Louisiana. The FCC has denied these petitions. We are currently conducting third-party tests of our operating support systems in Georgia and Florida and expect to submit to the FCC applications to offer full long-distance wireline service in Georgia, Florida and our other states when testing and verification of our performance data are complete. We do not know if the FCC will require further changes in our network interconnection elements and operating systems before it will approve such petitions. These changes could result in significant additional expenses and promote local service competition.

Our intrastate prices are regulated under price regulation plans provided by statute or approved by state public service commissions. Some plans are subject to periodic review and may require renewal. These commissions generally may require price reductions and other concessions from us as a condition to approving these plans.

Competition

There are many competitive forces that impact our businesses. The Telecommunications Act of 1996 removed the regulatory barriers to local service competition in the wireline market and required incumbent carriers such as us to open our networks to other carriers. In the wireless market, the auction of PCS licenses has created as many as six new wireless competitors in domestic markets in addition to resellers, and the deregulation of international communications markets has introduced new global competitors to nearly all of our international businesses.

We expect local service competition to steadily increase, particularly with respect to business customers. We are losing market share with respect to business customers, particularly small business customers. Our business customers produce higher profit margins for us than residential customers. Competition for local service revenues could adversely affect our results of operations if lost revenues are not offset by revenues arising from our being authorized to offer in-region interLATA long distance wireline services, or from revenues arising from our other initiatives, such as data and broadband services. It is uncertain when we will be authorized to offer in-region interLATA long distance wireline services.

The presence of multiple aggressive competitors in our domestic and international wireless markets makes it more difficult for Cingular and for us to attract new customers and retain existing ones. Furthermore, while we do not compete primarily on the basis of price, low prices offered by competitors attempting to obtain market share have pressured us to reduce prices and develop pricing plans attractive to lower usage customers. These trends are expected to continue and could adversely affect our results of operations in the future.

We plan to compete through aggressive marketing, competitive pricing, bundled services and technical innovation. We will offer consumers a full range of services—local, long distance, Internet access, wireless and more—while remaining committed to our high level of customer service and value.

Technology

We are continually upgrading our networks with digital and optical technologies, making them capable of delivering a full complement of voice and data services. This modernization of the network is critical to our success in providing the data connectivity demanded by customers and to compete with fiber networks being constructed or currently utilized by start-ups and cable companies. This continuing effort will require investment of significant amounts of capital in the future.

Digital wireless technology is rapidly evolving and the development of a common roaming platform for digital wireless technologies could result in more intense competition and have an adverse effect on our results of operations.

Domestic Economic Trends

Recent economic indicators show evidence of a deceleration in growth in our region. If this trend worsens, our revenues and ultimately our earnings could be negatively affected.

International Operations

Our reporting currency is the U.S. Dollar. However, most of our revenues are generated in the currencies of the countries in which we operate. In addition, many of our operations and equity investees hold U.S. Dollar-denominated short- and long-term debt. The currencies of many Latin American countries have experienced substantial volatility and depreciation in the past. Declines in the value of the local currencies in which we are paid relative to the U.S. Dollar will cause revenues in U.S. Dollar terms to decrease and dollar-denominated liabilities to increase. Where we consider it to be economically feasible, we attempt to limit our exposure to exchange rate fluctuations by using foreign currency forward exchange contracts or similar instruments as a vehicle for hedging; however, a substantial amount of our exposures are unhedged.

The impact of a devaluation or depreciating currency on an entity depends on the residual effect on the local economy and the ability of an entity to raise prices and/or reduce expenses. Our ability to raise prices is limited in many instances by government regulation of tariff rates and competitive constraints. Due to our constantly changing currency exposure and the potential substantial volatility of currency exchange rates, we cannot predict the effect of exchange rate fluctuations on our business.

Economic, social and political conditions in Latin America are, in some countries, unfavorable and volatile, which may impair our operations. These conditions could make it difficult for us to continue development of our business, generate revenues or achieve or sustain profitability. Historically, recessions and volatility have been primarily caused by: mismanagement of monetary, exchange rate and/or fiscal policies; currency devaluations; significant governmental influence over many aspects of local economies; political and economic instability; unexpected changes in regulatory requirements; social unrest or violence; slow or negative economic growth; imposition of trade barriers; and wage and price controls.

Most or all of these factors have occurred at various times in the last two decades in our core Latin American markets. We have no control over these matters. Economic conditions in Latin America are generally less attractive than those in the U.S., and poor social, political and economic conditions may inhibit use of our services which may adversely impact our business.

Legal Matters

We are involved in numerous legal proceedings associated with state and federal regulatory matters, the disposition of which could materially impact our operating results and prospects. See note M to our consolidated financial statements.

New Accounting Pronouncements

See note A to our consolidated financial statements.

Cautionary Language Concerning Forward-Looking Statements

In addition to historical information, this document contains forward-looking statements regarding events and financial trends that may affect our future operating results, financial position and cash flows. These statements are based on our assumptions and estimates and are subject to risks and uncertainties. For these statements, we claim the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.

There are possible developments that could cause our actual results to differ materially from those forecast or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this filing. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

While the below list of cautionary statements is not exhaustive, some factors that could affect future operating results, financial position and cash flows and could cause actual results to differ materially from those expressed in the forward-looking statements are:

  •
  a change in economic conditions in domestic or international markets where we operate or have material investments which would affect demand for our services;

  •
  significant deterioration in foreign currencies relative to U.S. dollar in foreign countries in which we operate;

  •
  changes in U.S. or foreign laws or regulations, or in their interpretation, which could result in the loss, or reduction in value, of our licenses, concessions or markets, or in an increase in competition, compliance costs or capital expenditures;

  •
  a decrease in the growth rate of demand for the services which we offer;

  •
  the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings;

  •
  protracted delay in our entry into the interLATA long distance market;

  •
  higher than anticipated start-up costs or significant up-front investments associated with new business initiatives;

  •
  unanticipated higher capital spending from, or delays in, the deployment of new technologies; and

  •
  the impact of the wireless joint venture with SBC Communications, known as Cingular Wireless, including marketing and product development efforts and financial capacity.

REPORT OF MANAGEMENT

To the Shareholders of BellSouth Corporation:

These financial statements have been prepared in conformity with generally accepted accounting principles and have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report is contained herein.

The integrity and objectivity of the data in these financial statements, including estimates and judgments relating to matters not concluded by the end of the year, are the responsibility of the management of BellSouth. Management has also prepared all other information included therein unless indicated otherwise.

Management maintains a system of internal accounting controls which is continuously reviewed and evaluated. However, there are inherent limitations that should be recognized in considering the assurances provided by any system of internal accounting controls. The concept of reasonable assurance recognizes that the cost of a system of internal accounting controls should not exceed, in management's judgment, the benefits to be derived. Management believes that BellSouth's system does provide reasonable assurance that the transactions are executed in accordance with management's general or specific authorizations and are recorded properly to maintain accountability for assets and to permit the preparation of financial statements in conformity with generally accepted accounting principles. Management also believes that this system provides reasonable assurance that access to assets is permitted only in accordance with management's authorizations, that the recorded accountability for assets is compared with the existing assets at reasonable intervals and that appropriate action is taken with respect to any differences. Management also seeks to assure the objectivity and integrity of its financial data by the careful selection of its managers, by organizational arrangements that provide an appropriate division of responsibility and by communications programs aimed at assuring that its policies, standards and managerial authorities are understood throughout the organization. Management is also aware that changes in operating strategy and organizational structure can give rise to disruptions in internal controls. Special attention is given to controls while the changes are being implemented.

Management maintains a strong internal auditing program that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. In addition, as part of its audit of these financial statements, PricewaterhouseCoopers LLP completed a review of the accounting controls to establish a basis for reliance thereon in determining the nature, timing and extent of audit tests to be applied. Management has considered the internal auditor's and PricewaterhouseCoopers LLP's recommendations concerning the system of internal controls and has taken actions that it believes are cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that the system of internal controls was adequate to accomplish the objectives discussed herein.

Management also recognizes its responsibility for fostering a strong ethical climate so that BellSouth's affairs are conducted according to the highest standards of personal and corporate conduct and in compliance with applicable laws and regulations. This responsibility is communicated to all employees through policies and guidelines addressing such issues as conflict of interest, safeguarding of BellSouth's real and intellectual properties, providing equal employment opportunities and ethical relations with customers, suppliers and governmental representatives. BellSouth maintains a program to assess compliance with these policies and our ethical standards through its Senior Vice President—Corporate Compliance and Corporate Secretary.

/s/ F. Duane Ackerman F. Duane Ackerman CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
/s/ Ronald M. Dykes Ronald M. Dykes CHIEF FINANCIAL OFFICER

February 26, 2001

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders
BellSouth Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of shareholders' equity and comprehensive income present fairly, in all material respects, the financial position of BellSouth Corporation and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note A to the consolidated financial statements, in 1999 BellSouth Corporation adopted AICPA Statement of Position 98-1 and changed its method of accounting for internal-use software development costs.

As discussed in Note A to the consolidated financial statements, in 2000 BellSouth Corporation adopted Staff Accounting Bulletin No. 101 and changed its method of accounting for certain revenues.

/s/ PRICEWATERHOUSECOOPERS LLP

Atlanta, Georgia
February 26, 2001

BELLSOUTH CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
 (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	For the years ended December 31,
	1998	1999	2000
Operating Revenues:
Wireline communications:
Local service	$10,033	$10,887	$11,262
Network access	4,632	4,761	4,885
Long distance	713	608	523
Other wireline	1,023	1,198	1,393

Total wireline communications	16,401	17,454	18,063
Domestic wireless	2,723	3,191	2,714
International operations	1,995	2,289	2,771
Advertising and publishing	1,891	2,010	2,178
Other	113	280	425

Total Operating Revenues	23,123	25,224	26,151

Operating Expenses:
Operational and support expenses	12,862	13,796	13,726
Depreciation and amortization	4,357	4,671	4,935
Severance accrual	—	—	78
Provision for restructuring and asset impairments	—	320	528

Total Operating Expenses	17,219	18,787	19,267

Operating income	5,904	6,437	6,884
Interest expense	837	1,030	1,328
Gain (loss) on sale of operations	335	55	(14)
Net earnings (losses) of equity affiliates	92	(169)	690
Other income, net	257	195	366

Income Before Income Taxes	5,751	5,488	6,598
Provision for Income Taxes	2,224	2,040	2,378

Net Income	$3,527	$3,448	$4,220

Weighted-Average Common Shares Outstanding:
Basic	1,970	1,898	1,876
Diluted	1,984	1,916	1,891
Earnings Per Share:
Basic	$1.79	$1.82	$2.25
Diluted	$1.78	$1.80	$2.23
Dividends Declared Per Common Share	$.73	$.76	$.76

The accompanying notes are an integral part of these consolidated financial statements.

BELLSOUTH CORPORATION

CONSOLIDATED BALANCE SHEETS
 (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	December 31, 1999	December 31, 2000
ASSETS
Current Assets:
Cash and cash equivalents	$1,287	$1,061
Temporary cash investments	105	37
Accounts receivable, net of allowance for uncollectibles of $312 and $377	5,177	5,157
Material and supplies	451	379
Other current assets	367	772

Total Current Assets	7,387	7,406

Investments and Advances	6,097	11,010
Property, Plant and Equipment, net	24,631	24,157
Deferred Charges and Other Assets	1,564	4,180
Intangible Assets, net	3,774	4,172

Total Assets	$43,453	$50,925

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Debt maturing within one year	$7,653	$7,569
Accounts payable	1,961	2,233
Other current liabilities	3,781	3,468

Total Current Liabilities	13,395	13,270

Long-Term Debt	9,113	12,463

Noncurrent Liabilities:
Deferred income taxes	2,831	3,580
Other noncurrent liabilities	3,299	4,700

Total Noncurrent Liabilities	6,130	8,280

Shareholders' Equity:
Common stock, $1 par value (8,650 shares authorized; 1,883 and 1,872 shares outstanding)	2,020	2,020
Paid-in capital	6,771	6,740
Retained earnings	11,456	14,074
Accumulated other comprehensive income	(358)	(488)
Shares held in trust and treasury	(4,798)	(5,222)
Guarantee of ESOP debt	(276)	(212)

Total Shareholders' Equity	14,815	16,912

Total Liabilities and Shareholders' Equity	$43,453	$50,925

The accompanying notes are an integral part of these consolidated financial statements.

BELLSOUTH CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
 (IN MILLIONS)

	For the Years Ended December 31,
	1998	1999	2000
Cash Flows from Operating Activities:
Net income	$3,527	$3,448	$4,220
Adjustments to net income:
Depreciation and amortization	4,357	4,671	4,935
Severance accrual	—	—	78
Provision for restructuring and asset impairments	—	320	528
Provision for uncollectibles	334	365	372
Pension income	(259)	(421)	(693)
Pension settlement gain	—	—	(362)
Net (earnings) losses of equity affiliates	(92)	169	(690)
Dividends received from equity affiliates	174	97	156
Minority interests in income of subsidiaries	33	57	9
Deferred income taxes and investment tax credits	304	(54)	615
(Gain) loss on sale of operations	(335)	(55)	14
Net change in:
Accounts receivable and other current assets	(458)	(860)	(1,000)
Accounts payable and other current liabilities	300	49	591
Deferred charges and other assets	1	(86)	(169)
Other liabilities and deferred credits	(58)	316	(236)
Other reconciling items, net	(87)	183	222

Net cash provided by operating activities	7,741	8,199	8,590

Cash Flows from Investing Activities:
Capital expenditures	(5,212)	(6,200)	(6,995)
Investments in and advances to equity affiliates	(637)	(138)	(576)
Acquisitions, net of cash acquired	(428)	(3,745)	(1,836)
Purchases of wireless licenses	(69)	(123)	(93)
Proceeds from sale of operations	410	215	23
Purchases of short-term investments	(236)	(143)	(507)
Proceeds from disposition of short-term investments	210	59	570
Proceeds from repayment of loans and advances	432	83	61
Other investing activities, net	43	104	50

Net cash used for investing activities	(5,487)	(9,888)	(9,303)

Cash Flows from Financing Activities:
Net (repayments) borrowings of short-term debt	(71)	4,070	(1,140)
Proceeds from long-term debt	1,752	522	4,176
Repayments of long-term debt	(782)	(217)	(451)
Dividends paid	(1,420)	(1,449)	(1,427)
Purchase of treasury shares	(1,261)	(3,120)	(779)
Other financing activities, net	101	27	108

Net cash (used for) provided by financing activities	(1,681)	(167)	487

Net Increase (Decrease) in Cash and Cash Equivalents	573	(1,856)	(226)
Cash and Cash Equivalents at Beginning of Period	2,570	3,143	1,287

Cash and Cash Equivalents at End of Period	$3,143	$1,287	$1,061

The accompanying notes are an integral part of these consolidated financial statements.

BELLSOUTH CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

AND COMPREHENSIVE INCOME
 (IN MILLIONS)

	Number of Shares		Amount
	Common Stock	Shares Held In Trust and Treasury	Common Stock	Paid-in Capital	Retained Earnings	Accum. Other Compre- hensive Income (Loss)	Shares Held In Trust and Treasury	Guarantee of ESOP Debt	Total
		(a)					(a)
Balance at December 31, 1997	1,010	(18)	$1,010	$7,714	$7,382	$36	$(575)	$(402)	$15,165
Two-for-one stock split (note F)	1,010	(19)	1,010	(1,010)					—
Net income					3,527				3,527
Other comprehensive income, net of tax:
Foreign currency translation adjustment						(100)			(100)

Total comprehensive income									3,427
Dividends declared					(1,435)				(1,435)
Share issuance for employee benefit plans		3		(36)	(2)		89		51
Acquisition — related transactions		1		92			33		125
Purchase of treasury stock		(36)					(1,261)		(1,261)
Purchase of stock by grantor trusts		(1)					(38)		(38)
Tax benefit related to stock options				6					6
ESOP activities and related tax benefit					7			63	70

Balance at December 31, 1998	2,020	(70)	$2,020	$6,766	$9,479	$(64)	$(1,752)	$(339)	$16,110

Net income					3,448				3,448
Other comprehensive income, net of tax:
Foreign currency translation adjustment						(134)			(134)
Net unrealized losses on securities						(115)			(115)
Minimum pension liability adjustment						(45)			(45)

Total comprehensive income									3,154
Dividends declared					(1,436)				(1,436)
Share issuances for employee benefit plans		2			(45)		77		32
Purchase of treasury stock		(70)					(3,120)		(3,120)
Purchase of stock by grantor trust							(3)		(3)
Tax benefit related to stock options				5					5
ESOP activities and related tax benefit					10			63	73

Balance at December 31, 1999	2,020	(138)	$2,020	$6,771	$11,456	$(358)	$(4,798)	$(276)	$14,815

Net income					4,220				4,220
Other comprehensive income, net of tax:
Foreign currency translation adjustment						50			50
Unrealized losses on securities(b)						(169)			(169)
Minimum pension liability adjustment						(11)			(11)

Total comprehensive income									4,090
Dividends declared					(1,424)				(1,424)
Share issuances for employee benefit plans		9		(35)	(187)		355		133
Purchase of treasury stock		(19)					(779)		(779)
Tax benefit related to stock options				4					4
ESOP activities and related tax benefit					9			64	73

Balance at December 31, 2000	2,020	(148)	$2,020	$6,740	$14,074	$(488)	$(5,222)	$(212)	$16,912

(a)
Trust and treasury shares are not considered to be outstanding for financial reporting purposes. As of December 31, 2000, there were approximately 36 shares held in trust and 112 shares held in treasury.

(b)
Net unrealized losses include adjustments for realized gains of $17.

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE A—ACCOUNTING POLICIES

In this report, BellSouth Corporation and it subsidiaries are referred to as "we" or "BellSouth".

ORGANIZATION

We are an international telecommunications company headquartered in Atlanta, Georgia. For management purposes, our operations are organized into four reportable segments: wireline communications; domestic wireless; international operations; advertising and publishing; and an "all other businesses" segment.

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of BellSouth's wholly-owned subsidiaries and subsidiaries in which we have a controlling financial interest. Investments in businesses which we do not control, but have the ability to exercise significant influence over operations and financial policies, are accounted for using the equity method. We report our results on a calendar-year basis, except for our international operations which we report on a one-month lag basis. All significant intercompany transactions and accounts have been eliminated. Certain amounts in the prior period consolidated financial statements have been reclassified to conform to the current year's presentation.

USE OF ESTIMATES

Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles. Such financial statements include estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the amounts of revenues and expenses. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. Investments with an original maturity of over three months to one year are not considered cash equivalents and are included as temporary cash investments in the consolidated balance sheets. Interest income on cash equivalents, temporary cash investments and other interest-bearing instruments was $313 for 1998, $144 for 1999 and $221 for 2000.

MATERIAL AND SUPPLIES

New and reusable material is carried in inventory, principally at average original cost, except that specific costs are used in the case of large individual items. Non-reusable material is carried at estimated salvage value.

PROPERTY, PLANT AND EQUIPMENT

The investment in property, plant and equipment is stated at original cost. For plant dedicated to providing regulated telecommunications services, depreciation is based on the composite group remaining life method of depreciation and straight-line composite rates determined on the basis of equal life groups of certain categories of telephone plant acquired in a given year. When depreciable telephone plant is disposed of, the original cost less net salvage value is charged to accumulated depreciation. The cost of other property, plant and equipment is depreciated using either straight-line or accelerated methods over the estimated useful lives of the assets. Gains or losses on disposal of other depreciable property, plant and equipment are recognized in the year of disposition as an element of Other income, net.

INTANGIBLE ASSETS

Intangible assets consist primarily of the excess consideration paid over the fair value of net tangible assets acquired in business combinations, and include amounts allocated to acquired licenses and customer lists. These assets are being amortized using the straight-line and accelerated methods over periods of benefit that do not exceed 40 years. Intangible assets also include amounts capitalized for computer software costs, which are amortized over periods of benefit of 3 to 8 years.

The carrying value of intangible assets is periodically reviewed to determine whether such intangibles are fully recoverable from projected net cash flows of the related business unit. Amortization of such intangibles was $135 for 1998, $273 for 1999 and $443 for 2000.

VALUATION OF LONG-LIVED ASSETS

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technological or other industry changes. For assets we intend to hold for use, if the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, we recognize a loss for the difference between the fair value and carrying value of the asset. For assets we intend to dispose of, we recognize a loss for the amount that the estimated fair value, less costs to sell, is less than the carrying value of the assets.

FOREIGN CURRENCY

Assets and liabilities of foreign subsidiaries and equity investees with a functional currency other than U.S. Dollars are translated into U.S. Dollars at exchange rates in effect at the end of the reporting period. Foreign entity revenues and expenses are translated into U.S. Dollars at the average rates that prevailed during the period. The resulting net translation gains and losses are reported as foreign currency translation adjustments in shareholders' equity as a component of accumulated other comprehensive income (loss). Operations in countries with hyperinflationary economies consider the U.S. Dollar the functional currency.

Exchange gains and losses on transactions and equity investments denominated in a currency other than their functional currency are generally included in results of operations as incurred unless the transactions are hedged. See Derivative Financial Instruments below.

DERIVATIVE FINANCIAL INSTRUMENTS

We generally enter into derivative financial instruments only for hedging purposes. Deferral accounting is applied when the derivative reduces the risk of the underlying hedged item effectively as a result of high inverse correlation with the value of the underlying exposure. If a derivative instrument either initially fails or later ceases to meet the criteria for deferral or settlement accounting, any subsequent gains or losses are recognized currently in income.

REVENUE RECOGNITION

Revenues are recognized when earned. Certain revenues derived from local telephone and wireless services are billed monthly in advance and are recognized the following month when services are provided. Print advertising and publishing revenues and related directory costs are recognized upon publication of directories. Revenues derived from other telecommunications services, principally network access, long distance and wireless airtime usage, are recognized monthly as services are provided. Revenues from installation and activation activities are deferred and recognized over the life of the customer relationship which is generally 4 years. Allowances for uncollectible billed services are adjusted monthly. The provision for such uncollectible accounts was $334 for 1998, $365 for 1999 and $372 for 2000.

MAINTENANCE AND REPAIRS

The cost of maintenance and repairs of plant, including the cost of replacing minor items not resulting in substantial betterments, is charged to operating expenses.

ADVERTISING

We expense advertising costs as they are incurred. Our total advertising expense was $509 for 1998, $539 for 1999 and $460 for 2000.

INCOME TAXES

The consolidated balance sheets reflect deferred tax balances associated with the anticipated tax impact of future income or deductions implicit in the consolidated balance sheets in the form of temporary differences. Temporary differences primarily result from the use of accelerated methods and shorter lives in computing depreciation for tax purposes.

For financial reporting purposes, we are amortizing deferred investment tax credits earned prior to the 1986 repeal of the investment tax credit and also some transitional credits earned after the repeal. The credits are being amortized as a reduction to the provision for income taxes over the estimated useful lives of the assets to which the credits relate.

EARNINGS PER SHARE

Basic earnings per share is computed based on the weighted-average number of common shares outstanding during each year. Diluted earnings per share is based on the weighted-average number of common shares outstanding plus net incremental shares arising out of employee stock options and benefit plans. The following is a reconciliation of the weighted-average share amounts (in millions) used in calculating earnings per share:

	1998	1999	2000
Basic common shares outstanding	1,970	1,898	1,876
Incremental shares from stock options	14	18	15

Diluted common shares outstanding	1,984	1,916	1,891

The earnings amounts used for per-share calculations are the same for both the basic and diluted methods.

ADOPTION OF NEW ACCOUNTING STANDARDS

Revenue Recognition

In December 1999, the SEC issued Staff Accounting Bulletin No. 101 (SAB 101) which provides guidance on revenue recognition. SAB 101 is effective for fiscal years beginning after December 15, 1999. During 2000 and prior years, consistent with industry practice, we recognized telecommunications service activation fees and certain related costs at the time of service initiation. Based on guidance in SAB 101, we changed our accounting policies, effectively deferring the recognition of revenue and certain related costs associated with new service activation over the life of the customer relationship. Costs are deferred only to the extent that revenue is deferred.

We accounted for SAB 101 as a change in accounting principle effective January 1, 2000, and therefore have not restated prior year financial statements. The net effect of adoption resulted in deferring $1,426 in revenues and certain related costs related to activation services provided prior to January 1, 2000. These revenues and costs are to be recognized over a period of approximately 4 years. Because an equal amount of revenue and expense was deferred, there was no impact on net income for the change in accounting principle. This resulted in a net reduction in revenues and expenses during 2000 of $204. The net reduction of $204 is comprised of current deferrals of $785 and recognition of $581 of previously deferred amounts.

In accordance with the provisions for adoption of SAB 101, we have restated our quarterly information in note Q to apply the provisions to all 2000 periods.

Capitalization of Internal-Use Software Costs

In the first quarter of 1999, we adopted a new accounting standard (SOP 98-1) related to the capitalization of certain costs for internal-use software development. Adoption of the new standard caused an increase in earnings as a result of the capitalization of costs that had previously been expensed. The impacts on income before income taxes, net income and earnings per share were as follows:

	1999	2000
Income before income taxes	$452	$518

Net income	$285	$322

Earnings per share	$.15	$.17

The adoption also changed the classification of these expenditures in the consolidated statements of cash flows from operating to investing activities.

RECENT ACCOUNTING PRONOUNCEMENTS

Derivative Instruments and Hedging Activities

Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives are to be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. We adopted SFAS No. 133 on January 1, 2001; the impact of the adoption was not material to our financial condition or results of operations.

NOTE B—INVESTMENTS AND ADVANCES

We hold investments in various domestic and international partnerships and ventures which are accounted for under the equity method. We also hold investments in equity securities which are accounted for under the cost method. Investments and advances at December 31 consists of the following:

	1999	2000
Investments accounted for under the equity method:
AB Cellular	$1,681	$1,894
Cingular Wireless (Cingular)	—	348
Other	257	259

	1,938	2,501

Investments accounted for under the cost method	3,469	3,496
Advances to and notes receivable from affiliates	690	5,013

Investments and Advances	$6,097	$11,010

EQUITY METHOD INVESTMENTS

Ownership in equity investments at December 31 is as follows:

	1999	2000
AB Cellular (U.S.)(1)	44.4%	100.0%
Abiatar (Uruguay)	46.0%	46.0%
BellSouth Guatemala(2)	60.0%	60.0%
BellSouth Nicaragua(3)	49.0%	—
BellSouth Panama	43.7%	43.7%
BCP—São Paulo (Brazil)	44.5%	44.5%
BSE—Northeast (Brazil)	46.8%	46.8%
Cellcom (Israel)	34.8%	34.8%
Cingular Wireless (U.S.)(4)	—	40.0%
E-Plus (Germany)	22.5%	22.5%
OESP Midia (Brazil)	40.0%	40.0%
Sonofon (Denmark)	46.5%	46.5%
Skycell (India)	24.5%	24.5%

(1)
We redeemed AT&T from AB Cellular in December 2000. In January 2001, we then contributed our remaining investment to Cingular. This investment was accounted for under the equity method since our control was temporary. See note C for further discussion.
(2)
This investment is accounted for under the equity method due to the existence of significant minority rights that limit our ability to exercise unilateral control over the operation.
(3)
After a change of law in Nicaragua in December 1999, we increased our 49% ownership interest to an 89% controlling stake in the Nicaraguan wireless operations. Accordingly, in first quarter 2000, the results of the Nicaraguan operations, which were previously reported under the equity method, were changed to the consolidation method.
(4)
Cingular was created in October 2000 as a joint venture between BellSouth and SBC Communications. We share joint control of Cingular with SBC Communications. See note C for further discussion.

SUMMARY FINANCIAL INFORMATION OF EQUITY INVESTEES

A summary of combined financial information as reported by our equity investees is set forth below:

	1999	2000
Balance Sheet Information:
Current assets	$2,634	$5,118

Noncurrent assets	$8,625	$31,623

Current liabilities	$1,524	$16,757

Noncurrent liabilities	$5,946	$16,185

	1998	1999	2000
Income Statement Information:
Revenues	$3,766	$5,326	$9,188

Operating Income	$188	$433	$906

Net (Loss) Income	$(116)	$(638)	$1,201

Brazil Devaluation

In January 1999, the Brazilian Government changed its foreign exchange policy, extinguishing the exchange band through which it had managed the range of the fluctuation of the Real in relation to the U.S. Dollar, allowing the market to freely determine the exchange rate. As a consequence of this change, the Real devalued significantly in relation to the U.S. Dollar in early 1999. The devaluation and subsequent fluctuations in the exchange rate resulted in our Brazilian wireless properties recording net currency losses related to their net U.S. Dollar-denominated liabilities. Our share of the foreign currency losses was $308 for 1999 and $73 for 2000.

COST METHOD INVESTMENTS

We have investments in marketable securities, primarily common stocks, which are accounted for under the cost method. These investments are comprised primarily of an approximate 5% equity interest in Qwest Communications International Inc. and are classified as available-for-sale under SFAS 115. Under SFAS 115, available-for-sale securities are required to be carried at their fair value, with unrealized gains and losses, net of income taxes, recorded in accumulated other comprehensive income (loss) in our statement of changes in shareholders' equity and comprehensive income. The fair values of our investments in marketable securities are determined based on market quotations. The table below shows certain summarized information related to these investments at December 31, 1999 and 2000:

1999	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Investment in Qwest	$3,500	$—	$318	$3,182
Other investments	157	130	—	287

Total	$3,657	$130	$318	$3,469

2000	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Investment in Qwest	$3,500	$—	$472	$3,028
Other investments	484	81	97	468

Total	$3,984	$81	$569	$3,496

In January 2001, we sold a portion of our investment in Qwest. See note R for additional information.

ADVANCES AND NOTES RECEIVABLE

In addition to our equity investments, we have made advances to several of our equity affiliates. Included in our consolidated balance sheet at December 31, 2000 are advances totaling $3,842 to our former domestic wireless operations which were contributed to Cingular. These advances carry an interest rate of 7.5%. Repayment of these borrowings is contingent upon Cingular's ability to raise capital for repayment. Cingular also owes us $103 at December 31, 2000, which represents current receivables, and is included in other current assets. We have also made advances to KPN totaling $443, as discussed in note C. In addition, we have made advances to our partnerships in Brazil and Israel that bear interest varying at rates based on LIBOR, mature between 2004 and 2006 and totaled $433 at December 31, 1999 and $398 at December 31, 2000.

We have noncontrolling financial interests ranging from 70% to 80% in the CSL Ventures and 1155 Peachtree Associates real estate partnerships. We have notes receivable from and advances to these partnerships totaling $161 at December 31, 1999 and 2000. The notes bear interest at rates ranging from 6.31% to 7.88% while the advances bear interest at the federal funds rate plus .30%. Principal amounts outstanding at December 31, 2000 are due and payable to us between November 14, 2001 and January 15, 2038. The instruments require periodic payments of interest and are collateralized by various real estate holdings.

During 1998, we recorded additional income of $102, or $62 after tax, as a result of the payment to us of contingent interest and prepayment penalties associated with an advance to an affiliate.

NOTE C—PARTNERSHIPS, ACQUISITIONS AND
DIVESTITURES

We have completed various transactions to further our strategy of expanding our core operations and divested of interests that no longer meet our strategic objectives. A summary of significant transactions follows:

DOMESTIC WIRELESS

Buyout of PCS Partnerships

In September 2000, we acquired the remaining 44.2% interest in the Carolinas PCS partnership bringing our ownership interest to 100%. The partnership provides PCS service in North Carolina, South Carolina and northeast Georgia. The purchase price of $885 was funded through the issuance of commercial paper. The PCS property and related debt was subsequently contributed to Cingular, which is described below.

Cingular

In October 2000, we combined our domestic wireless voice and data businesses with those of SBC Communications in a joint venture. The venture, Cingular, is owned 40% by BellSouth and 60% by SBC Communications but is jointly controlled. The investment in Cingular is accounted for under the equity method; accordingly, we include our proportionate share of Cingular's earnings as Net earnings (losses) of equity affiliates in our consolidated income statement.

We contributed the following amounts to Cingular during 2000:

Current assets	$675
Noncurrent assets	4,655

Total assets	$5,330

Current liabilities	$1,637
Noncurrent liabilities	3,396

Total liabilities	$5,033

Net assets contributed	$297

Redemption of AT&T from AB Cellular Partnership

In December 2000, we exercised our option to redeem AT&T's 55.6% partnership interest in AB Cellular Holding, LLC (AB Cellular) as part of a venture agreement with AT&T Wireless Services, by distributing to AT&T the Los Angeles area cellular business. This transaction was accounted for as a non pro rata distribution, and accordingly was accounted for at fair value. As a result of this transaction we reported a pre-tax gain of $479, which is included in Net earnings (losses) of equity affiliates. The overall net income impact of this gain was $292. Our recorded gain represented 44.4% of the excess of the fair value of the Los Angeles net assets over the book value of those assets.

As of December 31, 2000, BellSouth held the remaining assets of the AB Cellular partnership. These assets included 100% of the Houston-area cellular market; 87.35% of the Galveston, Texas-area market; and approximately $1.1 billion in cash. In early January 2001, we contributed our interests in these investments, including the cash, to Cingular. The total book value of the contribution approximated $1.7 billion. Subsequent to the contribution of our remaining AB Cellular investment, our book investment exceeded our proportionate share of the net assets of Cingular by approximately $126. This excess is being amortized using the straight-line method over the average remaining lives of the underlying intangible assets.

INTERNATIONAL OPERATIONS

1998

We purchased additional ownership interests in existing wireless operations in Brazil, Ecuador and Venezuela for approximately $475.

1999

We invested $20 in a venture in Guatemala that won rights to three PCS licenses which cover a substantial portion of the country.

We also raised our ownership interest in our Peruvian communications company through a series of transactions totaling $238, increasing our ownership from 59% to 97%.

2000

E-Plus restructuring

In February 2000, we closed on a previously announced alliance with KPN Royal Dutch Telecom. We utilized our right of first refusal which enabled KPN to acquire a 77.5 percent interest in E-Plus and allows us the option after 18 months of converting our 22.5 percent interest in E-Plus into either 200 million shares of KPN or shares representing at the time an estimated 33.3 percent ownership interest in KPN's wireless subsidiary.

As a result of this transaction, we recognized income of $143, or $68 after tax. The gain relates to a settlement payment from the selling shareholder regarding a dispute over the terms of the E-Plus shareholder agreement governing the provisions of the sale.

As part of this transaction, we also agreed to make up to $3 billion of loans available to KPN to be used for further wireless investments in Europe and received non-detachable warrants to purchase approximately 90 million additional shares of KPN. Our commitment to lend expires and all loans made under the commitment must be repaid on March 1, 2004. We loaned approximately $443 to KPN during 2000, reducing our commitment to lend to KPN to $2.56 billion. KPN applied the proceeds towards the purchase of new third generation wireless licenses from the German government for use by our German operations. We also guaranteed $1.35 billion in bank loans to our German operations, the proceeds of which were also applied towards the purchase of the new licenses, bringing the bank loans to our German operations that we have guaranteed to $1.827 billion. In December 2000, KPN agreed not to make any further draws against our lending commitment prior to January 2003 unless the draws are used to repay loans we have made to KPN or to our German operations, or unless all such loans have already been repaid. The loan to KPN is included in Investments and Advances in our consolidated balance sheet at December 31, 2000.

TCO purchase

In May 2000, we completed the purchase of a combination of voting common stock and American Depository Receipts representing nonvoting preferred stock of Tele Centro Oeste Celular Participacoes SA (TCO), a Brazilian company, for a total purchase price of approximately $240. Tele Centro Oeste provides cellular service in central-west Brazil, including Brasilia, as well as northern Brazil. The common stock portion of the investment represents 11.8% of the voting power of Tele Centro Oeste. The combined investment in common and preferred stock represents 17.3% of the total capital of Tele Centro Oeste. This investment is accounted for under the cost method, subject to the guidelines of available-for-sale securities under SFAS 115.

Colombia

In June 2000, we acquired a 50.4% controlling equity interest in Celumóvil S.A. for a purchase price of approximately $399, funded by $299 of cash and $100 note payable due December 2000. We have commenced cobranding Celumóvil with the BellSouth brand. Celumóvil/BellSouth provides wireless service in the Eastern region of Colombia, which includes the capital city of Bogota, and in the Atlantic or coastal region.

In July 2000, Celumóvil/BellSouth acquired 100% of Cocelco, a wireless operator that since 1984 has been serving the Western region of Colombia, which includes the cities of Medellin and Cali. This acquisition was funded by a $384 capital contribution and a $30 shareholder loan from BellSouth. This transaction increased BellSouth's ownership interest in Celumóvil to approximately 66.0%.

In conjunction with the Colombian transactions, we have entered into a series of put and call agreements whereby we can acquire, or be compelled to acquire, additional shares of Celumóvil from our primary partner in Celumóvil, up to our partner's entire interest, at or close to an appraised fair value between the second and ninth anniversary of our June 2000 acquisition of our initial interest in Celumóvil. Our partner's first put option for up to a number of shares currently equal to approximately 14% of Celumóvil's outstanding stock is first exercisable in June 2002. Our first call option for up to a number of shares currently equal to approximately 9% of Celumóvil's outstanding stock is first exercisable in December 2003.

In all transactions, the excess of the respective purchase price over the net book value of the assets acquired was allocated to customer lists, wireless licenses or goodwill. The excess consideration paid over net assets acquired, along with other intangible assets, is being amortized using either straight-line or accelerated methods over periods of benefit, which do not exceed 40 years.

ADVERTISING AND PUBLISHING

During 1999, we acquired a non-controlling 40% interest in OESP Midia Ltda., a directory publishing business in Brazil for approximately $23. This investment is accounted for using the equity method. In addition, we acquired 100% of Listel-Listas Telefonicas, a directory publishing business in Brazil, for total consideration of approximately $115. This business is accounted for using the consolidation method.

For both transactions, the excess of the respective purchase price over the net book value of the assets acquired was assigned to goodwill, and is being amortized over 15 years using the straight-line method.

WIRELESS DATA

During 1998, we completed a transaction which increased our ownership interest in our U.S. mobile data operations to 90% and our UK mobile data operations to 100%. During 2000, we sold the UK operations (see discussion below) and contributed the U.S. mobile data operations to Cingular.

DIVESTITURES

1998

We sold our 65% ownership interest in BellSouth New Zealand to Vodafone Group Plc for total proceeds of $254. The pretax gain on the sale was $180, or $110 after tax.

We received $155 of additional proceeds from the 1997 sale of our interest in ITT World Directories. The pretax gain from the proceeds was $155, or $96 after tax.

1999

We sold our 100% interest in Honolulu Cellular to AT&T for total proceeds of $194. The pretax gain on the sale was $39, or $23 after tax.

We sold our 100% interest in a wireless property located in Dothan, Alabama for total proceeds of $21. The pretax gain on the sale was $16, or $10 after tax.

2000

In July 2000, we sold our ownership interests in mobile data operations in Belgium, the Netherlands and the United Kingdom for total proceeds of $28. These sales generated a pre-tax net loss of $14 and a $30 after-tax gain resulting from tax benefits associated with the sale of the operations in the United Kingdom.

NOTE D—BALANCE SHEET INFORMATION

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is summarized as follows at December 31:

	Estimated Depreciable Lives (In Years)	1999	2000
Outside plant	12—20	$23,325	$24,483
Central office equipment	8—10	21,302	23,428
Operating and other equipment	5—15	6,676	4,772
Building and building improvements	25—45	4,866	3,783
Furniture and fixtures	10—15	2,995	2,517
Station equipment	6	606	667
Land	—	226	228
Plant under construction	—	1,013	1,034

		61,009	60,912
Less: Accumulated depreciation		36,378	36,755

Property, Plant and Equipment, net		$24,631	$24,157

Due to the formation of Cingular, as discussed in note C, property, plant and equipment no longer includes fixed assets of our domestic wireless businesses. At December 31, 1999, domestic wireless fixed assets were $2,406 net of accumulated depreciation of $2,193.

Asset Impairment Loss

In June 1999, we executed a contract with Ericsson to replace infrastructure equipment, including switches, base stations and software, in 14 wireless markets in the southeastern United States. The new equipment is intended to improve network performance and to lay the foundation for migration of the network to Third Generation wireless and wireless Internet. The conversion was substantially completed during 2000.

The planned disposals of the existing infrastructure equipment required an evaluation of asset impairment in accordance with SFAS 121. As a result, a non-cash charge of $320, or $187 after tax, was recorded in the second quarter of 1999 to write these assets down to their fair market value, which was estimated by discounting the expected future cash flows of these assets through the date of disposal. These assets remained in use until the conversion process was completed and we depreciated the remaining net book value over this period.

In December 2000, we recorded a pretax, non-cash charge of $30, or $21 after tax, for the impairment of certain assets associated with our international wireless roaming business. This impairment is a result of continuing losses and our decision to wind down this business.

DEFERRED CHARGES AND OTHER ASSETS

Deferred charges and other assets are summarized as follows at December 31:

	1999	2000
Deferred activation and installation expenses	$—	$1,630
Prepaid pension and postretirement benefits	878	1,775
Other	686	775

Deferred charges and other assets	$1,564	$4,180

NOTE D—BALANCE SHEET INFORMATION (Continued)

INTANGIBLE ASSETS

Intangible assets are summarized as follows at December 31:

	Estimated Amortizable Lives (In Years)	1999	2000
Goodwill	15—40	$1,044	$1,855
Licenses and concessions	10—40	2,431	1,646
Capitalized software	3—8	748	1,240
Customer lists	3—6	291	402

		4,514	5,143
Less: Accumulated amortization		(740)	(971)

Intangible Assets, net		$3,774	$4,172

At December 31, 1999, domestic wireless intangible assets totaled $1,505, net of accumulated amortization of $323.

OTHER CURRENT LIABILITIES

Other current liabilities are summarized as follows at December 31:

	1999	2000
Advanced billing and customer deposits	$944	$850
Interest and rents accrued	379	489
Dividends payable	364	362
Salaries and wages payable	383	337
Taxes accrued	772	333
Compensated absences	263	267
Restructuring and severance expenses	—	236
Deferred taxes	193	—
Other	483	594

Other Current Liabilities	$3,781	$3,468

The restructuring expenses relate to our announced plan for our video entertainment services. See note N for further discussion of this matter.

OTHER NONCURRENT LIABILITIES

Other noncurrent liabilities are summarized as follows at December 31:

	1999	2000
Deferred installation and activation revenues	$—	$1,630
Deferred credits	798	817
Postretirement benefits other than pensions	697	744
Compensation related	625	623
Minority interests	391	368
Postemployment benefits	286	265
Accrued pension cost	296	65
Other	206	188

Other noncurrent liabilities	$3,299	$4,700

NOTE E—DEBT

DEBT MATURING WITHIN ONE YEAR

Debt maturing within one year is summarized as follows at December 31:

	1999	2000
Short-term notes payable:
Bank loans	$258	$1,129
Commercial paper	6,896	5,730
Current maturities of long- term debt	499	710

Debt maturing within one year	$7,653	$7,569

Weighted-average interest rate at end of period:
Bank loans	7.41%	9.44%
Commercial Paper	5.90%	6.51%

We have committed credit lines with various banks aggregating $3,141 at December 31, 1999 and $3,325 at December 31, 2000. Borrowings under the committed credit lines totaled $587 at December 31, 1999 and $588 at December 31, 2000. We also maintain uncommitted lines of credit aggregating $580 at December 31, 1999 and $807 at December 31, 2000. Borrowings under the uncommitted lines of credit totaled $149 at December 31, 1999 and $202 at December 31, 2000. There are no significant commitment fees or requirements for compensating balances associated with any lines of credit.

LONG-TERM DEBT

Long-term debt, summarized below, consists primarily of debentures and notes issued by BellSouth Telecommunications, Inc. (BST). Debt issued by BellSouth Capital Funding Corporation was used to finance the businesses of BellSouth Enterprises and the unregulated subsidiaries of BST. During 2000, we merged BellSouth Capital Funding into BellSouth Corporation, and in the future we will issue debt for all of our businesses directly from BellSouth Corporation. We have guaranteed BST's debt securities and BST has ceased its separate reporting with the SEC, as permitted by the SEC's rules. Interest rates and maturities in the table below are for the amounts outstanding at December 31:

		1999	2000
Issued by BellSouth Telecommunications, Inc.
4.38%—6%	2001—2045	$1,495	$1,182
6.13%—7%	2001—2033	3,207	4,720
7.5%—8.25%	2032—2035	1,150	1,150
6.65%—7%	2095	665	676

		6,517	7,728

		1999	2000
Issued by BellSouth Capital Funding Corporation
5.38%—7.38%	2002—2039	1,317	1,317
7.75%—7.88%	2010—2030	—	2,000
7.12%	2097	500	500
Guarantee of ESOP debt
9.13%—9.19%		391	307
Other		933	1,391
Unamortized discount, net of premium		(46)	(70)

		9,612	13,173
Current maturities		(499)	(710)

Long-term debt		$9,113	$12,463

Maturities of long-term debt outstanding, in principal amounts, at December 31, 2000 are summarized below. Maturities after the year 2005 include $500 principal amount of 6.65% Debentures due in 2095. At December 31, 2000, such debentures had an accreted book value of $176.

Maturities
2001	$710
2002	2,129
2003	867
2004	481
2005	650
Thereafter	8,730

Total	$13,567

In 1998, BST issued $500 of 6% Reset Put Securities (REPS) due June 15, 2012. REPS are a debt instrument with embedded put and call option features. The REPS are subject to mandatory redemption from the existing holders on June 15, 2002 through either (i) the exercise by the callholder of its right to purchase the REPS or (ii) the repurchase of the REPS by BST. If the call option is exercised, the callholder will, based on BST's then current credit spreads, determine the interest to be paid on the REPS.

In February 2000 we issued $2 billion of long-term debt, consisting of $1 billion of Ten-year, 7 3/4% Notes and $1 billion of Thirty-year, 7 7/8% Debentures. We received total proceeds of $1,974, which were used to retire commercial paper.

In December 2000 BST issued $1.8 billion of notes and received total proceeds of $1,796, which were used to retire commercial paper. The notes bear interest at the three-month LIBOR, plus or minus a spread ranging from minus 0.02% to plus 0.06%. The initial maturity of these notes in January 2002 may be extended in thirteen-month increments by the holders of the notes but will not extend later than January 2006.

At December 31, 2000, we had a shelf registration statement on file with the Securities and Exchange Commission under which $1.2 billion of debt securities could be publicly offered.

NOTE F—SHAREHOLDERS' EQUITY

AMENDMENT TO CHARTER

In December 2000, our shareholders adopted articles of amendment to our charter. The articles of amendment increased the number of shares of common stock authorized to be issued from 4,400,000,000 to 8,650,000,000. The articles of amendment also permit us to issue our common stock in series.

STOCK SPLIT

In November 1998, our Board of Directors approved a two-for-one stock split effected in the form of a stock dividend. Each shareholder of record received one additional share of common stock for each share owned as of the record date. As a result of the split, 1,010,156,851 shares were issued and $1,010 was transferred from paid-in capital to common stock.

PREFERRED STOCK AUTHORIZED

Our articles of incorporation authorize 100 million shares of cumulative first preferred stock having a par value of $1 per share, of which 30 million shares have been reserved and designated series B for possible issuance under a shareholder rights plan. As of December 31, 2000, no preferred shares had been issued. The series A first preferred stock was created for a previous shareholder rights plan which has expired.

SHAREHOLDER RIGHTS PLAN

In 1999, we adopted a shareholder rights plan by declaring a dividend of one right for each share of common stock then outstanding and to be issued thereafter. Each right entitles shareholders to buy one one-thousandth of a share of series B first preferred stock for $200.00 per share. The rights may be exercised only if a person or group acquires 10% of the common stock of BellSouth without the prior approval of the Board of Directors or announces a tender or exchange offer that would result in ownership of 10% or more of the common stock. If a person or group acquires 10% of BellSouth's stock without prior Board approval, other shareholders are then allowed to purchase BellSouth common stock, or units of preferred stock with the same voting and economic characteristics, at half price. The rights currently trade with BellSouth common stock and may be redeemed by the Board of Directors for one cent per right until they become exercisable, and thereafter under certain circumstances. The rights expire in December 2009.

SHARES HELD IN TRUST AND TREASURY

During 1996 and 1997, we issued shares to grantor trusts to provide partial funding for the benefits payable under certain nonqualified benefit plans. The trusts are irrevocable, and assets contributed to the trusts can only be used to pay such benefits with certain exceptions. At December 31, 1999 and 2000, the assets held in the trusts consist of cash and 35.7 million shares of BellSouth common stock. Of the total shares of BellSouth common stock held by the trusts, 31.9 million were issued directly from us to the trusts out of previously unissued shares and 3.8 million shares were acquired in open market transactions through use of the trusts' funds.

The total cost of the shares issued by us as of the date of funding the trusts is included in common stock and paid-in capital; however, because these shares are not considered outstanding for financial reporting purposes, the shares are included within shares held in trust and treasury, a reduction to shareholders' equity. In addition, there is no earnings per share impact of these shares. The cost of shares acquired in open market purchases by the trusts are also included in shares held in trust and treasury.

In addition to shares held by the grantor trusts, shares held in trust and treasury includes treasury shares. We purchase treasury shares when we consider market and other conditions to be favorable. In 1999, we purchased 69.7 million shares for an aggregate of $3,120. During 2000, we purchased 19.1 million shares for an aggregate of $779. We have reissued a total of 1.9 million shares in 1999 and 8.7 million shares in 2000 under various employee benefit plans and for other purposes.

Shares held in trust and treasury, at cost, as of December 31, 1999 and 2000 are comprised of the following:

	1999
	Shares	Amount
Shares held by grantor trusts	35,653,926	$560
Shares held in treasury	102,113,220	4,238

Shares held in trust and treasury	137,767,146	$4,798

	2000
	Shares	Amount
Shares held by grantor trusts	35,653,926	$560
Shares held in treasury	112,521,368	4,662

Shares held in trust and treasury	148,175,294	$5,222

GUARANTEE OF ESOP DEBT

The amount equivalent to the guarantee of the amortizing notes issued by our ESOP trusts is presented as a reduction to shareholders' equity. The amount recorded as a decrease in shareholders' equity represents the cost of unallocated BellSouth common stock purchased with the proceeds of the amortizing notes and the timing difference resulting from the shares allocated accounting method. See note G for further information.

NOTE G—EMPLOYEE BENEFIT PLANS

PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

Substantially all of our nonrepresented and represented employees are covered by noncontributory defined benefit pension plans, as well as postretirement health and life insurance welfare plans.

The pension plan covering nonrepresented employees is a cash balance plan, which provides pension benefits determined by a combination of compensation-based service and additional credits and individual account-based interest credits. The 1999 and 2000 projected benefit obligations assume interest and additional credits greater than the minimum levels specified in the written plan. Pension benefits provided for represented employees are based on specified benefit amounts and years of service through 1998. During 1998, we established a cash balance plan for represented employees based upon an initial cash balance amount, negotiated pension band increases and interest credits effective January 1, 1999. The cash balance plan is subject to a minimum benefit determined under a plan in existence for represented employees who were participants prior to January 1, 1999 and who are eligible to retire. The 1999 and 2000 represented pension obligations include the projected effect of future bargained-for improvements. The accounting for the nonrepresented health care plan anticipates certain cost-sharing adjustments for employees who retire after December 31, 1991. The adjustments consider past practice but are not provided for in the written plan.

The following tables summarize benefit costs, as well as the assumptions, the benefit obligations, changes in plan assets and funded status at or for the year ended December 31:

Pension Benefits

	1999	2000
Change in benefit obligation:
Benefit obligation at the beginning of the year	$13,504	$12,960
Service cost	185	188
Interest cost	911	918
Amendments	(13)	(338)
Actuarial (gain) loss	(735)	296
Benefits and lump sums paid	(892)	(1,760)

Benefit obligation at the end of the year	$12,960	$12,264

Change in plan assets:
Fair value of plan assets at beginning of the year	$17,983	$20,563
Actual return on plan assets	3,472	603
Benefits and lump sums paid	(892)	(1,760)

Fair value of plan assets at the end of year	$20,563	$19,406

Funded status:
As of end of year	$7,603	$7,142
Unrecognized prior service cost	326	(37)
Unrecognized net gain	(7,383)	(5,493)
Unrecognized net asset	(68)	(44)

Prepaid pension cost	$478	$1,568

Amounts recognized in the consolidated balance sheets at December 31:
Prepaid pension cost	$774	$1,633
Accrued pension liability	(296)	(65)

Net amount recognized	$478	$1,568

	1998	1999	2000
Components of net pension cost:
Service cost	$273	$185	$188
Interest cost	841	911	918
Expected return on plan assets	(1,209)	(1,449)	(1,537)
Amortization of prior service cost	(40)	40	26
Amortization of actuarial gain	(103)	(87)	(267)
Amortization of transition asset	(21)	(21)	(21)

Net pension benefit	$(259)	$(421)	$(693)

Weighted-average assumptions used in developing pension information include:
Discount rate	6.75%	7.75%	7.75%
Expected return on plan assets	8.25%	9.00%	9.00%
Rate of compensation increase	5.10%	5.20%	5.30%

Retiree Health and Life

	1999	2000
Change in benefit obligation:
Benefit obligation at the beginning of the year	$4,690	$4,933
Service cost	45	56
Interest cost	273	399
Amendments	195	(15)
Actuarial loss	1	673
Benefits and lump sums paid	(271)	(304)
Special termination benefits	—	8

Benefit obligation at the end of the year	$4,933	$5,750

Change in plan assets:
Fair value of plan assets at beginning of the year	$2,845	$3,421
Actual return (loss) on plan assets	478	(64)
Employer contribution	357	376
Plan participants' contributions	11	15
Benefits and lump sums paid	(270)	(303)

Fair value of plan assets at the end of year	$3,421	$3,445

Funded status:
As of end of year	$(1,512)	$(2,305)
Unrecognized prior service cost	305	203
Unrecognized net (gain) loss	(44)	924
Unrecognized net obligation	658	576

Accrued benefit cost	$(593)	$(602)

Amounts recognized in the consolidated balance sheets at December 31:
Prepaid benefit cost	$104	$142
Accrued benefit liability	(697)	(744)

Net amount recognized	$(593)	$(602)

NOTE G—EMPLOYEE BENEFIT PLANS (Continued)

	1998	1999	2000
Components of net other postretirement benefit cost:
Service cost	$34	$45	$56
Interest cost	263	273	399
Expected return on plan assets	(167)	(207)	(270)
Amortization of prior service cost	35	52	86
Amortization of actuarial (gain) loss	(4)	2	25
Amortization of transition obligation	82	82	82

Net postretirement benefit cost	$243	$247	$378

Weighted-average assumptions used in developing other postretirement information include:
Discount rate	6.75%	7.75%	7.75%
Expected return on assets	7.75%	8.00%	8.25%
Rate of compensation increase	5.10%	4.80%	4.80%
Health care cost trend rate	8.50%	8.00%	9.00%

The health care cost trend rate used to value the accumulated postretirement obligation in 2000 is assumed to decrease to 6.0% by 2006. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage point change in assumed health care cost trend rates would have the following effects as of December 31, 2000:

	1-Percentage Point Increase	1-Percentage Point Decrease
Effect on total service and interest cost components	$32	$(27)
Effect on other postretirement benefit obligation	$453	$(377)

The change in net pension income and net other postretirement benefit cost is affected by several variables, including asset gains and experience losses; and changes in actuarial assumptions such as discount rate, return on plan assets and health care trend rates.

The consolidated net pension income and other postretirement benefit cost amounts above are exclusive of curtailment and settlement effects. Work force reduction activity resulted in pension curtailment gains of $9 for 1998 and special termination benefits of $8 for 2000. In 2000, lump-sum pension distributions for the represented pension plan surpassed the settlement threshold equal to the sum of the service cost and interest cost components of net periodic pension cost. This resulted in settlement gain recognition of $362 for all cash settlements under the plan.

We also maintain a nonqualified supplemental retirement plan for certain employees. The unfunded accumulated benefit obligations were $279 at December 31, 1999 and $292 at December 31, 2000. An intangible asset of $27 at December 31, 1999 and $9 at December 31, 2000 was recognized pursuant to paragraph 37 of SFAS 87, as was accumulated other comprehensive income, net of deferred taxes, of $45 at December 31, 1999 and $56 at December 31, 2000. The expense associated with this plan was $39 in 1998, $38 in 1999 and $46 in 2000.

DEFINED CONTRIBUTION PLANS

We maintain several contributory savings plans which cover substantially all employees. The BellSouth Retirement Savings Plan and the BellSouth Savings and Security Plan (collectively, the Savings Plans) are tax-qualified defined contribution plans. Assets of the plans are held by two trusts (the Trusts) which, in turn, are part of the BellSouth Master Savings Trust.

In 1990, we incorporated a leveraged Employee Stock Ownership Plan (ESOP) into the Savings Plans. The Trusts borrowed $850 by issuing amortizing notes which are guaranteed by BellSouth. The Trusts used the loan proceeds to purchase shares of BellSouth common stock in the open market. These shares are held in suspense accounts in the Trusts; a scheduled number of shares is released for allocation to participants as each semiannual loan payment is made. The Trusts service the debt with contributions from us and with dividends paid on the shares held by the Trusts. None of the shares held by the Trusts is subject to repurchase.

A portion of employees' eligible contributions to the Savings Plans is matched by us at rates determined annually by the Board of Directors. Our matching obligation is fulfilled with shares released from the suspense accounts semi-annually for allocation to participants. The number of shares allocated to each participant's account is based on the market price of the shares at the time of allocation. If shares released for allocation do not fulfill our matching obligation, we make further contributions to the Trusts to fund the purchase of additional shares in the open market to fulfill the remaining obligation.

We recognize expense using the shares allocated accounting method, which combines the cost of the shares allocated for the period plus interest incurred, reduced by the dividends used to service the ESOP debt. Dividends on all ESOP shares are recorded as a reduction to retained earnings, and all ESOP shares are included in the computation of earnings per share.

	1998	1999	2000
Compensation cost	$46	$31	$33
Interest expense	$28	$24	$19
Actual interest on ESOP Notes	$44	$37	$30
Cash contributions, excluding dividends paid to the trusts	$80	$73	$75
Dividends paid to the trusts, used for debt service	$42	$43	$41
Shares allocated to participants (millions)	38.3	43.3	48.3
Shares unallocated (millions)	25.2	20.2	15.2

NOTE H—STOCK COMPENSATION PLANS

At December 31, 2000, we have stock options outstanding under several stock-based compensation plans. The BellSouth Corporation Stock Plan (the Stock Plan) provides for grants to key employees of stock options and various other stock-based awards. One share of BellSouth common stock is the underlying security for any award. The aggregate number of shares of BellSouth common stock which may be granted under the Stock Plan in any calendar year cannot exceed one and a quarter percent of the shares outstanding at the time of grant. Prior to adoption of the Stock Plan, stock options were granted under the BellSouth Corporation Stock Option Plan. Stock options granted under both plans entitle an optionee to purchase shares of BellSouth common stock within prescribed periods at a price either equal to, or in excess of, the fair market value on the date of grant. Options granted under these plans generally become exercisable at the end of three to five years and have a term of 10 years.

We apply APB Opinion 25 and related Interpretations in accounting for our stock plans. Accordingly, no compensation cost has been recognized for grants of stock options. Had compensation cost for our stock-based compensation plans been determined in accordance with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," our net income and earnings per share would have been changed to the pro forma amounts indicated below:

	1998	1999	2000
Net income—as reported	$3,527	$3,448	$4,220
Net income—pro forma	$3,488	$3,379	$4,118
Basic earnings per share—as reported	$1.79	$1.82	$2.25
Basic earnings per share—pro forma	$1.77	$1.78	$2.20
Diluted earnings per share—as reported	$1.78	$1.80	$2.23
Diluted earnings per share—pro forma	$1.76	$1.76	$2.18

The pro forma amounts reflected above are not likely to be representative of the effects on reported net income in future years because, in general, the number of future shares to be issued under these plans is not known and the assumptions used to determine the fair value can vary significantly.

The following table summarizes the activity for stock options outstanding:

	1998	1999	2000
Options outstanding at January 1	45,122,812	59,202,910	71,699,081
Options granted	17,963,592	15,385,731	23,598,035
Options exercised	(2,784,312)	(1,839,933)	(7,792,877)
Options forfeited	(1,099,182)	(1,049,627)	(2,690,189)

Options outstanding at December 31	59,202,910	71,699,081	84,814,050

Weighted—average option prices per common share:
Outstanding at January 1	$18.67	$22.77	$27.73
Granted at fair market value	$31.95	$45.51	$44.89
Exercised	$15.35	$15.74	$17.46
Forfeited	$23.47	$30.22	$39.58
Outstanding at December 31	$22.77	$27.73	$33.09
Weighted—average fair value of options granted at fair market value during the year	$7.22	$11.19	$13.46
Options exercisable at December 31	14,733,210	19,114,773	33,224,789
Shares available for grant at December 31	19,504,179	18,825,466	39,384,921

The fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	1998	1999	2000
Expected life (years)	5	5	5
Dividend yield	2.40%	1.67%	1.69%
Expected volatility	21.0%	23.0%	27.0%
Risk-free interest rate	5.42%	4.82%	6.27%

The following table summarizes information about stock options outstanding at December 31, 2000:

			Outstanding			Exercisable
Exercise Price Range			Options (millions)	Average Life(a)	Average Exercise Price	Options (millions)	Average Exercise Price
$ $	12.10 15.08	-	8.2	3.19	$14.39	8.2	$14.39
$ $	15.19 22.19	-	22.7	5.29	$21.21	17.4	$21.20
$ $	22.25 30.91	-	14.4	7.07	$30.67	3.4	$30.00
$ $	31.11 45.53	-	23.4	8.71	$43.95	2.9	$43.60
$ $	45.66 51.78	-	16.1	9.09	$45.82	1.3	$45.90

$ $	12.10 51.78	-	84.8	7.05	$33.09	33.2	$23.31

(a)
Average contractual life remaining in years.

NOTE I—INCOME TAXES

The consolidated balance sheets reflect the anticipated tax impact of future taxable income or deductions implicit in the consolidated balance sheets in the form of temporary differences. These temporary differences reflect the difference between the basis in assets and liabilities as measured in the consolidated financial statements and as measured by tax laws using enacted tax rates.

The provision for income taxes is summarized as follows:

	1998	1999	2000
Current
Federal	$1,652	$1,875	$1,559
State	234	208	100
Foreign	34	11	104

	$1,920	$2,094	$1,763

Deferred, net
Federal	$221	$78	$600
State	34	5	97
Foreign	94	71	(25)

	$349	$154	$672
Investment tax credits, net
Federal	$(45)	$(41)	$(39)
Foreign	—	(167)	(18)

	$(45)	$(208)	$(57)

Total provision for income taxes	$2,224	$2,040	$2,378

Temporary differences which gave rise to deferred tax assets and (liabilities) at December 31 were as follows:

	1999	2000
Loss carryforwards	$173	$366
Foreign inflation adjustment	—	197
Restructuring accrual	—	178
Marketable securities	60	119
Allowance for uncollectibles	83	98
Compensation related	568	94
Regulatory accruals	68	96
Other	116	111

	1,068	1,259

Valuation allowance	(153)	(592)

Deferred tax assets	$915	$667

Depreciation	$(2,386)	$(2,656)
Equity investments	(577)	(696)
Issue basis accounting	(249)	(264)
Licenses	(343)	(259)
Other	(124)	(16)

Deferred tax liabilities	(3,679)	(3,891)

Net deferred tax liability	$(2,764)	$(3,224)

The valuation allowance, which increased by $58 in 1999 and $439 in 2000, primarily relates to state and foreign net operating losses that may not be utilized during the carryforward period. The increase in 2000 relates primarily to net operating losses in Colombia. The net deferred tax liability at December 31, 1999 included a current balance of $(59) and noncurrent balance of $(2,705). The net deferred tax liability at December 31, 2000 included a current asset balance of $270 and a noncurrent liability balance of $(3,494).

A reconciliation of the federal statutory income tax rate to our effective tax rate follows:

	1998	1999	2000
Federal statutory tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	3.0	2.5	1.9
Net earnings (losses) of equity affiliates	0.6	2.0	—
Change in valuation allowance	—	—	1.0
Investment tax credits	(0.5)	(3.5)	(0.7)
Other	0.6	1.2	(1.2)

Effective tax rate	38.7%	37.2%	36.0%

NOTE I—INCOME TAXES (Continued)

The reduction in our effective tax rate during 1999 was primarily driven by the recognition of investment tax credits by one of our foreign subsidiaries. The credits were claimed by the subsidiary in previous years but were denied by taxing authorities. A reserve was established while the matter was under appeal. During 1999, we received a favorable ruling on our appeal leading to the recognition of the benefit.

The reduction in the 2000 effective tax rate was driven by the impact of additional income related to the restructuring of our ownership in our German wireless operations, the recognition of tax incentives, tax benefits generated by the sale of our international wireless data properties and more favorable results from companies we report on the equity-method, which generally are recorded net of tax benefits or expense.

At December 31, 2000, the deferred tax liability related to approximately $750 of cumulative unrepatriated earnings on combined foreign subsidiaries and equity investments in unconsolidated businesses was excluded under SFAS 109 because such earnings are intended to be reinvested indefinitely. The determination of the deferred tax liability is not practicable at this time.

NOTE J—SUPPLEMENTAL CASH FLOW INFORMATION

	1998	1999	2000
Cash paid for:
Income taxes	$2,021	$1,906	$2,031

Interest	$838	$1,013	$1,242

In 1998, we contributed our ownership interests in the Los Angeles, Houston and Galveston wireless operations to the AB Cellular Partnership. As a result of the transaction, net assets were increased by approximately $300 with a corresponding increase to liabilities.

During 1999, we entered an agreement with Crown Castle International Corporation to sublease portions of our cellular towers. See note N for further discussion of this matter. As consideration for the transaction, we received Crown stock valued at approximately $153 in 1999 and $27 in 2000.

NOTE K—SEGMENT INFORMATION

We have four reportable operating segments: (1) Wireline communications; (2) Domestic wireless; (3) International operations; and (4) Advertising and publishing. We have included the operations of all other businesses falling below the reporting threshold in the "All other businesses" segment. The "Reconciling items" shown below include Corporate Headquarters and capital funding activities, intercompany eliminations and other nonoperating items. During fourth quarter 2000, we contributed our domestic wireless operations to Cingular, and we account for our investment in Cingular under the equity method. For management purposes, however, we evaluate Cingular's results based on our proportionate share. Accordingly, the operating revenues and expenses reported for our domestic wireless segment reflect 40% of Cingular's total revenues and expenses.

The following table provides information for each operating segment:

	1998	1999	2000
Wireline communications
External revenues	$16,147	$17,206	$18,063
Intersegment revenues	221	318	288
Depreciation and amortization	3,363	3,393	3,644
Operating income	4,871	5,828	6,208
Interest expense	551	560	698
Income taxes	1,573	1,971	2,047
Segment net income	$2,751	$3,315	$3,503
Segment assets	$23,916	$25,536	$29,892
Capital expenditures	$3,512	$4,638	$5,285

Domestic wireless
External revenues	$2,961	$3,473	$4,205
Intersegment revenues	7	13	14
Depreciation and amortization	513	656	613
Operating income	374	328	611
Interest expense	84	91	174
Net earnings (losses) of equity affiliates	165	144	145
Income taxes	184	143	204
Segment net income	$283	$234	$357
Segment assets	$6,540	$6,097	$8,133
Equity method investments	$1,610	$1,750	$2,242
Capital expenditures	$692	$550	$320

International operations
External revenues	$1,995	$2,289	$2,771
Intersegment revenues	—	2	39
Depreciation and amortization	357	442	597
Operating income	234	118	45
Interest expense	85	77	169
Interest income	27	57	73
Net earnings (losses) of equity affiliates	(69)	(2)	(68)
Income taxes	119	31	2
Segment net loss	$(62)	$(4)	$(170)
Segment assets	$4,449	$4,869	$7,724
Equity method investments	$521	$159	$213
Capital expenditures	$710	$603	$820

Advertising and publishing
External revenues	$1,891	$2,010	$2,178
Intersegment revenues	—	18	22
Depreciation and amortization	25	31	36
Operating income	849	901	1,037
Interest expense	7	8	14
Net earnings (losses) of equity affiliates	(4)	(5)	—
Income taxes	317	339	390
Segment net income	$530	$556	$637
Segment assets	$1,288	$1,662	$1,886
Equity method investments	$—	$25	$24
Capital expenditures	$36	$35	$55

All other businesses
External revenues	$113	$280	$425
Intersegment revenues	227	371	413
Depreciation and amortization	94	142	177
Operating loss	(360)	(320)	(246)
Interest expense	26	19	3
Net earnings (losses) of equity affiliates	—	(1)	(3)
Income tax benefit	(112)	(143)	(106)
Segment net loss	$(210)	$(215)	$(189)
Segment assets	$1,273	$1,380	$1,554
Equity method investments	$61	$4	$22
Capital expenditures	$253	$318	$238

Reconciling items
External revenues	$16	$(34)	$(1,491)
Intersegment revenues	(455)	(722)	(776)
Depreciation and amortization	5	7	(132)
Provision for restructuring and asset impairments	—	320	606
Operating loss	(64)	(418)	(771)
Interest expense	84	275	270
Interest income	247	66	140
Net earnings (losses) of equity affiliates	—	(305)	616
Gain (loss) on sale of operations	335	55	(14)
Income taxes (benefit)	143	(301)	(159)
Segment net income (loss)	$235	$(438)	$82
Segment assets	$1,944	$3,909	$1,736
Equity method investments	$(44)	$—	$—
Capital expenditures	$9	$29	$277

RECONCILIATION TO CONSOLIDATED FINANCIAL INFORMATION

Operating revenues
Wireline communications	$16,368	$17,524	$18,351
Domestic wireless	2,968	3,486	4,219
International operations	1,995	2,291	2,810
Advertising and publishing	1,891	2,028	2,200
All other businesses	340	651	838

Total Segments	23,562	25,980	28,418
Reconciling items	(439)	(756)	(2,267)

Total consolidated	$23,123	$25,224	$26,151

	1998	1999	2000
Net income
Wireline communications	$2,751	$3,315	$3,503
Domestic wireless	283	234	357
International operations	(62)	(4)	(170)
Advertising and publishing	530	556	637
All other businesses	(210)	(215)	(189)

Total Segments	3,292	3,886	4,138
Reconciling items	235	(438)	82

Total consolidated	$3,527	$3,448	$4,220

Segment assets
Wireline communications	$23,916	$25,536	$29,892
Domestic wireless	6,540	6,097	8,133
International operations	4,449	4,869	7,724
Advertising and publishing	1,288	1,662	1,886
All other businesses	1,273	1,380	1,554

Total Segments	37,466	39,544	49,189
Reconciling items	1,944	3,909	1,736

Total consolidated	$39,410	$43,453	$50,925

Reconciling items include undistributed corporate expenses, corporate assets, intersegment eliminations and special items. Beginning in 2000, reconciling items also includes amounts to reconcile the proportional results of our domestic wireless segment to GAAP results. For 1998, corporate assets are comprised primarily of cash and cash equivalents. For 1999 and 2000, corporate assets are comprised primarily of our investment in Qwest.

Special items are transactions or events that are included in reported consolidated results but are excluded from segment results due to their nonrecurring or nonoperational nature. These items include severance accruals, provisions for restructuring and asset impairments, foreign currency losses associated with devaluations, gains (losses) on sales of operations, gains on swaps of wireless properties and charges for intellectual property use.

Net revenues to external customers are based on the location of the customer. Geographic information as of December 31, 1998, 1999 and 2000 is as follows:

	United States	International	Total
Year ended December 31, 1998:
Revenues	$21,128	$1,995	$23,123
Long-lived assets	27,082	3,622	30,704
Year ended December 31, 1999:
Revenues	$22,866	$2,358	$25,224
Long-lived assets	32,153	3,913	36,066
Year ended December 31, 2000:
Revenues	$23,245	$2,906	$26,151
Long-lived assets	37,571	5,948	43,519

NOTE L—FINANCIAL INSTRUMENTS

The recorded amounts of cash and cash equivalents, temporary cash investments, bank loans and commercial paper approximate fair value due to the short-term nature of these instruments. The fair value for BST's long-term debt is estimated based on the closing market prices for each issue at December 31, 1999 and 2000. Fair value estimates for the guarantee of ESOP debt, Capital Funding long-term debt, foreign exchange contracts, foreign currency swaps and interest rate swaps are based on quotes from dealers. Since judgment is required to develop the estimates, the estimated amounts presented herein may not be indicative of the amounts that we could realize in a current market exchange.

Following is a summary of financial instruments where the fair values differ from the recorded amounts as of December 31, 1999 and 2000:

	1999
	Recorded Amount	Estimated Fair Value
Balance sheet financial instruments:
Long-term debt:
Issued by BST	$6,517	$6,112
Issued by Capital Funding	1,817	1,652
Guarantee of ESOP debt	391	417
Off-balance sheet financial instruments:
Interest rate swaps	—	(8)
	2000
	Recorded Amount	Estimated Fair Value
Balance sheet financial instruments:
Long-term debt:
Issued by BST	$7,728	$7,613
Issued by Capital Funding	3,817	3,823
Guarantee of ESOP debt	307	323
Off-balance sheet financial instruments:
Interest rate swaps	—	(6)

DERIVATIVE FINANCIAL INSTRUMENTS

We are, from time to time, party to currency swap agreements, interest rate swap agreements and foreign exchange forward contracts in our normal course of business for purposes other than trading. These financial instruments are used to mitigate foreign currency and interest rate risks, although to some extent they expose us to market risks and credit risks. We control the credit risks associated with these instruments through the evaluation and continual monitoring of the creditworthiness of the counterparties. In the event that a counterparty fails to meet the terms of a contract or agreement, our exposure is limited to the current value at that time of the currency rate or interest rate differential, not the full notional or contract amount. We believe that such contracts and agreements have been executed with creditworthy financial institutions. As such, we consider the risk of nonperformance to be remote.

INTEREST RATE SWAPS

We enter into interest rate swap agreements to exchange fixed and variable rate interest payment obligations without the exchange of the underlying principal amounts. We were a party to various interest rate swaps with an aggregate notional amount of $920 at December 31, 1999 and $1,620 at December 31, 2000. The following table summarizes the average rates of these agreements:

	At December 31,
	1999	2000
Pay fixed / receive variable:
Rate paid	6.10%	6.03%
Rate received	5.41%	6.67%
Pay variable / receive fixed:
Rate paid	5.35%	6.42%
Rate received	6.00%	6.00%

The swaps mature at dates ranging from 2001 to 2005.

OTHER

We have also issued letters of credit and financial guarantees which approximate $2,462 at December 31, 2000. Of this total, $1,827 represents the U.S. Dollar equivalent of the outstanding debt of E-Plus guaranteed by us. We have agreed to guarantee E-Plus borrowings up to 1,996 million Euros at December 31, 2000. Since there is no market for the instruments, it is not practicable to estimate their fair value.

NOTE M—COMMITMENTS AND CONTINGENCIES

LEASES

We have entered into operating leases for facilities and equipment used in operations. Rental expense under operating leases was $242 for 1998, $297 for 1999 and $314 for 2000. Capital leases currently in effect are not significant.

The following table summarizes the approximate future minimum rentals under noncancelable operating leases in effect at December 31, 2000:

Minimum Rentals
2001	$146
2002	136
2003	113
2004	98
2005	88
Thereafter	323

Total	$904

OUTSIDE PLANT

We currently self-insure all of our outside plant against casualty losses. Such outside plant, located in the nine southeastern states served by BST, is susceptible to damage from severe weather conditions and other perils. The net book value of outside plant was $7,099 at December 31, 1999 and $7,395 at December 31, 2000.

OUTSOURCING CONTRACTS

Beginning in 1997, we contracted with various entities to outsource the performance of certain engineering functions, as well as our information technology operations and application development. These contracts expire at various dates through 2007, are generally renewable, and are cancelable upon the payment of additional fees or for nonperformance. Future minimum payments for these contracts range from $300 to $570 annually over the contract periods.

RECIPROCAL COMPENSATION

Following the enactment of the Telecommunications Act of 1996, our telephone company subsidiary, BST, and various competitive local exchange carriers entered into interconnection agreements providing for, among other things, the payment of reciprocal compensation for local calls initiated by the customers of one carrier that are completed on the network of the other carrier. Numerous competitive local carriers have claimed entitlement from BST for compensation associated with dial-up calls originating on BST's network and connecting with Internet service providers served by the competitive local carriers' networks. BST has maintained that dial-up calls to Internet service providers are not local calls for which terminating compensation is due under the interconnection agreements; however, the courts and state regulatory commissions in BST's operating territory that have considered the matter have, in most cases, ruled that BST is responsible for paying reciprocal compensation on these calls. At December 31, 2000, the exposure related to unrecorded amounts withheld from competitive local carriers was approximately $320, including accrued interest. We have commenced discussions with several competitive local carriers concerning settlement of some claims, and agreements have been reached in certain circumstances.

Other reciprocal compensation issues

In a related matter, a competitive local carrier was claiming terminating compensation of approximately $165 for service arrangements that we did not believe involved "traffic" under our interconnection agreements. We filed a complaint with the state regulatory commission asking that agency to declare that we did not owe reciprocal compensation for these arrangements. In March 2000, the state commission ruled in our favor finding that compensation was not owed to the competitive local carrier. This matter is currently on appeal.

COMPLIANCE MATTERS

Foreign Corrupt Practices Act

In July 2000, the SEC began a formal investigation of whether we and others may have violated the Foreign Corrupt Practices Act. The SEC has subpoenaed documents relating to the activities of our foreign subsidiaries, and we have produced responsive documents. Prior to the commencement of the SEC's formal investigation, we had engaged outside counsel to investigate an FCPA matter relating to the activities of one of our foreign subsidiaries in Latin America, and outside counsel concluded that those activities did not violate the Act. Thereafter and independent of these developments, our internal auditors, in the ordinary course of conducting compliance reviews, identified issues concerning accounting entries made by another of our Latin American subsidiaries. Our internal investigation of this matter is continuing. We have informed the SEC as to this matter, and the SEC has expanded its investigation to encompass it. We are cooperating with the SEC in its investigation, but we cannot predict the duration or the outcome of the SEC's investigation or whether the scope of the investigation will be expanded beyond the matters currently identified.

OTHER MATTERS

Beginning in 1996, we operated under a price regulation plan approved by the South Carolina Public Service Commission under existing state laws. In April 1999, however, the South Carolina Supreme Court invalidated this price regulation plan. In July 1999, we elected to be regulated under a new state statute, adopted subsequent to the Commission's approval of the earlier plan. The new statute allows telephone companies in South Carolina to operate under price regulation without obtaining approval from the Commission. The election became effective during August 1999. The South Carolina Consumer Advocate petitioned the Commission seeking review of the level of our earnings during the 1996-1998 period when we operated under the subsequently invalidated price regulation plan. The Commission voted to dismiss the petition in November 1999 and issued orders confirming the vote in February and June of 2000. In July 2000, the Consumer Advocate appealed the Commission's dismissal of the petition.

CWA AGREEMENTS

Our collective bargaining agreements with the Communications Workers of America (CWA) are scheduled to expire on August 4, 2001. Negotiations with the CWA over the terms of new agreements are expected to begin in early June 2001. The outcome of these negotiations cannot be determined at this time.

OTHER CLAIMS

We are subject to claims arising in the ordinary course of business involving allegations of personal injury, breach of contract, anti-competitive conduct, employment law issues, regulatory matters and other actions. BST is also subject to claims attributable to pre-divestiture events involving environmental liabilities, rates, taxes, contracts and torts. Certain contingent liabilities for pre-divestiture events are shared with AT&T Corp. While complete assurance cannot be given as to the outcome of any legal claims, we believe that any financial impact would not be material to our results of operations, financial position or cash flows.

NOTE N—OTHER EVENTS

CONTRACT TERMINATION PAYMENT

In October 1999, two of the Company's wholly-owned subsidiaries, BellSouth Products, Inc. (BSP) and BST filed a complaint against U. S. Electronics, Inc. (USE), in the United States District Court for the Northern District of Georgia. The complaint alleged that USE, a distributor of residential telephone equipment, breached its distributorship contract with BSP and violated the Robinson-Patman Act. USE denied the material allegations of the complaint and filed counterclaims against the Company, BSP, BST and several other BellSouth entities, alleging that the BellSouth companies were in breach of the distributorship contract. In January 2001, BellSouth settled the litigation and paid $200 million to USE for the termination of their then-existing agreement. BellSouth has entered into a new agreement with USE.

RESTRUCTURING OF WIRELESS VIDEO ENTERTAINMENT BUSINESS

In December 2000, we announced that we would restructure our video entertainment service and concentrate our entertainment business on our fiber optic-based wireline video operations. This move was made to better align our resources with our strategic priorities in broadband services.

We recorded charges of approximately $498, or $323 net of tax, related to this restructuring in the fourth quarter of 2000. These charges consisted of approximately $297 for asset writeoffs and writedowns, $168 for contract termination penalties, $20 to migrate customers to alternative service providers and $13 for severance and related benefit expenses. We commenced actions on the restructuring plan in December 2000 and expect to complete the plan by December 2001. Operating revenues generated by this business were $21 in 1998, $52 in 1999 and $75 in 2000. Operating losses generated by this business were $120 in 1998, $101 in 1999 and $110 in 2000.

WORKFORCE REDUCTION

In February 2000, we announced that we would reduce our domestic general and administrative staff by approximately 2,100 positions. These reductions are the result of the streamlining of work processes in conjunction with our shift to a more simplified management structure. As a result of these reductions, we recorded a one-time charge of $78, or $48 after tax, for severance and post-employment health benefits. We expect to complete the program during the first quarter of 2001.

SUBLEASE OF COMMUNICATIONS TOWERS

In June 1999, we signed a definitive agreement with Crown Castle International Corporation (Crown) for the sublease of all unused space on approximately 1,850 of our wireless communications towers in exchange for $610 to be paid in a combination of cash and Crown common stock. As of December 31, 2000 we have closed on 1,865 towers and received $614. We also entered into a five-year, build-to-suit agreement with Crown covering up to 500 towers. Under a similar agreement, Crown will sublease all unused space on 773 PCS towers in exchange for $317 in cash. As of December 31, 2000, we have closed on 732 towers and received $300. In connection with this agreement, we entered into an exclusive three-year, build-to-suit agreement. The agreements with Crown were transferred to Cingular upon its formation.

NOTE O—TRACKING STOCK

In December 2000, our shareholders approved amendments to our charter that will permit us to issue our common stock in series, and our Board of Directors intends to initially designate two series: Latin America group stock, intended to reflect the separate performance of our Latin American businesses, and BLS group stock, intended to reflect the separate performance of all of our other businesses.

We plan a public offering of shares of Latin America group stock to finance our expansion in Latin America. At the time of a public offering, a number of shares of Latin America group stock will be reserved for the BLS group or for issuance to the holders of BLS group stock. We expect that we would distribute, as a dividend to the holders of BLS group stock, the reserved shares of Latin America group stock within six to 12 months following the public offering.

Our plans to create, issue and distribute Latin America group stock are subject to a number of conditions, including market conditions and other factors. The implementation and timing of these transactions are uncertain.

NOTE P—SUBSIDIARY FINANCIAL INFORMATION

We have fully and unconditionally guaranteed all of the outstanding debt securities of BST that are subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934. BST is a 100% owned subsidiary of BellSouth. During 2000, the SEC issued new rules for reporting parent company guarantees of subsidiary securities. In accordance with these rules, BST will no longer be subject to the reporting requirements of the Securities Exchange Act of 1934, and we are providing the following condensed consolidating financial information.

BST is listed separately because it has debt securities, registered with the SEC, that we have guaranteed. All other operating subsidiaries that do not have registered securities guaranteed by us are presented in the Other column. The Parent column is comprised of headquarters entities which provide, among other services, executive management, administrative support and financial management to operating subsidiaries. The Adjustments column includes the necessary amounts to eliminate the intercompany balances and transactions between BST, Other and Parent to reconcile to our consolidated financial information.

Condensed Consolidating Statements of Income

	For the Year Ended December 31, 1998
	BST	Other	Parent	Adjustments	Total
Total operating revenues	$16,372	$7,499	$626	$(1,374)	$23,123
Total operating expenses	11,773	6,387	451	(1,392)	17,219

Operating income	4,599	1,112	175	18	5,904
Interest expense	551	173	209	(96)	837
Other income, net	3	540	279	(138)	684

Income before income taxes	4,051	1,479	245	(24)	5,751
Provision for income taxes	1,479	660	89	(4)	2,224

Net income	$2,572	$819	$156	$(20)	$3,527

For the Year Ended December 31, 1999
BST	Other	Parent	Adjustments	Total
Total operating revenues	$17,478	$8,774	$1,508	$(2,536)	$25,224
Total operating expenses	12,533	8,174	626	(2,546)	18,787

Operating income	4,945	600	882	10	6,437
Interest expense	559	180	531	(240)	1,030
Other income, net	20	(79)	429	(289)	81

Income before income taxes	4,406	341	780	(39)	5,488
Provision for income taxes	1,636	134	276	(6)	2,040

Net income	$2,770	$207	$504	$(33)	$3,448

	For the Year Ended December 31, 2000
	BST	Other	Parent	Adjustments	Total
Total operating revenues	$18,069	$9,242	$2,145	$(3,305)	$26,151
Total operating expenses	12,805	8,667	1,130	(3,335)	19,267

Operating income	5,264	575	1,015	30	6,884
Interest expense	695	281	936	(584)	1,328
Other income, net	25	755	879	(617)	1,042

Income before income taxes	4,594	1,049	958	(3)	6,598
Provision for income taxes	1,689	385	299	5	2,378

Net income	$2,905	$664	$659	$(8)	$4,220

NOTE P—SUBSIDIARY FINANCIAL INFORMATION (Continued)

Condensed Consolidating Balance Sheets

	December 31, 1999					December 31, 2000
	BST	Other	Parent	Adjustments	Total	BST	Other	Parent	Adjustments	Total
ASSETS
Current assets:
Cash and cash equivalents	$39	$418	$830	$—	$1,287	$62	$999	$—	$—	$1,061
Accounts receivable, net	3,094	2,325	5,156	(5,398)	5,177	3,195	2,162	5,522	(5,722)	5,157
Other current assets	300	649	125	(151)	923	271	837	184	(104)	1,188

Total current assets	3,433	3,392	6,111	(5,549)	7,387	3,528	3,998	5,706	(5,826)	7,406

Investments and advances	320	2,103	5,447	(1,773)	6,097	322	7,505	10,592	(7,409)	11,010
Property, plant and equipment, net	19,904	4,611	116	—	24,631	21,277	2,518	362	—	24,157
Deferred charges and other assets	1,278	112	285	(111)	1,564	3,868	219	186	(93)	4,180
Intangible assets, net	360	3,320	94	—	3,774	692	3,291	189	—	4,172

Total assets	$25,295	$13,538	$12,053	$(7,433)	$43,453	$29,687	$17,531	$17,035	$(13,328)	$50,925

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Debt maturing within one year	$3,331	$715	$8,117	$(4,510)	$7,653	$1,830	$1,724	$8,791	$(4,776)	$7,569
Other current liabilities	3,480	2,341	799	(878)	5,742	3,514	4,054	1,105	(2,972)	5,701

Total current liabilities	6,811	3,056	8,916	(5,388)	13,395	5,344	5,778	9,896	(7,748)	13,270

Long-term debt	6,135	1,510	2,712	(1,244)	9,113	7,641	1,594	8,139	(4,911)	12,463

Noncurrent liabilities:
Deferred income taxes	1,754	1,058	19	—	2,831	2,306	1,271	3	—	3,580
Other noncurrent liabilities	1,790	1,324	327	(142)	3,299	3,209	1,316	321	(146)	4,700

Total noncurrent liabilities	3,544	2,382	346	(142)	6,130	5,515	2,587	324	(146)	8,280

Shareholders' equity:	8,805	6,590	79	(659)	14,815	11,187	7,572	(1,324)	(523)	16,912

Total liabilities and shareholders' equity	$25,295	$13,538	$12,053	$(7,433)	$43,453	$29,687	$17,531	$17,035	$(13,328)	$50,925

NOTE P—SUBSIDIARY FINANCIAL INFORMATION (Continued)

Condensed Consolidating Cash Flow Statements

	For the Year Ended December 31, 1998
	BST	Other	Parent	Adjustments	Total
Cash flows from operating activities	$6,127	$1,283	$(412)	$743	$7,741
Cash flows from investing activities	(3,483)	(956)	2,801	(3,849)	(5,487)
Cash flows from financing activities	(2,358)	(305)	(2,124)	3,106	(1,681)

Net increase (decrease) in cash	$286	$22	$265	$—	$573

	For the Year Ended December 31, 1999
	BST	Other	Parent	Adjustments	Total
Cash flows from operating activities	$5,573	$1,945	$(275)	$956	$8,199
Cash flows from investing activities	(4,572)	(1,871)	416	(3,861)	(9,888)
Cash flows from financing activities	(1,293)	(27)	(1,752)	2,905	(167)

Net (decrease) increase in cash	$(292)	$47	$(1,611)	$—	$(1,856)

	For the Year Ended December 31, 2000
	BST	Other	Parent	Adjustments	Total
Cash flows from operating activities	$8,024	$2,014	$(317)	$(1,131)	$8,590
Cash flows from investing activities	(5,238)	(2,379)	(412)	(1,274)	(9,303)
Cash flows from financing activities	(2,764)	950	(104)	2,405	487

Net (decrease) increase in cash	$22	$585	$(833)	$—	$(226)

NOTE Q—QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

In the following summary of quarterly financial information, all adjustments necessary for a fair presentation of each period were included.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
1999
Operating Revenues	$5,973	$6,148	$6,422	$6,681
Operating Income	$1,607	$1,314	$1,674	$1,842
Net Income	$615	$786	$994	$1,053
Earnings per share(a):
Basic	$.32	$.42	$.53	$.56
Diluted	$.32	$.41	$.52	$.55
2000
Operating Revenues	$6,440	$6,701	$6,850	$6,160
Operating Income	$1,623	$1,947	$1,937	$1,377
Net Income	$1,001	$1,064	$1,036	$1,119
Earnings per share(a):
Basic	$.53	$.57	$.55	$.60
Diluted	$.53	$.56	$.55	$.59

(a)
Due to rounding, the sum of quarterly EPS amounts may not agree to year-to-date EPS amounts.

The quarters shown were affected by the following:

  •
  Certain 1999 periods include foreign currency gains and losses associated with the devaluation of the Brazilian Real. Our share of these (losses) gains totaled $(280), or $(0.14) per share, for first quarter, $(75), or $(0.04) per share, for third quarter and $47, or $0.02 per share, for fourth quarter.

  •
  Second quarter 1999 includes an asset impairment loss which decreased operating income by $320 and net income by $187, or $0.10 per share.

  •
  Third quarter 1999 includes the recognition of foreign investment tax credits and a gain on the sale of our interest in Honolulu Cellular. These transactions increased net income by $95, or $0.05 per share, and $23, or $0.01 per share.

  •
  We adopted SAB 101 during the fourth quarter of 2000 and have restated operating revenues for the first three quarters of 2000 to comply with that standard. We originally reported revenues of $6,487 in first quarter 2000, $6,752 in second quarter 2000 and $6,903 in third quarter 2000.

NOTE Q—QUARTERLY FINANCIAL INFORMATION (UNAUDITED) (Continued)

  •
  First quarter 2000 also includes

  •
  $48, or $0.03 per share, in expense for our announced plan to reduce our domestic general and administrative staff, and

  •
  $68, or $0.04 per share, of income related to the restructuring of our ownership interest in the German wireless operator, E-Plus.

  •
  Fourth quarter 2000 also includes

  •
  income of $292, or $0.15 per share, from the redemption of AT&T from the AB Cellular partnership;

  •
  expense related to the restructuring of our wireless video entertainment business which decreased operating income by $498 and net income by $323, or $0.17 per share;

  •
  pension benefit settlement gains which increased operating income by $362 and net income by $223, or $0.12 per share; and

  •
  expense related to the USE contract termination which decreased operating income by $203 and net income by $125, or $0.07 per share.

NOTE R—SUBSEQUENT EVENTS

CONTRIBUTION OF AB CELLULAR TO CINGULAR

As discussed in note C, in December 2000 we exercised our option to redeem AT&T's 55.6% partnership interest in AB Cellular, which resulted in our 100% ownership of Houston and 87.35% of Galveston cellular investments, and approximately $1.1 billion of cash. Upon receiving FCC approval in early January 2001, we contributed our interests in these investments including the cash to Cingular. Our 40% ownership percentage of Cingular did not change as a result of this transaction, however our book value investment in Cingular increased approximately $1.7 billion, which represented the net assets of these investments and related cash.

SALE OF QWEST SHARES

During January 2001, we sold to Qwest a portion of our investment in Qwest totaling 22.2 million shares. We received total proceeds of $1,000 and recognized a loss of $50, or $33 after tax. In conjunction with this sale, we entered into an agreement with Qwest to purchase a minimum amount of data transport services over the next 5 years. We will pay Qwest for these services with a portion of the Qwest common stock which we still hold. Our stake in Qwest after this sale is about 3.1% of the company.

EXIT FROM PAYPHONE BUSINESS

In February 2001, we announced our decision to exit the payphone business, which includes selling or taking out of service 143,000 public payphones by the end of 2002. We expect any charge incurred associated with exiting this business will not be material.

PART II

MARKET FOR REGISTRANT'S COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS

The principal market for trading in BellSouth common stock is the New York Stock Exchange, Inc. (NYSE). BellSouth common stock is also listed on the Boston, Chicago, Pacific and Philadelphia exchanges in the United States and the London, Frankfurt, Amsterdam and Swiss exchanges. The ticker symbol for BellSouth common stock is BLS. At February 1, 2001, there were 891,893 holders of record of BellSouth common stock. Market price data was obtained from the NYSE Composite Tape, which encompasses trading on the principal United States stock exchanges as well as off-board trading. High and low prices represent the highest and lowest sales prices for the periods indicated.

	Market Prices
			Per Share Dividends Declared
	High	Low
1998
First Quarter	34.22	27.06	$.18
Second Quarter	34.75	30.50	.18
Third Quarter	39.06	32.16	.18
Fourth Quarter	50.00	36.63	.19
1999
First Quarter	49.94	39.75	.19
Second Quarter	48.75	40.38	.19
Third Quarter	51.31	43.25	.19
Fourth Quarter	48.56	40.88	.19
2000
First Quarter	48.13	34.94	.19
Second Quarter	53.50	41.63	.19
Third Quarter	44.25	35.50	.19
Fourth Quarter	50.63	38.75	.19

STOCK TRANSFER AGENT AND REGISTRAR

Mellon Investor Services, LLC is our stock transfer agent and registrar.

PROXY / VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors for the BellSouth Annual Meeting of Shareholders to be held on April 23, 2001.

The undersigned hereby appoints Reuben V. Anderson, James H. Blanchard, and John G. Medlin, Jr., and each of them, proxies with full power of substitution, to vote all shares of BellSouth stock of the undersigned at the Annual Meeting of Shareholders to be held at 9:00 A.M. EDT, April 23, 2001 at the Cobb Galleria Centre Ballroom, Two Galleria Parkway, Atlanta, Georgia, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. If no directions are given, the proxies will vote for the election of all listed nominees, in accord with the Directors' recommendations on the other matters listed on the reverse side of this card, and at their discretion on any other matter that may properly come before the meeting.

Your vote for the election of Directors for the terms set forth in the proxy statement may be indicated on the reverse side of this card. Nominees are:

(01) James H. Blanchard, (02) Armando M. Codina, (03) Joseph M. Magliochetti and (04) Leo F. Mullin

This card also provides voting instructions for shares held in the BellSouth Direct Investment Plan and, if registrations are identical, shares held in the various employee stock purchase and benefit plans.

Your vote is important. If you choose to vote by mail, please sign and date on the reverse and return promptly in the enclosed envelope; or mail to BellSouth Corporation, Church Street Station, P. O. Box 1456, New York, New York 10277-1456.

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Detach here from proxy voting card.

Annual Meeting of BellSouth Shareholders Monday April 23, 2001 9:00 a.m. eastern time

DIRECTIONS TO THE COBB GALLERIA CENTRE, TWO GALLERIA PARKWAY, ATLANTA, GEORGIA

   Northbound on I-75: Take exit 259B (I-285 Westbound); take Cobb Pkwy./Dobbins ARB/U.S. Hwy. 41 exit. Turn left at traffic light, southbound onto Cobb Pkwy.; continue under overpass and make a left turn at second traffic light onto Galleria Drive.

   Southbound on I-75: Take exit 259 (I-285 Westbound); take the Cobb Pkwy./U.S. Hwy. 41 exit. Turn left at traffic light, southbound onto Cobb Pkwy.; continue under overpass and make a left turn at second traffic light onto Galleria Drive.

   Westbound on I-285: Take exit 20 (Cobb Pkwy./Dobbins ARB/U.S. Hwy. 41). Turn left at traffic light, southbound onto Cobb Pkwy.; continue under overpass and make a left turn at second traffic light onto Galleria Drive.

   Eastbound on I-285: Take exit 19 (Cobb Pkwy./Dobbins ARB/U.S. Hwy. 41) and turn right onto Cobb Pkwy. headed south; turn left at next traffic light onto Galleria Drive.

Directors' Proposals — Directors recommend a vote "FOR"										Shareholder Proposal — Directors recommend a vote "AGAINST"
		For	Withhold Authority	For All Except*			For	Against	Abstain			For	Against	Abstain
1.	Elect all Director Nominees (p. 6 )	/ /	/ /	/ /	2.	Ratification of Auditors (p. 14 )	/ /	/ /	/ /	3.	Shareholder Proposal re: Election Process (p. 14 )	/ /	/ /	/ /
*Exceptions:

To vote for all nominees, mark the "For" box. To withhold voting for all nominees, mark the "Withhold Authority" box. To withhold voting for a particular nominee, mark the "For All Except" box and enter name(s) of the exception(s) in the space provided. Nominees are listed on the reverse side of this form.
										I consent to access future Annual Reports and Proxy Statements electronically via the Internet.
										We have multiple shareholders in our household and want to receive only one set of annual meeting materials.
										I am interested in receiving information about:
										• Consolidating multiple accounts with similar registrations
										• Transferring stock
Signature(s)	Date

  NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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 Detach here from proxy voting card.

Vote by Telephone or Internet or Mail
24 Hours a Day, 7 Days a Week

Telephone 1-800-840-1208		Internet http://www.proxyvoting.com/bls		Mail
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions on the enclosed instructions.	OR	Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by telephone or on the Internet
you do NOT need to mail back your proxy card.

CONTROL NUMBER

                  BellSouth Annual Meeting Admission Ticket

QuickLinks

TABLE OF CONTENTS
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
DIRECTORS' PROPOSALS
Your Board of Directors Recommends a Vote "FOR" the Above Nominees
BOARD OF DIRECTORS
COMMITTEES OF THE BOARD
DIRECTOR COMPENSATION
STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
AUDIT COMMITTEE REPORT
Your Board of Directors Recommends a Vote "FOR" Proposal 2
SHAREHOLDER PROPOSAL
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EXECUTIVE NOMINATING, COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE ($000)
OPTION / SAR GRANTS IN 2000
AGGREGATED OPTION / SAR EXERCISES IN 2000 AND FISCAL YEAR-END OPTION / SAR VALUES
PENSION PLAN TABLE ($000)
FIVE-YEAR PERFORMANCE COMPARISON
5-Year Cumulative Shareholder Return
GENERAL INFORMATION
EXHIBIT A BELLSOUTH BOARD OF DIRECTORS AUDIT COMMITTEE CHARTER